Exhibit T3C

INDENTURE

Dated as of January 3, 2018

among

GLOBAL A&T ELECTRONICS LTD. as Issuer,

UTAC HOLDINGS LTD. as Holdings,

the Subsidiary Guarantors listed herein

and

WILMINGTON SAVINGS FUND SOCIETY, FSB

as Trustee and Security Agent

$665,000,000 8.50% SENIOR SECURED NOTES DUE 2023

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section(s)
310 (a)(1)	7.12
(a)(2)	7.12
(a)(5)	7.12
(b)	7.03
311 (a)	7.07
(b)	7.07
312 (a)	2.05
(b)	13.04
(c)	13.04
313 (a)	7.06
(b)(1)	7.06
(b)(2)	7.09
(c)	7.06; 13.02
(d)	7.06
314 (a)(4)	4.04
(b)	12.03
(c)	13.05
(d)	12.03
315 (a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(e)	6.14
316 (a) (last sentence)	2.08
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(b)	6.07
317 (a)(1)	6.08
(a)(2)	6.12
(b)	2.03
318 (c)	13.01

*	This Cross-Reference Table is not part of this Indenture.

i

EXHIBITS

Exhibit A	Form of Note

Exhibit B	Form of Principal Paying Agent and Transfer Agent and Registrar Appointment Letter

Exhibit C	Form of Supplemental Indenture to be delivered by Subsequent Guarantors

Exhibit D	Form of Certificate of Transfer

Exhibit E	Form of Certificate of Exchange

Exhibit X	Form of ABL Intercreditor Agreement

Exhibit Y	Form of First Lien/Second Lien Intercreditor Agreement

v

INDENTURE, dated as of January 3, 2018 among Global A&T Electronics Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (together with any successor corporation, the “Issuer”), UTAC Holdings Ltd. (Company Registration No. 201023865R), a company incorporated under the laws of Singapore and having its registered address at 22 Ang Mo Kio Industrial Park 2, Singapore 569506 (“Holdings”) and the Subsidiary Guarantors (as defined herein) listed on the signature pages hereto and Wilmington Savings Fund Society, FSB, whose registered office is located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801, as Trustee and Security Agent.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of $665,000,000 of the 8.50% senior secured notes due 2023;

WHEREAS, the Issuer, Holdings and each of the Subsidiary Guarantors has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, Holdings, the Subsidiary Guarantors, the Trustee and the Security Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

“ABL Facility” means an asset-based credit facility, working capital facility or revolving loan facility with banks, financial institutions or other institutional lenders and any Affiliates of such Persons that provide cash management services, bank products or swap agreements or other secured parties thereunder, to be entered into by the Issuer, Holdings or any Subsidiary Guarantor, including any notes, guarantees, collateral documents, instruments and other agreements executed in connection therewith, in each case as amended, supplemented, modified, extended, restructured, renewed, refinanced or restated in whole or in part from time to time through Permitted Refinancings.

“ABL Facility Creditors” means the banks, financial institutions or other institutional lenders providing an ABL Facility and any Affiliates of such persons providing cash management services, bank products or swap agreements and/or other secured parties under such ABL Facility.

“ABL Intercreditor Agreement” means an agreement to be entered into by and among the Issuer, the other grantors party thereto, the Collateral Agent, the Trustee and the creditors and/or agents under an ABL Facility substantially in the form of Exhibit X hereto to provide for, among other things, the junior nature of the Liens on the ABL Priority Collateral securing the Notes and the junior nature of the Liens on the Notes Priority Collateral securing the ABL Facility, as it may from time to time be supplemented, amended or otherwise modified solely in accordance with Section 4.16 of this Indenture.

“ABL Priority Collateral” means all or substantially all accounts, payment rights, inventory or documents of title, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any inventory, all letter of credit rights, chattel paper, instruments, investment property and general intangibles pertaining to the foregoing, lock boxes, deposit accounts and securities accounts, including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in or credited to any of the foregoing (other than cash constituting identifiable proceeds of Notes Priority Collateral), all records, supporting obligations and related letters of credit, commercial tort claims or other claims and causes of action, credit and other insurance, in each case, to the extent not identifiable proceeds of Notes Priority Collateral, all money, cash equivalents or cash (other than cash constituting identifiable proceeds of Notes Priority Collateral), all tax refunds, obligations owing to the Issuer, Holdings or any Subsidiary Guarantor in connection with any Hedging Obligations, any contracts for the provision of goods or services by the Issuer, Holdings or any Subsidiary Guarantor to any Person or by any Person to the Issuer, Holdings or any Subsidiary Guarantor, any contract rights and indemnification rights to the extent relating to any of the foregoing, all records and any books and records and accounting systems and license rights relating to accounts and inventory, and documents, computer programs, software and other property to the extent relating to the foregoing and, to the extent not otherwise included, all substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, investment property, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing and any other assets customarily constituting “ABL Priority Collateral”, in each case held by the Issuer, Holdings or any Subsidiary Guarantor. Where no ABL Security Documents have been executed in connection with an ABL Facility for which amounts are outstanding, all of the foregoing shall constitute Notes Priority Collateral.

“ABL Priority Liens” means the Liens granted, or purported to be granted, pursuant to the ABL Security Documents, subject to an ABL Intercreditor Agreement substantially in the form of Exhibit X hereto.

“ABL Security Documents” means those documents, instruments or agreements entered into pursuant to an ABL Facility from time to time that create, or purport to create, security over the Collateral in favor of the ABL Facility Creditors under such ABL Facility as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Acquired Debt” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with Holdings or any Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person (including any Indebtedness secured by a Lien encumbering any such assets), in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Debt shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings; provided that exclusively for purposes of Sections 2.08 (solely with respect to either Sponsor or any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which either of the Sponsors is a member) and 4.11 hereof, beneficial ownership of 10% or more Voting Stock of a Person shall be deemed to be control.

“After-Acquired Property” means property acquired by Holdings, the Issuer or a Subsidiary Guarantor after the Issue Date that is not automatically subject to a perfected security interest in favor of the Security Agent for the benefit of the Holders pursuant to the Security Documents, and over which property Holdings, the Issuer or such Subsidiary Guarantor (or, in the case of a new Subsidiary Guarantor, such of its property constituting After-Acquired Property) may provide a valid and perfected first priority Lien in favor of the Security Agent for the benefit of the Holders, in each case, as and to the extent required by this Indenture (including the Agreed Security Principles), any Intercreditor Agreement or the Security Documents.

“Agent” means any Registrar, Co-Registrar, Paying Agent or additional paying agent.

“Agreed Security Principles” means the “Agreed Security Principles” set out in Schedule 1.01A.

“Applicable Currency Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars, at the spot rate for the purchase of U.S. dollars, with the applicable foreign currency as quoted by Reuters at approximately 10:00 A.M. (New York time) on the date that is two Business Days prior to such determination.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition, whether in a single transaction or a series of related transactions, of any assets or properties; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be governed by Section 4.14 hereof and/or Section 5.01 hereof and not by the provisions of Section 4.10 hereof; and

(2) the issuance of Equity Interests in any Restricted Subsidiary or the sale of Equity Interests in any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves Equity Interests or assets having a Fair Market Value in any calendar year of less than $5.0 million;

(2) a transfer of assets or properties between or among Holdings and its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction), provided, however, to the extent such transfer involves Collateral or any part thereof, the transferee will (i) in the case of a disposition to a Restricted Subsidiary other than the Issuer, Holdings or a Subsidiary Guarantor, enter into a supplemental indenture to this Indenture providing for a Note Guarantee of the Notes by such Restricted Subsidiary, and (ii) to the extent such transfer involves Collateral or any part thereof, the transferee will execute a joinder agreement to the Security Documents and any applicable Intercreditor Agreement or enter into a substantially similar intercreditor agreement immediately upon consummation of such transaction in accordance with the requirements of the Security Documents to pledge such transferred Collateral for the benefit of (i) Holders of the Notes and (ii) the ABL Facility Creditors or the creditors of Junior Subordinated PIK Indebtedness (in each case of this clause (ii), if applicable) (provided in each case that such obligations shall not apply to a Restricted Subsidiary organized under the laws of a jurisdiction that prohibits by law, regulation or order the Restricted Subsidiary from providing a Note Guarantee or granting security in respect of such transferred Collateral, as the case may be);

(3) an issuance of Equity Interests by a Restricted Subsidiary or sale of Equity Interests of a Restricted Subsidiary to Holdings or to another Restricted Subsidiary;

(4) the sale of inventory or accounts receivable in the ordinary course of business;

(5) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(6) any sale, lease or other disposition in the ordinary course of business of obsolete, worn out or damaged equipment;

(7) sales of assets received by Holdings or any of its Restricted Subsidiaries upon the foreclosure of a Permitted Lien;

(8) the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

(9) the granting of Liens not prohibited by this Indenture;

(10) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07 hereof;

(11) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(12) any financing transaction with respect to property built, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Holdings or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations permitted by this Indenture; provided that any Net Proceeds from such property shall be applied in accordance with Section 4.15 hereof;

(13) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(14) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or tort or other litigation claims in the ordinary course of business; and

(15) the sale, transfer or other disposition of any assets pursuant to the Plan of Reorganization and/or Plan Confirmation Order.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such lease, determined in accordance with GAAP.

“Authority” means any administrative, governmental or regulatory commission, board, body, authority or agency, or any stock exchange or other non-governmental regulatory authority, or any court, tribunal or arbitrator, in each case whether national, central, federal, provincial, state, regional, municipal, local, domestic or foreign.

“Bankruptcy Code” means Title 11 of the United States Code 11 U.S.C. §§ 101-1332, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Law” means any bankruptcy, insolvency, reorganization or similar laws for the relief of debtors.

“Bankruptcy Proceedings” means the reorganization proceedings of the Issuer and certain of its Subsidiaries, as debtors, under the Bankruptcy Code in the Bankruptcy Court, which are being consummated pursuant to the Plan Confirmation Order.

“Board of Directors” means, with respect to any Person, the board of directors, board of managers, managing member, sole member, general partner or comparable governing body.

“Business Day” means each day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City, Singapore, London or Hong Kong.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP (excluding the footnotes thereto), and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding any debt securities convertible into such equity securities.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of research and development, licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government (or any agency or instrumentality thereof), in each case the payment of which is backed by the full faith and credit of the United States and having maturities of not more than one year from the date of acquisition;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the date of acquisition, having one of the two highest ratings obtainable from either Moody’s or S&P;

(3) certificates of deposit and euro dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, issued by any commercial bank having combined capital and surplus in excess of $500.0 million (or the Applicable Currency Equivalent);

(4) repurchase obligations for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation or acquisition thereof;

(7) readily marketable direct obligations issued by the government of the Republic of Singapore, the World Bank or the Asian Development Bank, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(8) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(9) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Holdings;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date) other than one or more of the Permitted Holders becomes the “beneficial owner” (as defined in Rule 13(d)(3) and 13(d)(5) of the Exchange Act as in effect on the Issue Date), directly or indirectly, of a majority in the aggregate of the shares of Voting Stock of Holdings measured by voting power rather than number of shares; provided that (x) so long as Holdings is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of a majority of the total voting power of the Voting Stock of Holdings unless such Person shall be or become a beneficial owner of a majority of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(4) Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Issuer or UMS Holdings;

provided that for the avoidance of doubt, in each of the above, none of the Restructuring Transactions shall constitute, or be deemed to constitute, a Change of Control.

“Clearing Agencies” means DTC, Euroclear and Clearstream.

“Clearstream” means Clearstream Banking, société anonyme.

“Collateral” means the rights, property and assets securing the Notes and the Note Guarantees and any rights, property or assets (in each case, whether now owned or hereafter acquired) over which a Lien has been granted or purported to be granted to secure the obligations of the Issuer, Holdings and the Subsidiary Guarantors under the Notes, the Note Guarantees and this Indenture; provided, however, that the term “Collateral” shall not include any property that is expressly excluded pursuant to the terms of this Indenture, the Security Document or any Intercreditor Agreement.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a)	provision for taxes based on income or profits or capital, including, without limitation, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in calculating Consolidated Net Income; plus

(b)	Consolidated Interest Expense of such Person for such period (including (x) realized net losses on Hedging Obligations or other derivative instruments designed to manage fluctuations in interest rates, foreign exchange rates, commodities pricing risks and other business risks associated with the industry incurred in the ordinary course of business and not for speculative purposes, (y) bank fees and (z) costs of surety bonds in connection with financing activities plus amounts actually excluded from Consolidated Interest Expense as set forth in clauses (1)(v) through (z) in the definition thereof) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any other non-cash charges, including any write offs or write downs and any loss resulting from the dilution of interests in associated companies reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(f)	[Reserved]; plus

(g)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(h)	any costs or expenses incurred by Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds from an issuance of Equity Interests of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are not included in clause (A) or (B) of the calculation set forth in Section 4.07(a)(4) hereof; plus

(i)	any net loss from disposed or discontinued operations;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to Interest Rate Hedging Obligations with respect to Indebtedness and excluding (v) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting, (w) penalties and interest relating to taxes, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) all cash dividend payments on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments to Holdings or a Restricted Subsidiary; plus

(4) the interest expense on Indebtedness of another Person that is Guaranteed by Holdings or one of its Restricted Subsidiaries or secured by a Lien on assets of Holdings or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon.

“Consolidated Interest Expense Coverage Ratio” means, with respect to any specified Person for any period, the ratio of (x) the Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to (y) the Consolidated Interest Expense of such Person for such period. In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under a revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Interest Expense Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Interest Expense Coverage Ratio is made (the “Consolidated Interest Expense Coverage Ratio Calculation Date”) or if the transaction giving rise to the need to calculate the Consolidated Interest Expense Coverage Ratio is an incurrence of Indebtedness, then the Consolidated Interest Expense Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that other than for the purposes of the calculation of the Consolidated Interest Expense Coverage Ratio under Section 4.09(b)(18), the pro forma calculation of the Consolidated Interest Expense Ratio shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to the provisions of Section 4.09(b) or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to the provisions of Section 4.09(b).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Holdings or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Interest Expense Coverage Ratio Calculation Date or if the transaction giving rise to the need to calculate the Consolidated Interest Expense Coverage Ratio is in connection with such an Investment, acquisition, disposition, merger, consolidation or disposed operation, the Consolidated Interest Expense Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Interest Expense Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

In addition, for purposes of making the computation referred to above, interest income, if any, for the relevant period will be included in the calculation of Consolidated EBITDA to the extent not previously included.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and, solely with respect to acquisitions pursuant to Section 4.09(18) hereof, but not any other such transactions, may include cost savings and operating expense reductions resulting from such acquisition which is being given pro forma effect that has been or is expected to be realized; provided that (x) such cost savings and operating expense reductions are expected to be taken no later than 12 months after the date of determination and (y) the aggregate amount of cost savings added hereby shall not exceed $10.0 million for any four consecutive quarter period) and Holdings shall deliver an Officer’s Certificate to the Trustee certifying that such pro forma calculations have in fact been made in good faith by a responsible financial or accounting officer based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Interest Expense Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of Consolidated Total Debt as of such date of determination to (b) Consolidated EBITDA for the four fiscal quarter period ended on or immediately prior to such date of determination. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under a revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an incurrence of Indebtedness, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that, other than for the purposes of the calculation of the Consolidated Leverage Ratio under Section 4.09(b)(18), the pro forma calculation of the Consolidated Leverage Ratio shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to the provisions of Section 4.09(b) or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to the provisions of Section 4.09(b).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Holdings or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date, or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is in connection with such Investment, acquisition, disposition, merger, consolidation or disposed operation, the Consolidated Leverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

In addition, for purposes of making the computation referred to above, interest income, if any, for the relevant period will be included in the calculation of Consolidated EBITDA to the extent not previously included.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and, solely with respect to acquisitions pursuant to Section 4.09(18) hereof, but not any other such transactions, may include cost savings and operating expense reductions resulting from such acquisition which is being given pro forma effect that has been or is expected to be realized; provided that (x) such cost savings and operating expense reductions are expected to be taken no later than 12 months after the date of determination and (y) the aggregate amount of cost savings added hereby shall not exceed $10.0 million for any four consecutive quarter period) and Holdings shall deliver an Officer’s Certificate to the Trustee certifying that such pro forma calculations have in fact been made in good faith by a responsible financial or accounting officer based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) (a) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of cash actually distributed or paid in cash (or the amount otherwise actually converted into cash) by such Person during such period to Holdings or a Restricted Subsidiary as a dividend, other distribution or payment (subject, in the case of a dividend, other distribution or payment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (A) of Section 4.07(a)(4) hereof, the Net Income of any Restricted Subsidiary (other than any Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distribution has been legally waived, and except to the extent that such Net Income is actually paid to such Person or one of its Restricted Subsidiaries through dividends, loans or otherwise (subject, in the case of a dividend to another Restricted Subsidiary, to the limitations contained in this clause); provided that if Net Income of such Restricted Subsidiary is negative and the restriction on dividends or similar distribution is contained in any agreement or instrument, or is contained in any amendment to any agreement or instrument, which agreement or amendment was entered into after the beginning of the four fiscal quarters preceding the date of calculation, then the net loss shall be included;

(3) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(4) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(5) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(6) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(7) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8) any after-tax effect on income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(9) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Singapore Financial Reporting Standard No. 39; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than with respect to clauses (a)(4)(C) and (a)(4)(D) of Section 4.07 hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (a)(4)(C) and (a)(4)(D) of Section 4.07 hereof.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Currency Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements or any other agreements or arrangements designed to protect such Person against risks relating to fluctuations in currency exchange rates.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the relevant Clearing Agency or its nominee specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or Holdings, or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(4)(B) of Section 4.07 hereof.

“Disclosure Statement” means the Disclosure Statement for the Plan of Reorganization, dated as of November 20, 2017 (as may be further amended, supplemented or modified from time to time in accordance with its terms), including all exhibits and schedules thereto and references therein that relate to the Plan of Reorganization that are prepared and distributed in accordance with applicable law.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the latest date on which any outstanding Notes issued pursuant to this Indenture (other than any Notes held by Holdings and its Restricted Subsidiaries) mature or are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings or the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“DTC” means the Depository Trust Company.

“DTC Custodian” means the custodian of DTC until a successor DTC Custodian, if any, shall have become such pursuant to this Indenture, and thereafter “DTC Custodian” shall include each person who is then DTC Custodian hereunder.

“Equity Interests” means Capital Stock, and all warrants, options or other rights to acquire Capital Stock exercisable within one year (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear S.A/N.V., as operator of the Euroclear system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means net cash proceeds, the Fair Market Value of marketable securities or Qualified Proceeds received by Holdings from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (a)(4)(B) of Section 4.07 hereof.

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined by the Board of Directors of the Issuer in good faith.

“Finance Documents” means the Notes, this Indenture (including the Note Guarantees set forth therein), the Security Documents, any applicable Intercreditor Agreement and any other agreement or instrument entered into with respect to the offering of the Notes.

“Finco” means Global A&T Finco Ltd., a company incorporated under the laws of the State of Delaware.

“First Lien/Second Lien Intercreditor Agreement” means an agreement to be entered into by and among the Issuer, the other grantors party thereto, the Collateral Agent, the Trustee and the designated representative for any series of Junior Subordinated PIK Indebtedness to be secured by any of the Collateral, substantially in the form of Exhibit Y hereto to provide for, among other things, the junior nature of the Liens on the Collateral securing such Junior Subordinated PIK Indebtedness as it may, from time to time, be supplemented, amended or otherwise modified solely in accordance with Section 4.16 of this Indenture.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns to its rating agency business.

“GAAP” means Singapore Financial Reporting Standards as in effect on the Issue Date. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP as in effect on the Issue Date and for purposes of Section 4.03 hereof, GAAP shall be as in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to any Interest Rate Hedging Obligations or Currency Hedging Obligations.

“Holdings” has the meaning assigned to it in the preamble to this Indenture.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) net obligations or any Person under any Hedging Obligations the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time;

(4) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(5) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(6) Capitalized Lease Obligations and all Attributable Debt of such Person;

(7) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not the Issuer, Holdings or a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(8) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(9) all Guarantees of such Person in respect of any of the foregoing.

The amount of Indebtedness of any Person at any date will be determined in accordance with GAAP.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by writing and is for a determinable amount.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intercreditor Agreements” means the ABL Intercreditor Agreement (if any) and the First Lien/Second Lien Intercreditor Agreement (if any).

“Interest Payment Date” means, with respect to any Note, the date specified in the terms of such Note as the date on which payment of an installment of interest is due and payable.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interest Rate Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) Interest Rate Agreements; and

(2) other agreements or arrangements designed to protect such Person against risks relating to fluctuations in interest rates.

“Investment Grade Rating” means a rating of BBB- or higher by S&P (or its equivalent under any successor rating categories of S&P) and BBB- or higher by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments having an Investment Grade Rating.

“Investments” means, with respect to any Person, investments by such Person in another Person (including Affiliates) in the form of loans, notes or similar instruments or other extensions of credit (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers, and commission, travel, relocation, entertainment and similar advances (including advances against future vacation days) to officers, directors, employees, consultants and agents, in each case, made in the ordinary course of business), purchases or other acquisitions for value of Indebtedness, Equity Interests or other securities issued by such other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such former Subsidiary not sold or disposed of in an amount determined as provided in clause (c) of Section 4.07 hereof. The acquisition by Holdings or any Restricted Subsidiary of a Person that holds an Investment in a third Person that is not a Subsidiary of such acquired Person will be deemed to be an Investment by Holdings or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in clause (c) of Section 4.07 hereof, if and to the extent that the Investment in such third Person was made in contemplation of such acquisition by Holdings or a Restricted Subsidiary. Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means January 3, 2018.

“Issuer” has the meaning assigned to it in the preamble to this Indenture.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Junior Subordinated PIK Indebtedness” means Indebtedness of Holdings, the Issuer or any Subsidiary Guarantor:

(1) that is contractually subordinated to the Notes pursuant to a document reasonably acceptable to the Two-Thirds Majority Holders;

(2) that is unsecured or secured by Liens junior in priority to the Liens securing the Notes pursuant to a document reasonably acceptable to the Two-Thirds Majority Holders;

(3) that is not guaranteed by any Restricted Subsidiary other than the Issuer or a Guarantor;

(4) that is not amortizing and has a final maturity date equal to or later than six (6) months following the final maturity of the Notes; and

(5) on which any interest accrued shall be payable solely in-kind.

“Law” means any and all national, central, federal, provincial, state, regional, municipal, local, domestic or foreign laws (including, without limitation, any common law or case law), statutes, ordinances, legal codes, regulations or rules (including, without limitation, any and all regulations, rules, orders, judgments, decrees, rulings, opinions, guidelines, measures, notices or circulars (in each case, whether formally published or not and to the extent mandatory or, if not complied with, the basis for legal, administrative, regulatory or judicial consequences)) of any Authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Stockholders” means the members of management of Holdings (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of Holdings on the Issue Date.

“Material Subsidiary” means, at any date of determination, any Restricted Subsidiary (i) whose total assets, together with its subsidiaries (calculated excluding intra-group items), on the last day of the four fiscal quarter period ended on or immediately prior to such date of determination, were equal to or greater than 2.5% of the Total Assets of Holdings and the Restricted Subsidiaries at such date or (ii) whose Consolidated EBITDA, together with its subsidiaries (calculated excluding intra-group items), for the four fiscal quarter period ended on or immediately prior to such date of determination, was equal to or greater than 2.5% Consolidated EBITDA of Holdings and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Moody’s” means Moody’s Investors Service, Inc. and any successors or assigns to its rating agency business.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds and the Fair Market Value of any Cash Equivalents received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale or disposition of any such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, relocation expenses invalid as a result thereof, and any out-of-pocket expenses paid to third parties in connection with the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the permanent repayment of Senior Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or otherwise required to be repaid in connection with such Asset Sale (other than required by clause (b)(1) of Section 4.10) and any deduction, reserve or adjustment in respect of the sale price of such asset or assets or against any liabilities associated with such asset or assets and retained by Holdings or any of its Restricted Subsidiaries after such sale or other disposition thereof (including pension and other post-employment benefit liabilities and liabilities related to environmental matters) or against any indemnification obligations associated with such transaction, in each case established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support in the form of any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise (including any Lien) or (c) constitutes the lender.

“Note Guarantee” means the Guarantee of the Notes by a Guarantor.

“Notes” means the $665,000,000 Notes authenticated and delivered under this Indenture.

“Notes Priority Collateral” means all Collateral other than the ABL Priority Collateral, if any.

“Obligations” means any principal, interest, penalties, fees, taxes, costs, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, securing or relating to any Indebtedness, whether or not a claim in respect thereof has been asserted.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Director, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Original Subsidiary Guarantors” means UHK, UID, UMS, UMS HK, UMS Holdings, USG, USG 2, UTAC Cayman, UTAC Japan, UHQ, UTC, UGS America Sales, Inc., and UTAC Group Sales.

“Parent Entity” means any direct or indirect parent of Holdings.

“Permitted Business” means the lines of business conducted by Holdings and its Restricted Subsidiaries and described in the Disclosure Statement as of the Issue Date, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complementary thereto.

“Permitted Holders” means each of the Management Stockholders, the Sponsors and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which either of the Sponsors is a member; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies; provided that for the purposes of determining whether a Change of Control has occurred, Management Stockholders shall be deemed to beneficially hold no more than 5% of the Voting Stock of Holdings or any parent of Holdings.

“Permitted Investments” means:

(1) any Investment by Holdings or any Restricted Subsidiary in Holdings or a Restricted Subsidiary; provided that any Investment made by Holdings, the Issuer or any Subsidiary Guarantor in any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor pursuant to this clause (1) may only be permitted to be in the form of intercompany loans, in each case, pledged by Holdings, the Issuer or such Subsidiary Guarantor as Collateral for the benefit of the Holders of Notes on a first lien basis;

(2) any Investment by Holdings or any Restricted Subsidiary in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by Holdings or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or in one or a series of related transactions transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary; provided that, in either case, such Person’s primary business is a Permitted Business; and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment made as a result of the receipt of non-cash consideration from the sale or other disposition of assets or properties made in compliance with Section 4.10 hereof;

(5) any Investment existing on the Issue Date;

(6) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings, provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(4) hereof;

(7) any Investments received in compromise of obligations of trade creditors or customers that were Incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(8) advances, loans or extensions of trade credit in the ordinary course of business by Holdings or any of its Restricted Subsidiaries;

(9) Hedging Obligations;

(10) any Investment acquired by Holdings or any of its Restricted Subsidiaries as a result of a foreclosure by Holdings or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) any Investment consisting of a Guarantee of Indebtedness permitted under Section 4.09 hereof, including the Note Guarantees;

(12) [Reserved];

(13) Investments consisting of the contribution of intellectual property in the ordinary course of business;

(14) [Reserved];

(15) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices, or to fund such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent company thereof, not in excess of $1.0 million outstanding at any one time, in the aggregate; and

(17) other Investments in any Person or Persons having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), which, when taken together with all other Investments made pursuant to this clause (17) since the date of this Indenture, do not exceed the greater of $35.0 million and 2.0% of Total Assets.

“Permitted Liens” means:

(1) ABL Priority Liens securing Indebtedness and other Obligations permitted to be Incurred under clause (b)(1) of Section 4.09 hereof; provided that the holders of such Indebtedness, or their duly appointed agent, shall become party to the ABL Intercreditor Agreement reflecting the ranking of such Liens to the Liens securing the Notes;

(2) Liens securing Indebtedness between a Restricted Subsidiary and Holdings or between Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is acquired, merged with or into or consolidated with Holdings or any Subsidiary of Holdings or at the time of sale, lease or other disposition of all or substantially all of the properties of such Person (or a division thereof) to Holdings or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation or arose thereafter under contractual commitments entered into prior to and not in contemplation of such transaction and do not extend as a result of such transaction to any assets other than those of the Person merged into or consolidated with or the assets of which are sold, leased or otherwise disposed of to Holdings or the Subsidiary;

(4) Liens on the Capital Stock or property of an Unrestricted Subsidiary securing the Indebtedness of such Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary” in this Section 1.01; provided that such Liens were not Incurred in connection with, or in contemplation of, such designation;

(5) Liens on assets existing at the time of acquisition of the assets by Holdings or a Restricted Subsidiary, provided that such Liens were not Incurred in connection with, or in contemplation of, such acquisition;

(6) Liens to secure the performance of statutory obligations, surety, judgment or appeal bonds, performance bonds, bids, trade contracts or other obligations of a like nature Incurred in the ordinary course of business;

(7) Liens arising out of conditional sale, retention, consignment or similar arrangements, Incurred in the ordinary course of business, for the sale of goods;

(8) Liens existing on the Issue Date;

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (b)(5) and (b)(18) of Section 4.09 hereof and any Permitted Refinancing Indebtedness refinancing such Indebtedness; provided that such Liens encumber (i) only the assets acquired (including Equity Interests), leased, constructed or improved upon with such Indebtedness, in the case of Indebtedness Incurred under such clause (b)(5) of Section 4.09 hereof, and (ii) only the assets (including Equity Interests) acquired with such Indebtedness or the assets of the Person acquired pursuant to such clause (b)(18) of Section 4.09 hereof;

(10) Liens for taxes, assessments, fees or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) Liens securing Permitted Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien, and provided, further that such Liens remain subject to any priority arrangements and intercreditor agreements governing the Liens securing the Indebtedness being refinanced;

(12) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be Incurred under this Indenture;

(13) Liens on assets of Restricted Subsidiaries other than the Issuer to secure letters of credit issued pursuant to clause (b)(15) of Section 4.09 hereof of the definition of Permitted Debt; provided if and to the extent such letters of credit are drawn upon, such drawing is reimbursed no later than the tenth Business Day following a demand for reimbursement following payment on the letter of credit;

(14) bankers’ Liens, rights of set-off and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(15) Liens, not in respect of Indebtedness, arising from Uniform Commercial Code financing statements for informational purposes with respect to leases Incurred in the ordinary course of business and not otherwise prohibited by this Indenture;

(16) [Reserved];

(17) Liens securing the Notes issued on the Issue Date and the Note Guarantees thereof;

(18) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(19) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(20) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(21) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(22) deposits made in the ordinary course of business to secure liability to insurance carriers;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (ii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(26) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(27) Liens on equipment of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings’ clients;

(28) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) of Section 6.01 hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; and

(29) Liens Incurred to secure Obligations of the Issuer, Holdings or Subsidiary Guarantors permitted pursuant to clause (b)(16) of Section 4.09 hereof, not to exceed the amounts permitted thereby.

“Permitted Refinancing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the aggregate principal amount (or, if issued with original issue discount, accreted value) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount (or, if issued with original issue discount, accreted value) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, costs and expenses and premiums Incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is by its terms subordinated or junior to the Notes, such Permitted Refinancing Indebtedness is by its terms subordinated or junior to the Notes on terms at least as favorable in all material respects to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) such Indebtedness shall not include (i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer or Holdings; (ii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not the Issuer, Holdings or a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Subsidiary Guarantor; or (iii) Indebtedness or Disqualified Stock of Holdings or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(5) such Permitted Refinancing Indebtedness shall have the same obligors as the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(6) whether or not the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is secured by any Liens, such Permitted Refinancing Indebtedness shall not be secured by Liens of any priority on any assets or property other than the collateral securing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and any such Liens securing such Permitted Refinancing Indebtedness shall be pari passu or junior in priority to any Liens securing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(7) such Permitted Refinancing Indebtedness shall not be subject to restrictions which, taken as a whole, are materially more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (as determined in good faith by the Issuer).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan Confirmation Order” means the order entered by the United States Bankruptcy Court for the Southern District of New York on December 22, 2017 (Docket No. 62), which confirmed the Plan of Reorganization.

“Plan of Reorganization” means that certain Debtors’ Joint Chapter 11 Plan of Reorganization attached to the Plan Confirmation Order, including any exhibits, supplements, annexes, appendices and schedules thereto, as confirmed by such Bankruptcy Court pursuant to the Plan Confirmation Order.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Primary Equity Offering” means any primary private or public sale of Equity Interests of Holdings (other than Disqualified Stock) or any primary private or public sale of Equity Interests of any direct or indirect parent company of Holdings to the extent the net cash proceeds from such sale are contributed to the common equity of Holdings in each case, other than (i) to Persons who are Affiliates of Holdings (ii) issuances upon exercise of options by employees of Holdings or any of its Restricted Subsidiaries or (iii) any such public or private sale that constitutes an Excluded Contribution.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation in accordance with Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable) (other than with respect to cost savings permitted to be included in such pro forma calculations in accordance with this Indenture), as interpreted in good faith by either (x) a responsible financial or accounting officer of the Issuer or (y) if the value involved in the transaction, event, occurrence or circumstance giving rise to the need to make the pro forma calculation equals or exceeds $15.0 million, then the Board of Directors of the Issuer after consultation with the independent certified public accountant of the Issuer, or otherwise a calculation made in good faith by either (x) a responsible financial or accounting officer of the Issuer or (y) if the value involved in the transaction, event, occurrence or circumstance giving rise to the need to make the pro forma calculation equals or exceeds $15.0 million, then the Board of Directors of the Issuer after consultation with the independent certified public accountant of the Issuer, as the case may be.

“Qualified Proceeds” means the Fair Market Value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

“Rating Agency” means (1) each of S&P and Fitch and (2) if S&P or Fitch ceases to rate the Notes for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1 (c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for S&P or Fitch, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the date specified in the applicable Note (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.

“Redeemable Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for cash pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock that is convertible or exchangeable solely at the option of Holdings or a Restricted Subsidiary) or (iii) is or may become redeemable or repurchaseable for cash or in exchange for Indebtedness at the option of the holder thereof, in whole or in part.

“Redemption Date” means the date of redemption of any Notes.

“Registrar” means Wilmington Savings Fund Society, FSB, as registrar, and any successor registrar as well as, unless the context otherwise requires, any co-Registrar.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Replacement Assets” means (1) non-current assets (including Equity Interests (other than Disqualified Stock) that will be used or useful in a Permitted Business), (2) substantially all of the assets of another Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the corporate trust group of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise indicated, all references in this Indenture to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings, including the Issuer. The Issuer (or any successor thereof as obligor of the Notes) shall always be a Restricted Subsidiary. As of the date hereof, UTH, UTL and UMA are Restricted Subsidiaries.

“Restructuring Transactions” means transactions, arrangements, payments, fee reimbursements and indemnities specifically and expressly contemplated between or among parties under the Plan of Reorganization and the Plan Confirmation Order.

“Rule 144” means Rule 144 promulgated under the Securities Act. “Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, and its successors or assigns to its rating agency business.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by Holdings or any Restricted Subsidiary of any properties or assets of Holdings and/or such Restricted Subsidiary (except for leases between Holdings and any Restricted Subsidiary, between any Restricted Subsidiary and Holdings or between Restricted Subsidiaries), which properties or assets have been or are to be sold or transferred by Holdings or such Restricted Subsidiary to such Person and as to which Holdings or such Restricted Subsidiary takes back a lease of such properties or assets that would be treated as a capital lease under GAAP.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the U.S. Securities and Exchange Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Agent” means Wilmington Savings Fund Society, FSB, as security agent, or any of its successors appointed pursuant to the terms of Section 12.05 hereof.

“Security Document” means those mortgages, deeds, pledges, security trusts, assignments and each other security document, instrument or other documents entered into from time to time pursuant to or in connection with this Indenture (including, without limitation, pursuant to Section 4.22 hereof) to grant or perfect a security interest over the Collateral in favor of the Security Agent, the Trustee and the Holders including, but not limited to, the Security Documents set forth on Schedule 12.02(a), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Senior Indebtedness” means Indebtedness of the Issuer, Holdings or any Subsidiary Guarantor that is not subordinated to the Notes or the Note Guarantee of Holdings or such Subsidiary Guarantor, as the case may be, to the extent permitted to be Incurred under the terms of this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsors” shall mean Affinity Asia Pacific Fund III L.P., Affinity Asia Pacific Fund III (No. 2) L.P., Keystone Investment III L.P., Affinity Fund III General Partner Limited, Newbridge Asia Unicorn, L.P., TPG Asia Unicorn, L.P., Newbridge Asia GenPar IV Advisors, Inc., TPG Asia GenPar V Advisors, Inc. and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid (including with respect to sinking fund obligations) in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Issuer, Holdings or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior to the Notes or any Note Guarantee, as the case may be, pursuant to a written agreement or by its terms.

“Subsidiary” means, with respect to any specified Person at any date:

(1) any corporation, association or other business entity of which ownership interests representing more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustee of the corporation, association or other business entity is at the time owned by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means each Original Subsidiary Guarantor and any Subsidiary of Holdings that executes a Note Guarantee in accordance with the provisions of this Indenture, and each of their respective successors and assigns.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended.

“Total Assets” means, with respect to any specified Person at any date, without duplication, the total consolidated assets of that Person and its Subsidiaries, as determined in accordance with GAAP.

“Trustee” means Wilmington Savings Fund Society, FSB, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Two-Thirds Majority Holders” means Holders of at least 66 2/3% in outstanding aggregate principal amount of the Notes.

“UGS America Sales, Inc.” means UGS America Sales, Inc., a company incorporated under the laws of California.

“UHK” means UTAC Hong Kong Limited, a company incorporated under the laws of Hong Kong.

“UHQ” means UTAC Headquarters Pte. Ltd. (Company Registration No. 201503214R), a company incorporated under the laws of Singapore and having its registered address at 22 Ang Mo Kio Industrial Park 2, Singapore 569506.

“UID” means PT UTAC Manufacturing Services Indonesia, a company incorporated under the laws of Indonesia.

“UMA” means UTAC Manufacturing Services Malaysia Sdn Bhd (formerly known as Panasonic Industrial Devices Semiconductor (M) Sdn Bhd), a company incorporated under the laws of Malaysia.

“UMS” means UTAC Manufacturing Services Pte. Ltd. (Company Registration No. 201413459E), a company incorporated under the laws of Singapore and having its registered address at 22 Ang Mo Kio Industrial Park 2, Singapore 569506.

“UMS HK” means UTAC Manufacturing Services Limited, a company incorporated under the laws of Hong Kong.

“UMS Holdings” means UTAC Manufacturing Services Holdings Pte. Ltd. (Company Registration No. 201413454K), a company incorporated under the laws of Singapore and having its registered address at 22 Ang Mo Kio Industrial Park 2, Singapore 569506.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Certificated Note” means a definitive Note registered in the name of the Holder thereof, issued in accordance with Section 2.06 hereof and substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not bear and is not required to bear the Restricted Securities Legend.

“Unrestricted Global Note” means one or more global notes representing the Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and that does not bear and is not required to bear the Restricted Securities Legend, issued in accordance with Sections 2.01 and Section 2.06 hereof.

“Unrestricted Subsidiary” means (i) each existing Subsidiary of Holdings that Holdings has designated on the Issue Date in a schedule to this Indenture as an Unrestricted Subsidiary, (ii) each Subsidiary of Holdings that Holdings has designated pursuant to Section 4.21 hereof as an Unrestricted Subsidiary, and (iii) any Subsidiary of an Unrestricted Subsidiary.

“USG” means United Test and Assembly Center Ltd (Company Registration No. 199708070H), a company incorporated under the laws of Singapore and having its registered address at 22 Ang Mo Kio Industrial Park 2, Singapore 569506.

“USG 2” means UTAC Manufacturing Services Singapore Pte. Ltd. (Company Registration No. 201409345N), a company incorporated under the laws of Singapore and having its registered address at 22 Ang Mo Kio Industrial Park 2, Singapore 569506.

“UTAC Cayman” means UTAC Cayman Ltd., a company incorporated under the laws of the Cayman Islands.

“UTAC Group Sales” means UTAC Global Group Sales Ltd., a company incorporated under the laws of the Cayman Islands.

“UTAC Japan” means UTAC Japan Co., Ltd., a company incorporated under the laws of Japan.

“UTC” means UTAC (Taiwan) Corporation, a company incorporated under the laws of Taiwan.

“UTH” means UTAC Thai Holdings Limited, a company incorporated under the laws of Thailand.

“UTL” means UTAC Thai Limited, a company incorporated under the laws of Thailand.

“Voting Stock” of any Person means all classes of the Capital Stock of such Person then outstanding and normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by Holdings or another Wholly-Owned Subsidiary.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.05
“Additional Guarantee”	4.22
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Base Currency”	13.14
“Certificated Notes”	2.01
“Change of Control Offer”	4.14

Term	Defined in Section
“Change of Control Purchase Date”	4.14
“Change of Control Purchase Price”	4.14
“Change of Tax Law”	3.08
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.11
“Event of Default”	6.01
“Excess Proceeds”	4.10
“General Partner”	1.01
“Global Notes”	2.01
“Joint Venture”	1.01
“Judgment Currency”	13.14
“Legal Defeasance”	8.02
“New York Authorized Agent”	13.15
“Note Register”	2.03
“Offer Amount”	3.10
“Offer Period”	3.10
“Pari Passu Indebtedness”	4.10
“Participants”	2.01
“Paying Agent”	2.03
“Payment Default”	6.01
“Payor”	4.05
“Permitted Debt”	4.09
“Permitted Liens”	4.15
“Purchase Date”	3.10
“Regulation S-X”	4.03
“Relevant Jurisdiction”	4.05
“Restricted Global Notes”	2.01
“Restricted Payments”	4.07
“Restricted Period”	2.06
“Restricted Securities Legend”	2.06
“Second Commitment”	4.10
“Security Agent”	12.01
“Security Interest”	12.02
“Surviving Person”	5.01
“Taxes”	4.05
“Transfer Agent”	2.03

SECTION 1.03. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

SECTION 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(f) Without limiting the generality of the foregoing, a Holder, including DTC, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC may provide its proxy to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(g) The Issuer may, in the circumstances permitted by the TIA, fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

SECTION 1.05. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA terms have the following meanings:

“indenture securities” means the Notes and the Note Guarantees;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Issuer and any successor obligor upon the Notes or any Guarantor.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the SEC rules under the TIA have the meanings so assigned to them therein.

ARTICLE II

THE NOTES

SECTION 2.01. Form and Terms

(a) The Notes and the notation relating to the Trustee’s certificate of authentication thereof shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its issuance and shall show the date of its authentication.

The terms and provisions contained in the Notes, annexed hereto as Exhibit A, shall constitute, and are hereby expressly made, a part of this Indenture.

The Issuer may issue Notes pursuant, and subject to, the terms hereof, including without limitation Section 4.09 hereof.

The Notes shall initially be represented by one or more Restricted Global Notes or Unrestricted Global Notes (together, the “Global Notes”) and, to the extent required to comply with applicable Securities Act requirements, one or more Certificated Notes. Notes offered and sold in their initial distribution in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof, unless required to be issued as Certificated Notes, shall be initially issued as one or more global notes, in registered global form without interest coupons and shall be referred to collectively herein as the “Restricted Global Notes.” The aggregate principal amount of Restricted Global Notes may from time to time be increased or decreased by adjustments made on the records of the Registrar, as hereinafter provided, in connection with a corresponding decrease or increase in the aggregate principal amount of Global Notes or in consequence of the issuance or exchange of certificated securities (“Certificated Notes”).

(b) Payment.

Payments of amounts owing in respect of the Global Notes (including principal, premium (if any), interest, or Additional Amounts) shall be made by the Issuer to the Paying Agent. Subject to Section 2.06 hereof, the Paying Agent shall make such payments on the Global Notes to the nominee of DTC, as the sole registered Holder of the Global Notes. Payments of principal due under this Indenture shall be made upon surrender of a Global Note to the Paying Agent for the outstanding principal amount of such Global Note.

All payments made by the Issuer to, or to the order of, the registered Holder of a Global Note shall discharge the liability of the Issuer under such Note to the extent of the sums so paid. The rights of Holders of beneficial interests in a Global Note to receive the payments of interest on such Global Note are subject to Applicable Procedures of the Depositary and DTC.

Payments of principal of, and premium, if any, on each Certificated Note will be made by transfer on the due date (or if that is not a Business Day, the immediately succeeding Business Day) to an account maintained by the payee pursuant to details provided by the Holder or, if requested by the Holder, by check, in each case against presentation and surrender (or, in the case of partial payment only, endorsement) of the relevant Certificated Note at the office of any Paying Agent. Payments of interest in respect of each Certificated Note will be made by transfer on the due date (or if that is not a Business Day, the immediately succeeding Business Day) to an account maintained by the payee (the Holder and account details of which appear on the Note Register at the close of business on the relevant Record Date) or, if requested by the Holder, by check mailed on the relevant due date (or if that is not a Business Day, the immediately succeeding Business Day) to the Holder (or to the first named of joint Holders) of the Certificated Note appearing on the Note Register at the close of business at the address shown on the Note Register on such Record Date. Payments in respect of principal of, premium, if any, and interest on Certificated Notes are subject in all cases to any tax or other laws and regulations applicable in the place of payment but without prejudice to Clause 8 of the Notes and Section 4.05 hereof. The Paying Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge in connection with any payment transfer instructions received by the Paying Agent.

(c) Global Notes.

The Global Notes initially shall (i) be registered in the name of a nominee of DTC and (ii) be deposited on behalf of the initial Holders of the Notes with the DTC Custodian, as Depositary.

Notwithstanding any other provisions of this Indenture to the contrary, a Global Note may not be transferred as a whole except by the DTC Custodian to a nominee thereof or by a nominee thereof to another nominee thereof or successor thereof or a nominee of such successor.

Members of, or participants and account holders in, the Clearing Agencies (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Clearing Agencies or their respective nominees and custodians, which may be treated by the Issuer, any Guarantor, the Trustee, any Security Agent or any agent of the foregoing as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, any Guarantor, the Trustee, any Security Agent or any agent of the foregoing from giving effect to any written certification, proxy or other authorization furnished by any of the Clearing Agencies or their respective nominees and custodians, or impair, as between a Clearing Agency and its Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

SECTION 2.02. Execution and Authentication.

An authorized director or executive officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an authorized director or executive officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until an authorized signatory of the Trustee manually authenticates the certificate of authentication, substantially in the form provided in Exhibit A hereto, on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of an Issuer Order in the form of an Officer’s Certificate, authenticate Notes for original issue that may be validly issued under this Indenture. The Issuer Order shall specify the aggregate principal amount of Notes to be authenticated, the date on which the Notes are to be authenticated, the issue price and the date from which interest on such Notes shall accrue, whether the Notes are to be issued as Certificated Notes or Global Notes and whether or not the Notes shall bear a specified legend, or such other information as the Trustee may reasonably request. On the Issue Date, the Trustee shall, upon receipt of an Issuer Order in the form of an Officer’s Certificate, authenticate and deliver the Notes to be issued on the Issue Date in an aggregate principal amount of $665,000,000. The aggregate principal amount of Notes that may be issued under this Indenture may not exceed $665,000,000 (exclusive of Notes issued pursuant to Sections 2.06 or 2.07 or the immediately following paragraph of this Section 2.02; provided that in no event shall the aggregate principal amount of Notes outstanding at any time under this Indenture exceed $665,000,000).

Upon receipt of an Issuer Order, the Trustee shall authenticate Notes in substitution of Notes originally issued to reflect any name change of the Issuer.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

The Trustee is appointing the Principal Paying Agent and Transfer Agent to act as its initial authenticating agent.

SECTION 2.03. Registrar, Note Register, Paying Agents and Transfer Agents.

The Issuer shall maintain an office or agency where Notes may be presented for registration (a “Registrar”) of transfer or exchange (a “Transfer Agent”). The initial Registrar shall be Wilmington Savings Fund Society, FSB. The initial Transfer Agent shall be Wilmington Savings Fund Society, FSB. Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Note Register”) at its specified office in which, subject to such reasonable regulations it may prescribe, the Issuer shall provide for the registration of ownership, exchange, and transfer of the Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Notes so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Notes so canceled and the date on which such Note was canceled. Each Transfer Agent shall perform the functions of a Transfer Agent.

The Registrar and the Transfer Agent shall maintain a register reflecting ownership of Certificated Notes outstanding from time to time and shall make payments on and facilitate transfers of Certificated Notes on behalf of the Issuer.

The Issuer shall maintain an office or agency where Notes may be presented for payment (a “Paying Agent”). The initial Paying Agent shall be Wilmington Savings Fund Society, FSB.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as or appoint a Paying Agent for the Notes. To the extent that the Paying Agent receives any amounts pursuant to this Section 2.03 and such amounts are remitted to the Holders, the Trustee and Paying Agent shall have no further obligations with respect thereto.

The Issuer may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to the Holders of such Notes. Holdings or any of its Restricted Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or Transfer Agent not a party to this Indenture and execute and deliver to the Trustee an instrument substantially in the form as set forth in Exhibit B hereto. Such agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. Notices and demands to or upon the Issuer, Holdings or any Subsidiary Guarantor may be served to a Registrar, Paying Agent or Transfer Agent.

SECTION 2.04. Denominations.

The Notes shall be issued without coupons and in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.05. Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at least seven Business Days before the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, and the Issuer shall otherwise comply with TIA § 312(a).

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Certificated Notes if:

(1) the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 90 days after the date of such notice from the Depositary;

(2) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes and delivers a written notice to such effect to the Trustee;

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Registrar has received a written request from the Depositary to issue Certificated Notes; or

(4) if a Holder of an interest therein requests such exchange in writing delivered through a Clearing Agency or the Issuer following an Event of Default.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Certificated Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. None of the Issuer or any of its agents and the Trustee and the Registrar shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Beneficial interests in Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act, or for complying with or ensuring compliance with any Applicable Procedures. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as, if applicable, one or more of the other following subparagraphs:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Securities Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged and (ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (i) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee or the Depositary, at the direction of the Trustee, shall increase or decrease the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, an opinion of counsel reasonably satisfactory to the Issuer and a letter of representations from the Issuer to the effect that the Restricted Securities Legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, together with any other certifications that the Issuer may reasonably request from the Holder; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from the transferor in the form of Exhibit D hereto and any opinions of counsel or certifications as the Issuer may reasonably request to evidence compliance with the provisions of the Securities Act.

(c) Transfer or Exchange of Beneficial Interests for Certificated Notes. If, in accordance with Section 2.06(a):

(1) Beneficial Interests in Restricted Global Notes to Restricted Certificated Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Certificated Note, then, subject to satisfaction of the conditions set forth in Section 2.06(b)(2) and receipt by the Registrar of the following documentation:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note, a certificate from such Holder in the form of Exhibit E hereto;

(B) if such beneficial interest is being transferred pursuant to Rule 144A, or Rule 903 or Rule 904 of Regulation S, under the Securities Act, a certificate from the transferor in the form of Exhibit D hereto; or

(C) if such beneficial interest is being transferred pursuant to any other exemption from the registration requirements of the Securities Act, a certificate from the transferor in the form of Exhibit D hereto, including the certificates and opinions of counsel required thereby, if applicable, the Trustee shall cause the aggregate principal amount of the Restricted Global Note to be reduced accordingly, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Restricted Certificated Note in the appropriate principal amount. Any Restricted Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Certificated Notes to the Persons in whose names such Notes are so registered. Any Restricted Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Restricted Securities Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Certificated Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Certificated Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Certificated Note only upon the satisfaction of the conditions set forth in Section 2.06(b)(2) hereof and if the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Certificated Note, an opinion of counsel reasonably satisfactory to the Issuer and a letter of representations from the Issuer to the effect that the Restricted Securities Legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, together with any other certifications that the Issuer may reasonably request from the Holder; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Certificated Note, pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from the transferor in the form of Exhibit D hereto and any opinions of counsel or certifications as the Issuer may reasonably request to evidence compliance with the provisions of the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Certificated Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Certificated Note, then, upon the satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee shall cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Certificated Note in the appropriate principal amount. Any Unrestricted Certificated Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Unrestricted Certificated Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Certificated Notes issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) shall not bear the Restricted Securities Legend.

(d) Transfer and Exchange of Certificated Notes for Beneficial Interests in Global Notes.

(1) Restricted Certificated Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Certificated Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit E hereto;

(B) if the transfer will be made pursuant to Rule 144A, or Rule 903 or Rule 904 of Regulation S, under the Securities Act, a certificate from the transferor in the form of Exhibit D hereto; or

(C) if such Restricted Certificated Note is being transferred pursuant to any other exemption from the registration requirements of the Securities Act, a certificate from the transferor in the form of Exhibit D hereto, including the certificates and opinions of counsel required thereby, if applicable, the Trustee shall cancel the Restricted Certificated Note and increase or cause to be increased the aggregate principal amount of the Restricted Global Note.

(2) Restricted Certificated Notes for Beneficial Interests in Unrestricted Global Notes. If any Holder of a Restricted Certificated Note proposes to exchange such Note for a beneficial interest in an Unrestricted Global Note or to transfer such Restricted Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Certificated Note proposes to exchange such Note for a beneficial interest in a Global Note that is not a Restricted Security, an opinion of counsel reasonably satisfactory to the Issuer and a letter of representations from the Issuer to the effect that the Restricted Securities Legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, together with any other certifications that the Issuer may reasonably request from the Holder; or

(B) if such Restricted Certificated Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from such Holder substantially in the form of Exhibit D hereto and any opinions of counsel and certifications as the Issuer may reasonably request to evidence compliance with the provisions of the Securities Act, the Trustee will cancel such Certificated Note, and increase or cause to be increased the aggregate principal amount of such Global Note.

(3) Unrestricted Certificated Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Certificated Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Certificated Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(e) Transfer and Exchange of Certificated Notes for Certificated Notes. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of such Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Transfer of Restricted Certificated Notes for Restricted Certificated Notes. Any Restricted Certificated Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Certificated Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, or Rule 903 or Rule 904 of Regulation S, under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit D hereto; or

(B) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit D hereto, including the certificates and opinion of counsel required thereby, if applicable.

(2) Restricted Certificated Note to Unrestricted Certificated Note. Any Restricted Certificated Note may be exchanged by the Holder thereof for an Unrestricted Certificated Note or transferred to and registered in the name of Persons who take delivery thereof in the form of an Unrestricted Certificated Note if the Registrar receives the following:

(A) if the Holder of such Restricted Certificated Notes proposes to exchange such Restricted Certificated Notes for an Unrestricted Certificated Note, an opinion of counsel in form reasonably acceptable and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Securities Legend are no longer required in order to maintain compliance with the Securities Act; or

(B) if the Holder of such Restricted Certificated Note proposes to transfer such Restricted Certificated Note to a Person who shall take delivery thereof in the form of an Unrestricted Certificated Note pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from the transferor in the form of Exhibit D hereto and any opinions of counsel or certifications as the Issuer may reasonably request to evidence compliance with the provisions of the Securities Act.

(3) Unrestricted Certificated Note to Unrestricted Certificated Note. A Holder of Unrestricted Certificated Note may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Certificated Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Certificated Notes pursuant to the instructions from the Holder thereof.

(f) The Restricted Global Notes shall bear the following legend (the “Restricted Securities Legend”) on the face thereof:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT AND (2) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER OR THE ISSUER ON OR AFTER THE RESALE RESTRICTION TERMINATION DATE.

(g) [Reserved].

(h) Each Certificated Note shall bear the additional legend:

THIS NOTE IS A CERTIFICATED NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(i) Each Global Note shall bear the following legend (the “Global Note Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(j) By its acceptance of any Note bearing the Restricted Securities Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in such Restricted Securities Legend, and agrees that it will transfer such Note only as provided in this Indenture.

(k) Neither the Trustee nor any Paying Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(l) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.06. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(m) The Issuer shall not be required to make, and the Registrar need not register transfers or exchanges of, Certificated Notes (i) that have been selected for redemption (except, in the case of Certificated Notes to be redeemed in part, the portion thereof not to be redeemed), (ii) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes, (iii) for a period of 15 calendar days prior to the date fixed for selection of Notes to be redeemed in part, (iv) for a period of 15 calendar days prior to the Record Date with respect to any Interest Payment Date or (v) that the Holder of such Notes has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(n) Prior to the due presentation for registration of transfer of any Certificated Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Certificated Note is registered as the absolute owner of such Certificated Note for the purpose of receiving payment of principal, premiums, interest, or Additional Amounts, if any, on such Certificated Note and for all other purposes whatsoever, whether or not such Certificated Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(o) The Issuer, the Trustee, the Paying Agent and the Registrar may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.06.

(p) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(q) The Trustee shall have no responsibility or obligation to any Depositary Participant or beneficial owner of interests in any Global Notes or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes.

(r) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(s) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

(t) The Trustee and the Registrar shall be entitled to receive such evidence as may be reasonably requested to establish the identity and/or signature of any transferee or transferor.

SECTION 2.07. Replacement Notes.

If a mutilated Certificated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee, upon written instruction from the Issuer, shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Trustee or the Issuer. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond, in an amount requested by the Trustee, sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agents, the Registrar and any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note, including reasonable fees and expenses of counsel.

Every replacement Note shall be an additional obligation of the Issuer.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement of mutilated, destroyed, lost, stolen or wrongfully taken Notes.

SECTION 2.08. Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser as such term is defined by Section 8-303 of the Uniform Commercial Code in effect in the State of New York; provided that a mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premiums, interest and Additional Amounts payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue from and after the date of such payment.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

SECTION 2.09. [Reserved].

SECTION 2.10. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar, Transfer Agents and the Paying Agents shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar, Transfer Agents or the Paying Agent, and no one else shall cancel and, at the written direction of the Issuer, dispose of all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such disposition to the Issuer unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of indebtedness represented by such Notes unless and until the same are delivered to the Trustee for cancellation.

SECTION 2.11. Defaulted Interest.

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (i) or (ii) below:

(i) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit with the Paying Agent prior to 10:00 a.m. New York City time on the Business Day prior to date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid, or otherwise send electronically, to each Holder of Notes as such Holder’s address appears in the Note Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (ii) below.

(ii) The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.12. Record Date.

The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.04 and 6.05 hereof. Unless this Indenture provides otherwise, such record date shall be conveyed by written notice from the Issuer to the Trustee, and shall be the later of 30 days prior to the first solicitation of such vote or consent and the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 hereof prior to such solicitation.

SECTION 2.13. Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.14. Temporary Certificated Notes.

Until permanent Certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Certificated Notes upon receipt of an Issuer Order pursuant to Section 2.02 hereof. The Issuer Order shall specify the amount of temporary Certificated Notes to be authenticated and the date on which the temporary Certificated Notes are to be authenticated. Temporary Certificated Notes shall be substantially in the form of permanent Certificated Notes but shall have variations that the Issuer considers appropriate for temporary Certificated Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate on receipt of an Issuer Order pursuant to Section 2.02 hereof permanent Certificated Notes in exchange for temporary Certificated Notes.

SECTION 2.15. CUSIP, ISIN or Common Code Numbers.

The Issuer in issuing the Notes may use CUSIP, ISIN or Common Code numbers (if then generally in use), and, if so, the Trustee shall use such numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or Common Code numbers.

ARTICLE III

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 or 3.08 hereof, it shall furnish to the Trustee, at least five Business Days (or such later date acceptable to the Trustee) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 hereof but not more than 60 days before a Redemption Date, an Officer’s Certificate of the Issuer setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

SECTION 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed (a) if such Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method in accordance with the rules and regulations of the applicable clearing agency. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. The Notes and portions thereof selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of less than $200,000 can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption.

Subject to Section 3.10 hereof, the Issuer shall mail or cause to be mailed by first-class mail (or otherwise delivered in accordance with the applicable procedures of the Depositary) notices of redemption at least 30 days but not more than 60 days before the

Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article XIII or Article XI hereof. Except pursuant to a notice of redemption delivered in accordance with a redemption pursuant to Section 3.07(a) hereof, notices of redemption may not be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(1) the Redemption Date;

(2) the redemption price;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(9) if in connection with a redemption pursuant to Section 3.07(a) hereof, any condition to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be delivered, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate of the Issuer requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including a Primary Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the

Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed or delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price (except as provided for in Section 3.07(a) hereof). The notice, if mailed or delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05. Deposit of Redemption or Purchase Price.

(a) Prior to 10:00 a.m. (New York City time) on the Business Day prior to the Redemption or Purchase Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b) If the Issuer complies with the provisions of the preceding clause (a), on and after the Redemption or Purchase Date, interest shall cease to accrue on the applicable Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption or Purchase Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding clause (a), interest shall be paid on the unpaid principal, from the Redemption or Purchase Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption or Purchase Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Issuer Order and not an Opinion of Counsel or Officer’s Certificate of the Issuer is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption.

On and after the Issue Date, the Issuer may redeem all or any portion of the Notes, at once or over time, upon giving notice in accordance with Section 3.03 hereof (which notice shall also be published or delivered in a manner as required by the applicable rules of any internationally recognized stock exchange on which the Notes are then listed). The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the Redemption Date and Additional Amounts, if any (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The following prices are for Notes redeemed during the 12-month period commencing on January 3 of each of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption price
2018	102.0%
2019	101.0%
2020 and thereafter	100.0%

SECTION 3.08. Optional Tax Redemption.

(a) The Notes may be redeemed, at the option of the Issuer, as a whole but not in part, at any time, upon giving not less than 30 nor more than 60 days’ notice as provided in Section 3.03 hereof (which notice shall also be published or delivered in a manner as required by the applicable rules of any international recognized stock exchange on which the Notes are then listed to Holders of the Notes (which notice will be irrevocable)), at a price equal to 100% of the principal amount thereof plus accrued interest (if any) to the Redemption Date, and Additional Amounts, if any, then due and which will become due on the Redemption Date if the Issuer determines and certifies to the Trustee (as described in clause (1) in clause (b) of this Section 3.08) immediately prior to the giving of such notice that as a result of (1) any amendment to, or change in, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction (as defined in clause (a) of Section 4.05 hereof) affecting taxation, or (2) any amendment to or change in any official position regarding the interpretation or application of such laws or treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of (1) and (2) a “Change of Tax Law”), the Issuer, Holdings or a Subsidiary Guarantor (as the case may be) has become or on the next Interest Payment Date would become obligated, for reasons outside its control and after taking reasonable measures available to it to avoid such obligation, to pay Additional Amounts in respect of any Note pursuant to the terms and conditions thereof); provided that the Issuer, Holdings or a Subsidiary Guarantor (as the case may be) shall not be required to change the jurisdiction of its organization to avoid any such obligation. The Change of Tax Law must become effective on or after the date of this Indenture (or, if the applicable Relevant Jurisdiction became a Relevant Jurisdiction on a date after the date of this Indenture, such later date). Notwithstanding the foregoing, no such notice of redemption may be given:

(1) earlier than 60 days prior to the earliest date on which the Issuer, Holdings or a Subsidiary Guarantor (as the case may be) would but for such redemption be obligated to pay such Additional Amounts; and

(2) unless at the time such notice is given, the Issuer’s, Holdings’ or a Subsidiary Guarantor’s (as the case may be) obligation to pay such Additional Amounts, remains in effect.

(b) Prior to the publication and mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee:

(1) an Officer’s Certificate stating that such change, amendment, application or interpretation has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, Holdings or such Subsidiary Guarantor (as the case may be), taking reasonable measures available to it; and

(2) an Opinion of Counsel or an opinion of a tax consultant, in either case, of recognized standing with respect to tax matters of the Relevant Jurisdiction, stating that the requirement to pay such Additional Amounts results from such a change, amendment, application or interpretation.

(c) The Trustee shall accept such Officer’s Certificate and Opinion of Counsel or opinion of a tax consultant as conclusive evidence of the satisfaction of the conditions precedent described in Section 3.08(b) hereof, and shall not be obligated to verify the accuracy or content thereof, in which event it shall be conclusive and binding on the Holders.

(d) Any Notes that are redeemed pursuant to this Section 3.08 will be canceled.

SECTION 3.09. Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.10. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Within 10 Business Days after the Issuer is obligated to make an Asset Sale Offer, the Issuer shall send, by first-class mail, postage prepaid, a written notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $1,000 or whole multiples of $1,000 in excess thereof, provided that no Notes of less than $200,000 can be purchased pursuant to an Asset Sale Offer in part, except that if all of the Notes of such Holder are to be purchased pursuant to an Asset Sale Offer, the entire outstanding amount of such Notes held by such Holder shall be purchased;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000 or whole multiples of $1,000 in excess thereof are purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, subject to clause (d)(viii) of this Section 3.10, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, provided that such Notes be in minimum denominations of $200,000, and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly, but in any case not later than five Business Days after termination of the Offer Period, mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Issuer Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate of the Issuer is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased, provided that each such new Note will be in a minimum principal amount of $200,000. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.10 or Section 4.10 hereof, any purchase pursuant to this Section 3.10 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes.

The Issuer shall promptly pay the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes. It shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency.

The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

SECTION 4.03. Reports and Other Information.

(a) For so long as any Notes are outstanding, Holdings shall provide the following reports to the Trustee (who, at the Holdings’ expense will furnish by mail to the Holders of the Notes) and post such reports (as well as the details regarding the conference call described in Section 4.03(e) below) on Holdings’ or the Issuer’s website or, at the sole option of Holdings, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any prospective investor, any securities analyst or any market maker in the Notes who (i) agrees to treat such information as confidential (if such information is being shared confidentially) or (ii) accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that Holdings shall post such information thereon and make readily available any password or other login information to any prospective investor, securities analyst or market maker.

(b) within 110 days after the end of Holdings’ fiscal year (140 days in the case of the fiscal year ended December 31, 2017), annual reports containing the following information: (i) audited consolidated balance sheets of Holdings as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of Holdings for the three most recent fiscal years, including complete footnotes to such financial statements and the report of an internationally-recognized form of independent auditors on the financial statements; (ii) pro forma income statement and balance sheet information of Holdings, which need not comply with Article 11 of Regulation S-X under the Exchange Act (“Regulation S-X”), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year unless pro forma information has been provided in a previous report pursuant to paragraph (c) or (d) of this Section 4.03 (and provided that in the case of an acquisition, disposition or recapitalization that has occurred less than 75 calendar days prior to the date such report is to be provided, the details of such acquisition, disposition or recapitalization shall be included in the report for the next fiscal quarter); (iii) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of Holdings, and a discussion of material commitments and contingencies and critical accounting policies; (iv) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (v) earnings before interest, taxes, depreciation and amortization; (vi) capital expenditures; (vii) depreciation and amortization; and (viii) operating profit (loss) in GAAP; provided that any item of disclosure that complies in all material respects with the requirements that would be applicable under Form 20-F under the Exchange Act with respect to such items shall be deemed to satisfy Holdings’ obligations under this paragraph (b) with respect to such item;

(c) within 45 days following the end of the first three fiscal quarters in each fiscal year of Holdings (75 days in the case of the first fiscal quarter of 2018), all quarterly financial statements of Holdings containing the following information: (i) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter and year-to-date periods ending on the unaudited condensed balance sheet date, and the comparable prior year period, together with condensed footnote disclosure; (ii) pro forma income statement and balance sheet information of Holdings (which need not comply with Article 11 of Regulation S-X), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year unless pro forma information has been provided in a previous report pursuant to paragraph (b) or (d) of this Section 4.03 (and provided that in the case of an acquisition, disposition or recapitalization that has occurred less than 75 calendar days prior to the date such report is to be provided, details of such acquisition, disposition or recapitalization shall be included in the report for the next fiscal quarter or the current fiscal year, whichever occurs first); (iii) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of Holdings, and a discussion of material commitments and contingencies and critical accounting policies; and (iv) a “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” with respect to such fiscal quarter and, in the case of the second and third fiscal quarters of each fiscal year, the period from the beginning of such fiscal year to the end of such fiscal quarter and the comparable period of the preceding year; provided that any item of disclosure that complies in all material respects with the requirements that would be applicable under Form 10-Q under the Exchange Act with respect to such item shall be deemed to satisfy Holdings’ obligations under this paragraph (c) with respect to such item; and

(d) promptly after the occurrence of any material acquisition, disposition or restructuring of Holdings and its Restricted Subsidiaries, taken as a whole, or any senior executive office changes at Holdings or change in auditors of Holdings or any other material event that Holdings or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.

(e) Subject to compliance with applicable laws and regulations, Holdings shall hold a conference call, within a reasonably prompt period of time following the disclosure of the annual and quarterly information required by paragraphs (b) and (c) of this Section 4.03 to the Trustee and the Holders of the Notes (it being understood that such conference call may be the same conference call as with Holdings’ (or as applicable, any of any Parent Entity’s) equity investors and analysts), to discuss such information and results of operations for the relevant reporting period. Holdings shall provide no less than three Business Days’ prior notice of any such conference call.

(f) If Subsidiaries designated by Holdings as Unrestricted Subsidiaries in the aggregate would comprise a Significant Subsidiary (if such Unrestricted Subsidiaries were Restricted Subsidiaries) at the time of the delivery of the quarterly or annual financial information required by paragraphs (b) or (c) of this Section 4.03, then the quarterly and annual financial information required by clause (b) or (c) of this Section 4.03, as the case may be, shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the operating and financial review of the audited or unaudited financial statements, as applicable, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

(g) The financial statements delivered by Holdings pursuant to paragraphs (b) and (c) of this Section 4.03 shall include the following information: (i) total sales of the non-guarantor Restricted Subsidiaries for the relevant periods, expressed as a dollar amount and as a percentage of the consolidated total sales of Holdings, (ii) total assets of the non-guarantor Restricted Subsidiaries for the relevant periods, expressed as a dollar amount and as a percentage of the consolidated total assets of Holdings, and (iii) total indebtedness of the non-guarantor Restricted Subsidiaries as of the applicable balance sheet dates, expressed as a dollar amount and as a percentage of the total consolidated indebtedness of Holdings (in each case before taking into account transactions and balances between the non-guarantor Restricted Subsidiaries, the Subsidiary Guarantors and Holdings).

(h) All the financial statements and pro forma financial information shall be prepared in accordance with GAAP on a consistent basis for the periods presented. Except as provided in this Section 4.03, Holdings shall not be required to furnish any information, certificates or reports required by (A) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (B) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (ii) the information and reports referred to in this Section 4.03(h) will not be required to contain the separate financial statements or other information contemplated by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (iii) the information and reports referred to in this Section 4.03(h) shall not be required to present compensation or beneficial ownership information and (iv) the information and reports referred to in paragraphs (b), (c) and (d) shall not be required to include any exhibits required by Item 15 of Form 10-K, Item 6 of Form 10-Q or Item 9.01 of Form 8-K.

(i) For purposes of this Section 4.03, an acquisition or disposition shall be deemed “material” if the business acquired or disposed of would constitute a “significant subsidiary,” as provided in Rule 1-02(w) of Regulation S-X.

(j) In the event that Holdings becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, Holdings shall, for so long as it continues to file the reports required by Section 13(a) or 15(d) of the Exchange Act with the SEC, make available to the Trustee the annual reports, information, documents and other reports that Holdings is required to file with the SEC pursuant to such Section 13(a) or 15(d) of the Exchange Act.

(k) So long as any of the Notes remain “restricted securities” within the meaning of Rule 501 under the Securities Act and during any period during which Holdings is not subject to Section 13(a) or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), Holdings shall make available to any prospective purchaser of the Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

(l) Holdings may satisfy its obligations pursuant to this Section 4.03 with respect to financial information relating to Holdings by furnishing applicable financial information relating to a Parent Entity; provided that (i) the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to a Parent Entity (and other direct or indirect Parent Entities included in such information, if any), on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand; and (ii) to the extent such information is in lieu of information required to be provided under Section 4.03(b), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

(m) Notwithstanding anything to the contrary set forth in this Section 4.03, if Holdings or any Parent Entity of Holdings has furnished to the Holders of Notes or filed with the SEC the reports described in the preceding paragraphs with respect to Holdings or any Parent Entity, Holdings shall be deemed to be in compliance with the provisions of this Section 4.03, though the Trustee shall have no obligation to determine whether such filings have been made.

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 110 days after the end of each fiscal year ending after the date of this Indenture (140 days in the case of the fiscal year ended December 31, 2017), an Officer’s Certificate stating that a review of the activities of Holdings and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer of Holdings with a view to determining whether Holdings and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge Holdings and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default or Event of Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of Holdings or any of its Subsidiaries gives any notice or takes any other action with respect to a claimed Default or Event of Default, the Issuer shall promptly (which shall be no more than five (5) Business Days after becoming aware of such Default or Event of Default) deliver to the Trustee by registered or certified mail or by electronic transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

SECTION 4.05. Taxes.

(a) All payment with respect to the Notes or under the Note Guarantees shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, levies, imposts, fees, duties, assessments or governmental charges of whatever nature (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed, levied, collected, withheld or assessed by any jurisdiction in which Holdings, the Issuer or the applicable Subsidiary Guarantor, and, in each case, any successor thereof (each, a “Payor”) is organized or incorporated, is considered resident for tax purposes, or from or through which payments are made on the Notes by or on behalf of such Payor (or, in each case, any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any withholding or deduction is so required, such Payor shall pay such additional amounts (“Additional Amounts”) as will result in receipt by each Holder of such amount (after taking into account any deduction or withholding from such Additional Amounts) as would have been received by such Holder had no such withholding or deduction been required.

(b) Notwithstanding the foregoing, no Payor shall be required to pay Additional Amounts to a Holder of Notes in respect of or on account of:

(1) any Taxes that would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner of such Note (or, if the Holder or beneficial owner is an estate, nominee, trust, partnership or corporation, between a fiduciary, settler, beneficiary, partner, member or shareholder of, or possessor of power over, the Holder or beneficial owner) and the Relevant Jurisdiction (including, without limitation, being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, a Taxing Jurisdiction) other than a connection resulting merely from the ownership or holding of such Note, the receipt of payments with respect to such Note or the enforcement of rights thereunder;

(2) any Taxes that would not have been imposed but for the presentation of a Note for payment (where such presentation is required) more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 30-day period;

(3) any estate, inheritance, gift, value added, sales, use, excise, transfer, personal property or similar taxes, duties, assessments or other governmental charges with respect to the Notes;

(4) any Taxes that would not have been so withheld or deducted but for the failure by the Holder or such beneficial owner of the Note to comply with any written request made to that Holder or such beneficial owner in writing at least 30 days before any such withholding or deduction would be payable, by the Issuer, Holdings or any Subsidiary Guarantor or any other Person through whom payment may be made to (i) make a declaration of non-residence, or any other claim or filing for exemption, to which it is entitled or (ii) comply, to the extent legally able to do so, with any certification, identification, information, documentation or other reporting requirement concerning its nationality, residence, identity or connection with the Relevant Jurisdiction, which, in each case, is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Jurisdiction as a precondition to exemption from all or part of such Taxes;

(5) in respect of any payment to a Holder of a Note that is a fiduciary, limited liability company or partnership or any person other than the sole beneficial owner of such payment or Note, any Taxes to the extent that a member or partner of such limited liability company or partnership or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts had such beneficiary, settler, partner, member or beneficial owner been the actual Holder of such Note;

(6) any withholding or deduction in respect of any Taxes is imposed on a payment to an individual that is required to be made pursuant to the European Union Directive 2003/48/EC of June 3, 2003 or any other Directive implementing the conclusions of the European Council of Economic and Finance Ministers (ECOFIN) meeting on 26-27 November 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, these Directives;

(7) any Taxes payable otherwise than by deduction or withholding;

(8) any Taxes that would not have been imposed but for the presentation of such Note (in cases in which presentation is required) for payment in a Relevant Jurisdiction, unless such note could not have been presented for payment elsewhere;

(9) any Taxes imposed or required to be withheld under Sections 1471 to 1474 (or any successor provisions or amendments thereof) of the United States Internal Revenue Code of 1986, as amended, including any regulations or other official guidance thereunder, or any law implementing an intergovernmental approach to such Sections; or

(10) any combination of (1) through (9) above.

(c) If any taxes are required to be deducted or withheld from payments on the Notes or under the Note Guarantees, the Payor shall (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Jurisdiction in accordance with applicable law. The Payor shall use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Jurisdiction imposing such Taxes and shall within a reasonable time provide a certified copy of such receipt to the Trustee (or to a Holder upon written request) (or if such receipt is not available using reasonable efforts, any other evidence of payment reasonably acceptable to the Trustee). The Payor shall attach to each certified copy (or other documentation) a certificate stating (x) that the amount of such Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the Notes.

(d) At least 30 days prior to each date on which any payment under or with respect to the Notes or under the Note Guarantees is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor shall be obligated to pay Additional Amounts with respect to such payment, the Payor shall deliver to the relevant paying agent and the Trustee an Officer’s Certificate stating the fact that such Additional Amounts shall be payable, the amounts so payable and will set forth such other information necessary to enable the relevant paying agent to pay such Additional Amounts to Holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officer’s Certificate addressing such matters.

(e) Any reference in this Indenture or in the Notes to principal, premium, interest, redemption prices or purchase prices in connection with a redemption or purchase of the Notes, or any other amount payable on or with respect to any of the Notes shall be deemed also to refer to any Additional Amounts which may be payable.

(f) Holdings shall pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charge or similar levies that arise in any Relevant Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guarantees, this Indenture or any other document or instrument in relation thereto (other than a transfer of the Notes) and the Issuer, Holdings and each Subsidiary Guarantor shall agree to indemnify the Holders for any such Taxes paid by such Holders.

(g) The obligations set forth in this Section 4.05 shall survive any termination, defeasance or discharge of this Indenture or any Note Guarantee and shall apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or incorporated or any political subdivision or taxing authority or agency thereof or therein.

SECTION 4.06. Stay, Extension and Usury Laws.

The Issuer, Holdings and each of the Subsidiary Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer, Holdings and each of the Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

I. declare or pay any dividend or make any other payment or distribution on or in respect of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries), or to the direct or indirect holders of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or dividends, payments or distributions payable to Holdings or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis, so long as Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution));

II. purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings (other than from Holdings or another Restricted Subsidiary);

III. make any payment on, or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Obligation (other than (A) any intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries, and (B) the payment, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Obligation in anticipation of satisfying a sinking fund obligation, principal installment or payment of principal or interest at the Stated Maturity thereof, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement); or

IV. make any Restricted Investment, (all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), provided that Holdings and Restricted Subsidiaries may make a Restricted Payment under clauses (III) and (IV) above if:

(1) no Default or Event of Default has occurred and is continuing or will occur as a consequence thereof;

(2) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four fiscal quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Expense Coverage Ratio test set forth in clause (a) of Section 4.09 hereof;

(3) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four fiscal quarter period, have a Consolidated Leverage Ratio equal to or less than 4.0:1.0;

(4) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of this Indenture (including Restricted Payments permitted by clause (7) of Section 4.07(b) hereof) (but excluding all other Restricted Payments permitted by Section 4.07(b) hereof) is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing after the date of this Indenture to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds and of the Fair Market Value of marketable securities or other property received by Holdings since the date of this Indenture to the date the Restricted Payment occurs (A) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock or Designated Preferred Stock), or (B) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings that have been converted into or exchanged for Equity Interests (other than Disqualified Stock) less the amount of any cash, or the Fair Market Value of any property, distributed by Holdings upon such conversion or exchange (other than net cash proceeds received from the issue or sale of such Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings or an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees), in each case, other than Excluded Contributions; plus

(C) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of the sale or other disposition of Restricted Investments made by Holdings or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings or its Restricted Subsidiaries, in each case after the Issue Date, provided that the Net Proceeds for any such Restricted Investment (if any) are applied in compliance with Section 4.10 hereof (to the extent the covenant is applicable); plus

(D) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of the sale of the stock of an Unrestricted Subsidiary (other than to Holdings or a Restricted Subsidiary) or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary after the Issue Date (to the extent such amount is not already included in the calculation of Consolidated Net Income); plus

(E) in the event that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of this Indenture, the amount of Investments previously made by Holdings or a Restricted Subsidiary in such Unrestricted Subsidiary as of the date of such redesignation.

(b) The preceding provisions shall not prohibit:

(1) [Reserved];

(2) the redemption, repurchase, retirement, defeasance or other acquisition or retirement of any Subordinated Obligation of the Issuer, Holdings or any Subsidiary Guarantor or of any Equity Interests of Holdings in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings (other than Disqualified Stock or an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees) or from the substantially concurrent contribution of common equity capital to Holdings; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (a)(3)(B) of this Section 4.07;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Obligations of the Issuer, Holdings or any Subsidiary Guarantor with the net cash proceeds from an Incurrence of, or in exchange for, Permitted Refinancing Indebtedness; provided that no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such payment or would occur as a consequence thereof;

(4) [Reserved];

(5) [Reserved];

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation upon a Change of Control or an Asset Sale to the extent required by this Indenture or other agreement pursuant to which such Subordinated Obligation was issued, but only if Holdings (a) in the case of a Change of Control, has made an offer and complied with and satisfied all obligations to repurchase the Notes as described under Section 4.14 hereof to the extent required by Section 4.14 to do so, or (b) in the case of an Asset Sale, has applied the Net Proceeds from such Asset Sale in accordance with the provisions described under Section 4.10 hereof to the extent applicable;

(8) [Reserved];

(9) [Reserved];

(10) the declaration and payment of dividends by Holdings to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(i) income taxes, to the extent such income taxes are attributable to the income of Holdings and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Holdings and its Restricted Subsidiaries would be required to pay in respect of taxes for such fiscal year were Holdings, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(ii) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries; and

(iii) general corporate operating and overhead costs and expenses of any direct or indirect parent company of Holdings to the extent such costs and expenses are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries.

(11) [Reserved];

(12) Restricted Payments under clause (III) or (IV) of the definition thereof that are made with Excluded Contributions;

(13) [Reserved];

(14) other Restricted Payments under clause (III) or (IV) of the definition thereof in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed $25.0 million; provided that, at the time of, and after giving effect to, any Restricted Payment permitted under the foregoing clauses of this paragraph, no Default shall have occurred and be continuing or would occur as a consequence thereof;

(15) the payment of any distributions or payments in an amount necessary to complete the Restructuring Transactions and pay any fees and expenses incurred directly in connection with the Restructuring Transactions; and

(16) distributions in connection with the transactions contemplated by the Bankruptcy Proceedings, the Plan of Reorganization or as set forth in the Plan Confirmation Order.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The determination by Holdings’ Board of Directors, with respect to the Fair Market Value of any assets or securities that are required to be valued by this covenant, must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million. Not later than ten Business Days following a request from the Trustee, Holdings shall deliver to the Trustee an officers’ certificate stating that each Restricted Payment made in the six months preceding the date of request is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

(d) Notwithstanding any of the foregoing provisions, any redemption, repurchase, retirement, defeasance or other acquisition or retirement of Subordinated Obligations held by an Affiliate of Holdings may only be redeemed, repurchased, retired, defeased or otherwise repaid prior to the Stated Maturity thereof to the extent such Subordinated Obligations when issued or borrowed, were funded at par and in cash to the Issuer, Holdings or such Subsidiary Guarantor.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (a) on its Capital Stock or (b) with respect to any other interest or participation in, or measured by, its profits;

(2) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(3) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(4) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in agreements in place on the date of this Indenture;

(2) An ABL Facility pursuant to which Indebtedness permitted to be Incurred by clause (b)(1) of Section 4.09 hereof is Incurred, provided that the encumbrances or restrictions contained in any ABL Facility, taken as a whole, are not materially more restrictive than encumbrances or restrictions customarily contained in credit facilities of Persons with a credit rating similar to that of the Issuer; and provided further that the Board of Directors of the Issuer determined in good faith that such restrictions do not materially and adversely affect the Issuer’s ability to make payments of principal of and interest on the Notes;

(3) [Reserved];

(4) this Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreements;

(5) any applicable law, rule, regulation or order;

(6) any agreement or instrument governing Indebtedness or Capital Stock of a Person or any of its Subsidiaries as in effect at the time such Person becomes a Subsidiary of Holdings or at the time it merges with or into Holdings or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such Person becoming a Subsidiary or such acquisition, merger or consolidation), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired or, in the case of assumed Indebtedness, to any property or assets other than those acquired from such Person, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments in effect on the date of acquisition;

(7) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

(8) purchase money obligations for property acquired in the ordinary course of business that impose on such property restrictions of the nature described in clause (a)(4) of this Section 4.08;

(9) any restriction imposed under an agreement for the sale or other disposition of assets or Equity Interests permitted under this Indenture pending completion of such sale or other disposition;

(10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness, taken as a whole, are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(11) Liens securing Indebtedness (or the documentation relating to the Indebtedness so secured) otherwise permitted to be Incurred under Section 4.12 hereof or Section 4.15 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) customary provisions limiting or prohibiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

(13) restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(14) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date under Section 4.09 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in any ABL Facility, together with the security documents associated therewith or (ii) in comparable financings (as determined in good faith by the Issuer) and where, in the case of clause (ii), either (a) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(15) any encumbrance or restriction existing by reason of any lien permitted under Section 4.12; or

(16) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this paragraph or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (15) of this paragraph or this clause; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).

SECTION 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that Holdings may Incur Junior Subordinated PIK Indebtedness or issue Disqualified Stock and the Issuer or any Subsidiary Guarantor may Incur Junior Subordinated PIK Indebtedness or issue Disqualified Stock or Preferred Stock, if (x) the Consolidated Interest Expense Coverage Ratio for Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Junior Subordinated PIK Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0 and (y) the Consolidated Leverage Ratio on such date of incurrence is less than 4.0 to 1.0, in each case of clause (x) and (y) as determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Junior Subordinated PIK Indebtedness had been Incurred or the Disqualified Stock and Preferred Stock had been issued, as the case may be, at the beginning of such applicable four-quarter period.

(b) Clause (a) of this Section 4.09 shall not prohibit the Incurrence of any of the following items of Indebtedness or Disqualified Stock, as applicable (collectively, “Permitted Debt”):

(1) the Incurrence by the Issuer, Holdings or any of the Subsidiary Guarantors of Indebtedness under an ABL Facility in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the obligations in respect thereof), not to exceed $50.0 million;

(2) the Incurrence by the Issuer, Holdings and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture;

(3) [Reserved];

(4) the Incurrence by Holdings and its Restricted Subsidiaries of the Indebtedness outstanding on the Issue Date; provided that, for the avoidance of doubt, Indebtedness described in clauses (2) and (7) of this clause (b) shall not be deemed to constitute Indebtedness outstanding on the Issue Date for purposes of this clause (4);

(5) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of (or as a result of) financing all or any part of the purchase price, lease or cost of construction or improvement of property (real or personal), plant or equipment used in the business of Holdings or such Restricted Subsidiary (including through the direct purchase of assets or the Capital Stock of any Person owning such assets), in an aggregate principal amount, including all Permitted

Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (5), not to exceed, at any time outstanding, the greater of 3.0% of Total Assets and $45.0 million; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 90 days thereafter; provided that the principal amount of any Indebtedness permitted under this Section 4.09(b)(5) did not in each case at the time of Incurrence exceed the Fair Market Value, as determined in accordance with the definition of such term, of the acquired or constructed asset or improvement so financed;

(6) the Incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under clause (a) of this Section 4.09 or clauses (2), (4), (6) or (18) of this clause (b);

(7) the Incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries; provided, however, that:

(i) if the Issuer, Holdings or any Subsidiary Guarantor is the obligor on such Indebtedness, any such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of Holdings or a Subsidiary Guarantor; and

(ii) (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer, Holdings or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause (7);

(8) the issuance of shares of Preferred Stock by a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which, in either case, results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock that was not permitted by this clause (8);

(9) the Incurrence by the Issuer, Holdings or any Subsidiary Guarantor of Hedging Obligations not for speculative purposes;

(10) the guarantee by Holdings or any of its Restricted Subsidiaries of Indebtedness of Holdings or a Restricted Subsidiary that was permitted to be Incurred by another provision of this Section 4.09;

(11) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of Holdings as accrued;

(12) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bank guarantees, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations (and letters of credit in respect thereof) in the ordinary course of business;

(13) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations of Holdings or any of its Restricted Subsidiaries Incurred in connection with the disposition of any business, assets or Subsidiary of Holdings; provided that such Indebtedness is not reflected on the balance sheet of Holdings or any Restricted Subsidiary and that the maximum liability in respect of all such Indebtedness shall not exceed the gross proceeds actually received by Holdings or any Restricted Subsidiary in connection with such disposition;

(14) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days of its Incurrence;

(15) the Incurrence by any Restricted Subsidiary of Indebtedness represented by letters of credit entered into in the ordinary course of business to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following such drawing or Incurrence;

(16) the Incurrence by Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) which, when taken together with all other Indebtedness of Holdings and its Restricted Subsidiaries outstanding on the date of such Incurrence and Incurred pursuant to this clause (16), does not exceed $50.0 million at any time outstanding (it being understood that amounts permitted pursuant to this clause (16) shall not be applied to increase the size of any ABL Facility permitted under clause (1) above); provided that up to $25.0 million of such $50.0 million permitted to be Incurred pursuant to this clause (16) may be either (x) secured by pari passu or junior Liens pursuant to clause (29) of the definition of Permitted Liens herein, (y) incurred by Restricted Subsidiaries (other than the Issuer) that are not Subsidiary Guarantors or (z) a combination of (x) and (y) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (16) by the Issuer, Holdings or any Subsidiary Guarantor shall cease to be deemed Incurred or outstanding for purposes of this clause (16) but shall be deemed Incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer, Holdings or such Subsidiary Guarantor could have Incurred such Indebtedness, Disqualified Stock or Preferred Stock under clause (a) of this Section 4.09 without reliance on this clause (16));

(17) [Reserved];

(18) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer, Holdings or a Subsidiary Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Issuer, Holdings or any Subsidiary Guarantor or merged into the Issuer, Holdings or a Subsidiary Guarantor in accordance with the terms of this Indenture; provided that after giving effect to such acquisition or merger, either:

(i) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (a) of this Section 4.09, or

(ii) the Consolidated Interest Expense Coverage Ratio for Holdings and its Restricted Subsidiaries would be equal to or greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such acquisition or merger, and the Consolidated Leverage Ratio for Holdings and its Restricted Subsidiaries would be equal to or less than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such acquisition or merger, in each case on a pro forma basis taking into account such designation;

(19) Indebtedness consisting of Indebtedness issued by Holdings or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent permitted in Section 4.07 hereof; and

(20) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(c) For purposes of determining compliance with this Section 4.09:

(1) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness Incurred in compliance with this covenant shall be disregarded;

(2) in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) and (b) of this Section 4.09, Holdings, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may from time to time reclassify such item of Indebtedness, and shall only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Indebtedness outstanding under an ABL Facility will be treated as incurred under clause (b)(1) of this Section 4.09 and not clause (a) of this Section 4.09;

(3) all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in clauses (a) and (b) of this Section 4.09 so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;

(4) in the case of any Permitted Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing;

(5) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or similar instruments relating to, or Liens securing, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(e) No Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of Holdings and no Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Issuer. In addition, Holdings will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt.

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings and its Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.10. Asset Sales.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Holdings or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both. For purposes of this Section 4.10, each of the following forms of consideration will be deemed to be cash:

(i) any liabilities, as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet, of Holdings or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases Holdings or such Restricted Subsidiary from further liability;

(ii) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 90 days after receipt;

(iii) any Designated Non-cash Consideration received by Holdings or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time of outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(iv) Cash Equivalents.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings or any Restricted Subsidiary may apply those Net Proceeds:

(1) to repay Senior Indebtedness of the Issuer or Indebtedness of a Subsidiary Guarantor (other than Subordinated Obligations of such Subsidiary Guarantor) (in each case, other than Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer); provided, however, that in connection with any such repayment of Indebtedness pursuant to this clause (1), the Issuer or such Subsidiary Guarantor will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so repaid; provided, further, that to the extent the Issuer repays Senior Indebtedness other than the Notes pursuant to this Section 4.10(b)(1), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 3.10 and below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest, if any; provided, however that, in addition to the foregoing, (x) the Net Proceeds from any Asset Sale of ABL Priority Collateral may not be applied to repay any Senior Indebtedness other than Obligations under the ABL Facility and (y) the Net Proceeds from any Asset Sale of Notes Priority Collateral may not be applied to repay any Senior Indebtedness other than Obligations under the Notes;

(2) to repay any other Indebtedness of any non-Guarantor Restricted Subsidiary (other than Indebtedness owed to Holdings or a Restricted Subsidiary); provided, however, that in connection with any repayment of Indebtedness pursuant to this clause (2), the non-Guarantor Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so repaid;

(3) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under this Indenture);

(4) to make a capital expenditure in any property, plant or equipment to be used by Holdings or a Restricted Subsidiary in a Permitted Business with respect to assets used or useful in a Permitted Business;

(5) to make an investment in properties or assets that replace the properties and assets that were the subject of the Asset Sale;

(6) to acquire other long-term assets that are used or useful in a Permitted Business; or

(7) in any combination of applications and investments specified in clauses (1) through (6) above.

(c) Pending the final application of any Net Proceeds pursuant to this Section 4.10, Holdings and any Restricted Subsidiary may temporarily reduce Indebtedness or otherwise use such Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (1) through (7) above will, at the end of the period specified for application or reinvestment, constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, the Issuer will, within 10 Business Days, make an offer (“Asset Sale Offer”), (i) with respect to Excess Proceeds from any Asset Sale of ABL Priority Collateral, if required by the terms of the ABL Facility, to holders of Indebtedness under the ABL Facility or, if no asset sale offer is so required by the terms of the ABL Facility, to all Holders of Notes; (ii) with respect to Excess Proceeds from any Asset Sale of Notes Priority Collateral, to all Holders of Notes, and (iii) other than with respect to Excess Proceeds from any Asset Sale of Collateral, to all Holders of Notes and, at the Issuer’s option, all holders of other Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”) if required by the terms of the documents governing such Pari Passu Indebtedness, to purchase on a pro rata basis the maximum principal amount of Notes and, if applicable, such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and, if applicable, such other Pari Passu Indebtedness being repurchased plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and, if applicable, such other Pari Passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and, if applicable, such other Pari Passu Indebtedness to be purchased will be selected on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such failure to otherwise comply with the Asset Sale provisions.

SECTION 4.11. Transactions with Affiliates.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) unless:

(1) such Affiliate Transaction is on terms that are, when taken as a whole, no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Holdings or such Restricted Subsidiary with an unrelated Person, and

(2) the Issuer delivers to the Trustee:

(i) with respect to any Affiliate Transaction or series of related Affiliate Transactions which involve aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Holdings set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Holdings; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions which involve aggregate consideration in excess of $10.0 million, in addition to the board resolution required in clause (a)(2)(i) of this Section 4.11, a written opinion as to the fairness to the Issuer of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of internationally recognized standing. The Trustee shall accept such Officer’s Certificate and financial fairness opinion as conclusive evidence of the satisfaction of the conditions described in this Section 4.11(a), and shall not be obligated to verify the accuracy or content thereof or whether the accounting, appraisal or investment banking firm delivering such financial fairness opinion is of internationally recognized standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among Holdings and/or its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction), provided that such transactions are not otherwise prohibited by this Indenture;

(2) any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business (or is otherwise reasonable as determined in good faith by the Issuer’s Board of Directors) with any officer, employee, consultant or director and reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of Holdings or any of its Restricted Subsidiaries;

(3) issuances or sales of Equity Interests (other than Disqualified Stock) of Holdings to any direct or indirect parent company of Holdings or to any Permitted Holder or to any director, manager, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of Holdings, any of its direct or indirect parent companies or any of its Subsidiaries;

(4) any agreement of Holdings or any Affiliate of Holdings as in effect as of the date of this Indenture and disclosed in the Plan Confirmation Order, Plan of Reorganization or Disclosure Statement, or any amendment thereto or any replacement agreement, or any transaction pursuant to or contemplated by any such agreement, amendment or replacement, so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the Holders than the original agreement as in effect on the date of this Indenture;

(5) with respect to the requirements of clause (a)(2) of this Section 4.11 only, transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to Holdings and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(6) [Reserved];

(7) payments or loans (or cancellation of loans) to employees or consultants of Holdings or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are (i) approved by a majority of the Board of Directors of the Issuer in good faith and (ii) otherwise permitted under Section 4.07 hereof;

(8) investments by any of the Sponsors in securities of Holdings or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

(9) [Reserved];

(10) Restricted Payments (including Permitted Investments) that are permitted under Section 4.07 hereof;

(11) [Reserved];

(12) transactions, arrangements, fee reimbursements and indemnities specifically and expressly permitted between or among such parties under the Plan of Reorganization or pursuant to the Bankruptcy Proceedings; and

(13) the consummation of the transactions contemplated by the Plan of Reorganization and the Plan Confirmation Order.

SECTION 4.12. Liens.

Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly create, Incur, assume or suffer to exist any Lien securing Indebtedness or Attributable Debt (other than Permitted Liens) (i) on the Collateral or (ii) on any other asset or property of Holdings or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless, solely with respect to property or assets referred to in this clause (ii), the Notes (or the related Note Guarantee in the case of Liens of Holdings or a Subsidiary Guarantor) are equally and ratably secured with (or, in the event the Lien is related to Subordinated Obligations, are secured on a senior basis to) the obligations so secured for as long as such obligations are so secured.

SECTION 4.13. Company Existence.

Subject to Article V hereof, Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Holdings and its Restricted Subsidiaries; provided that Holdings shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than Holdings), if Holdings in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole.

SECTION 4.14. Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part of such Holder’s Notes, in a minimum principal amount of $200,000, pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the purchase date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in denominations of $1,000 or whole multiples of $1,000 in excess thereof, provided that no Notes of less than $200,000 shall be repurchased in part, except that if all of the Notes of such Holder are to be repurchased, the entire outstanding amount of such Notes held by such Holder shall be repurchased.

(b) Within 30 days following any Change of Control, the Issuer shall send, by first-class mail, with a copy to the Trustee, to each Holder of Notes a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to Section 4.14 hereof and that all Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Purchase Date”);

(3) the circumstances and relevant facts regarding the Change of Control; and

(4) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment (which procedures may also be performed at the office of any paying agent required by the applicable rules of any internationally recognized stock exchange on which the Notes are then listed).

(c) The Change of Control Offer will be required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date. The Issuer will purchase all Notes properly tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in the Change of Control notice.

(d) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(e) Notwithstanding the foregoing, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price. Any Notes tendered by a third party will not be required to be canceled.

(f) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement has been entered into for the Change of Control at the time of making the Change of Control Offer.

SECTION 4.15. Sale and Leaseback Transactions.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that Holdings or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) Holdings or that Restricted Subsidiary, as applicable, could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under Section 4.09(b)(5) and the amount equal to such Attributable Debt shall be treated as incurred under Section 4.09(b)(5), and (b) Incurred a Lien to secure Indebtedness in an amount equal to such Attributable Debt pursuant to paragraph (9) of the definition of “Permitted Liens” in Section 1.01 hereof; and

(2) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and Holdings or the Restricted Subsidiary applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

SECTION 4.16. Amendments to Intercreditor Agreements.

(a) At the discretion of the Issuer and without the consent of the Holders of the Notes, at any time of, or prior to, the Incurrence by the Issuer or any Guarantor of any Indebtedness permitted pursuant to Section 4.09(b)(1) hereof (including by way of a Guarantee of Indebtedness of the Issuer), the Issuer, the relevant Guarantors, the Trustee and the Security Agent and the other parties thereto shall enter into the ABL Intercreditor Agreement, in each case as permitted under this Indenture, subject to the Trustee receiving an Officer’s Certificate and an Opinion of Counsel.

(b) At the written direction of the Issuer and without the consent of the Holders of the Notes, the Trustee shall from time to time, and subject to receipt of an Officer’s Certificate and an Opinion of Counsel, enter into one or more amendments to any Intercreditor Agreement to: (i) cure any ambiguity, omission, defect or inconsistency in such Intercreditor Agreement, (ii) increase the amount of Indebtedness or the types of Indebtedness covered by such Intercreditor Agreement that may be Incurred by the Issuer, Holdings or a Subsidiary Guarantor and secured, in each case, in compliance with this Indenture and that is subject to such Intercreditor Agreement, (iii) add Subsidiary Guarantors to such Intercreditor Agreement or (iv) further secure the Notes.

The Trustee shall be entitled to rely on such Officer’s Certificate and the Opinion of Counsel without any liability.

(c) The Issuer shall not otherwise direct the Trustee to enter into any amendment to any Intercreditor Agreement without the consent of the Holders of the majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted by Article IX hereof and the Issuer may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or such relevant Intercreditor Agreement.

(d) Each Holder of a Note, by accepting such Note, shall be deemed to have agreed to and accepted the terms and conditions of the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein). A copy of the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement (in each case if any) shall be available for inspection during normal business hours on any Business Day upon prior written request at the offices of the Trustee.

SECTION 4.17. Payments for Consent.

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of Notes that are entitled under this Indenture to, and do, consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement; provided that Holdings and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude holders of Notes in any jurisdiction where (i) the solicitation of such consent, waiver or amendment, including in connection with an exchange offer or an offer to purchase for cash, or (ii) the payment of the consideration therefor would require Holdings or any Restricted Subsidiary to file a registration statement, prospectus or similar document under any applicable securities laws, which the Issuer in its sole discretion determines (acting in good faith) (A) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction) or (B) such solicitation would otherwise not be permitted under applicable law in such jurisdiction.

SECTION 4.18. Creation and Impairment of Security Interests.

(a) Holdings, the Issuer and each Subsidiary Guarantor shall, as applicable, take all such actions and execute and deliver all such documents as and when required pursuant to Schedule 12.02B hereto.

(b) Subject to clause (c) of this Section 4.18, Holdings will not, and will not permit any Restricted Subsidiary to, take, or knowingly or negligently omit to take, any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral (it being understood, subject to the proviso below, that the Incurrence of Permitted Liens relating to the Collateral securing the Notes shall under no circumstances be deemed to impair in any material respect the security interest with respect to the Collateral) for the benefit of the Holders of Notes, and Holdings will not, and will not permit any Restricted Subsidiary to, grant to any Person other than the Trustee or the Security Agent, for the benefit of the Holders of Notes, the Trustee, the Security Agent and the other beneficiaries described in the Security Documents or any beneficiaries described in the ABL Security Documents or the documents governing the Junior Subordinated PIK Indebtedness, any interest whatsoever in any of the Collateral, except as permitted hereunder or in the Security Documents; provided, however, that in each case Holdings or any Restricted Subsidiary may Incur Permitted Liens and the Collateral may be discharged and released in accordance with this Indenture.

(c) At the direction of the Issuer and without the consent of the Holders of Notes, the Security Agent will from time to time and subject to receipt of an Opinion of Counsel, enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein that does not adversely affect the Holders of the Notes in any material respect, (ii) provide for Permitted Liens, (iii) add to the Collateral, (iv) provide for the discharge and release of the Collateral in accordance with this Indenture or (v) make any other change thereto that does not adversely affect the Holders of the Notes in any material respect; provided, however, that no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or replacement, the Issuer delivers to the Trustee an Opinion of Counsel, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens (other than in respect of Liens on assets that have been added to the Collateral as a result of such amendment, extension, renewal, restatement, supplement, modification or replacement) securing the Notes created under the Security Documents so amended, extended, renewed, restated, supplemented or otherwise modified or replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

The Trustee shall be entitled to rely on such Opinion of Counsel without any liability.

SECTION 4.19. [Reserved]

SECTION 4.20. Limitation on Lines of Business.

Holdings will not, and will not permit any Restricted Subsidiary to, engage in any material line of business substantially different from a Permitted Business.

SECTION 4.21. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of Holdings may designate any Restricted Subsidiary as an Unrestricted Subsidiary if:

(1) the Subsidiary to be so designated does not own any Capital Stock, Redeemable Stock or Indebtedness of, or own or hold any Lien on any property or assets of, Holdings or any other Restricted Subsidiary;

(2) such designation complies with Section 4.07 hereof; and

(3) such Subsidiary has not at the time of designation, and does not thereafter, create, Incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary.

(b) For the avoidance of doubt, neither UTC nor UTL shall be permitted to be designated as an Unrestricted Subsidiary.

(c) For purposes of Section 4.07 hereof, “Investment” will include the portion (proportionate to Holdings’ equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a re-designation of such Subsidiary as a Restricted Subsidiary Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Holdings’ “Investment” in such Subsidiary at the time of such designation less (b) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time such Subsidiary is so redesignated a Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary in accordance with the above sentence, any Person that becomes a Subsidiary of Holdings or of any Restricted Subsidiary will be classified as a Restricted Subsidiary.

(d) The Board of Directors of Holdings may designate any Unrestricted Subsidiary as a Restricted Subsidiary if:

(1) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(2) (i) Holdings could Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of Section 4.09 hereof; or (ii) the Consolidated Interest Expense Coverage Ratio for Holdings and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such acquisition or merger, and the Consolidated Leverage Ratio for Holdings and its Restricted Subsidiaries would be less than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such acquisition or merger, in each case on a pro forma basis taking into account such designation; and

(3) such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary).

(e) Any such designation or re-designation by the Board of Directors of Holdings will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of Holdings giving effect to such designation or re-designation and an Officer’s Certificate that:

(1) certifies that such designation or re-designation complies with the foregoing provisions; and

(2) gives the effective date of such designation or re-designation; such filing with the Trustee to occur within 30 days after the end of the financial quarter of Holdings in which such designation or re-designation is made (or, in the case of a designation or re-designation made during the last financial quarter of Holdings’ financial year, within 45 days after the end of such financial year).

SECTION 4.22. Future Subsidiary Guarantors and Future Security.

(a) After the Issue Date:

(1) if Holdings forms or otherwise acquires, directly or indirectly, any Restricted Subsidiary, Holdings shall cause such Restricted Subsidiary to Guarantee the Notes under a Note Guarantee on the terms and conditions in this Indenture; provided, however, in the event Holdings or a Restricted Subsidiary forms or otherwise acquires, directly or indirectly, a Restricted Subsidiary organized or incorporated under the laws of a jurisdiction other than the United States and the jurisdiction prohibits by law, regulation or order the Restricted Subsidiary from providing a Note Guarantee, Holdings shall use all commercially reasonable efforts, including pursuing required waivers, over a period of up to one year, to provide the Note Guarantee. If Holdings or a Restricted Subsidiary is unable during the period to obtain an enforceable Note Guarantee in the jurisdiction, then the Restricted Subsidiary shall not be required to provide a Note Guarantee so long as the Restricted Subsidiary does not Guarantee any other Indebtedness of Holdings or the other Restricted Subsidiaries;

(2) Holdings will cause any Subsidiary that is not a Subsidiary Guarantor and that Guarantees any other Indebtedness of Holdings or the Restricted Subsidiaries, to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture; and

(3) with respect to any guarantee of Subordinated Obligation by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to the Notes at least to the same extent as such Subordinated Obligation is subordinated to the Notes.

(b) Upon execution of such supplemental indenture, such Subsidiary will become a Subsidiary Guarantor. Each Guarantee executed and delivered pursuant to clause (a) of Section 4.22 hereof will be referred to as an “Additional Guarantee” and will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering such Additional Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights or creditors generally, or otherwise to reflect limitations under applicable law.

(c) From and after the Issue Date, promptly after (i) the formation or acquisition by Holdings of a Material Subsidiary, (ii) the acquisition by Holdings, the Issuer or any Subsidiary Guarantor (including any Material Subsidiary) of any After-Acquired Property, or (iii) any Restricted Subsidiary becomes a Material Subsidiary, Holdings, the Issuer or the Subsidiary Guarantor, as applicable, shall take, or shall cause such Material Subsidiary to take, all reasonable actions as reasonably determined by the Issuer or as reasonably requested by the Security Agent as necessary or desirable (in each case, subject to the Agreed Security Principles) to vest in the Security Agent, as confirmed by an Officer’s Certificate and Opinion of Counsel delivered to the Security Agent, a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property and/or the rights, property, and assets of such Material Subsidiary and to have such After-Acquired Property and rights, property, and assets of such Material Subsidiary added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property and rights, property and assets of such Material Subsidiary to the same extent and with the same force and effect. The Opinion of Counsel required by this Section 4.22(c) (x) shall be in substantially the same form or forms as those Opinions of Counsel delivered pursuant to Schedule 12.02A and Schedule 12.02B (such Opinions of Counsel delivered pursuant to Schedule 12.02A and Schedule 12.02B, the “Existing Opinions”), and cover substantially the same or similar opinions as those covered by such Existing Opinions (subject to any applicable and customary local law requirements, qualifications or considerations) and (y) shall be delivered in connection with (A) the formation or acquisition by Holdings of a Material Subsidiary, (B) the acquisition by Holdings, the Issuer or any Subsidiary Guarantor (including any Material Subsidiary) of any After-Acquired Property, or (C) any Restricted Subsidiary becoming a Material Subsidiary, to the extent such Material Subsidiary, Holdings, the Issuer or any Subsidiary Guarantor enters into Security Documents substantially in the same form as the Security Documents delivered pursuant to Schedule 12.02A and Schedule 12.02B (giving effect to any changes required due to local law requirements and considerations) (such Security Documents delivered pursuant to Schedule 12.02A and Schedule 12.02B, the “Existing Security Documents”), and in the same jurisdictions as those jurisdictions contemplated by the Existing Security Documents or in jurisdictions where providing such security is practicable, subject to the Agreed Security Principles.

(d) Each Additional Guarantee will (i) be a general unsubordinated obligation of such Subsidiary, (ii) be secured by all the security granted by such Subsidiary Guarantor to secure its obligations in respect of other Indebtedness of the Subsidiary Guarantor, (iii) rank pari passu with all existing and future Indebtedness of such Subsidiary that is not subordinated to such Additional Guarantee, (iv) be senior in right of payment to all future obligations of such Subsidiary expressly subordinated in right of payment to such Additional Guarantee, and (v) be effectively subordinated to any existing or future Indebtedness of such Subsidiary Guarantor that is secured with property and assets that do not secure the Note Guarantee, to the extent of the value of the assets serving as security therefor.

(e) Notwithstanding the foregoing and the other provisions of this Indenture, any Additional Guarantee by a Subsidiary of Holdings of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged in the circumstances described under Section 10.06 hereof. Any Additional Guarantee shall be considered a “Note Guarantee” as described in Article X hereof and, in particular, shall be subject to the terms of the Intercreditor Agreement (if any) and the Security Documents, as applicable. Any security granted shall be released in the circumstances described under Article XII hereof.

(f) If any Subsidiary listed in clause (d) of Schedule 12.02A or clause (a) of Schedule 12.02B is not dissolved or disposed of in accordance with the provisions set forth in clause (d) of Schedule 12.02A or clause (a) of Schedule 12.02B, as applicable, within 180 days after the Issue Date, then the Issuer and Holdings shall, to the extent not prohibited by applicable law, promptly cause such Subsidiary to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture; provided, that, if by executing a supplemental indenture and Guaranteeing payment of the Notes as required by this Section 4.22(f), such entity is delayed in, or prevented from, being dissolved or disposed of as required by the applicable provisions set forth in clause (d) of Schedule 12.02A or clause (a) of Schedule 12.02B, such failure to be dissolved or disposed of shall in no event constitute a Default or Event of Default.

SECTION 4.23. [Reserved]

SECTION 4.24. List of Affiliates.

No later than three (3) Business Days after the Issue Date, the Issuer shall provide to the Trustee a list of holders of Notes (and any beneficial owners thereof) as of the Issue Date that constitute Affiliates of the Issuer.

SECTION 4.25. Equity Ownership of the Issuer and UMS.

Holdings shall continue to own, directly or indirectly, 100% of the Equity Interests of the Issuer and UMS Holdings, at all times.

ARTICLE V

SUCCESSORS

SECTION 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither the Issuer nor Holdings may merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary into the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property and assets in any one transaction or series of transactions unless:

(1) the Issuer or Holdings, as applicable, shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Issuer or Holdings, as applicable) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized or incorporated and existing under the laws of the Cayman Islands, Singapore, the United States, any state of the United States or the District of Columbia;

(2) the Surviving Person (if other than the Issuer or Holdings, as applicable) expressly assumes, by supplemental indenture to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Issuer or Holdings, as applicable;

(3) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (3) and clauses (4) and (5) below, any Indebtedness that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (x) the Issuer or Holdings, as applicable, or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under clause (a) of Section 4.09 hereof, or (y) the Consolidated Interest Expense Coverage Ratio of Holdings and its Restricted Subsidiaries or the Surviving Person and its Restricted Subsidiaries, as the case may be, is not less than that of Holdings and its Restricted Subsidiaries immediately prior to such transaction and the Consolidated Leverage Ratio of Holdings and its Restricted Subsidiaries or the Surviving Person and its Restricted Subsidiaries, as the case may be, would be equal to or less than that of Holdings and its Restricted Subsidiaries immediately prior to such transaction;

(5) the Issuer or Holdings, as applicable, shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction, and the supplemental indenture, if any, in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

(6) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (a)(1) of this Section 5.01 will apply), shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes.

(b) The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer or Holdings, as applicable, under this Indenture, but the predecessor company in the case of:

(1) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Issuer as an entirety or virtually as an entirety), or

(2) a lease,

shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes.

(c) No Subsidiary Guarantor will consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ property or assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions) to another Person (other than the Issuer or another Guarantor), unless:

(1) such Guarantor shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property shall be the Issuer, another Guarantor or shall become a Guarantor concurrently with the transaction;

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, the conditions set forth in (x) or (y) of clause (a)(4) of this Section 5.01 shall have been met; and

(4) Holdings shall deliver, or cause to be delivered, to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction, and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied; provided that this paragraph shall not apply to any sale or other disposition that complies with Section 4.10 hereof or any Guarantor whose Note Guarantee is unconditionally released in accordance with Section 10.06 hereof.

SECTION 5.02. Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer, Holdings or a Subsidiary Guarantor in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Issuer, Holdings or such Subsidiary Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer, Holdings or such Subsidiary Guarantor, as applicable, shall refer instead to the successor corporation and not to the Issuer, Holdings or such Subsidiary Guarantor, as applicable), and may exercise every right and power of the Issuer, Holdings or such Subsidiary Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer, Holdings or a Subsidiary Guarantor, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

(a) Each of the following is an “Event of Default” with respect to the Notes:

(1) default for 30 days in the payment when due of interest, or any Additional Amounts, on any Notes;

(2) default in payment when due at maturity, redemption or otherwise, including the failure to make a payment to purchase Notes when required pursuant to this Indenture, including Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer, of the principal of or premium, if any, on such Notes;

(3) failure by the Issuer, Holdings or any Subsidiary Guarantor to comply with its obligations under Section 5.01 and Section 4.19 hereof;

(4) failure by Holdings or any of its Subsidiaries for 30 days after the Issuer receives notice from the Trustee or from Holders of at least 25% in outstanding aggregate principal amount of any Notes to comply with any of the covenants under Article IV of this Indenture (except for Sections 4.02, 4.04, 4.05, 4.06 and 4.13 hereof) (in each case, other than a failure to purchase Notes, which will constitute an Event of Default under clause (2) above and other than a failure to comply with the obligations under Section 5.01 hereof, which is covered by clause (3));

(5) failure by Holdings or any of its Subsidiaries to comply for 60 days after the Issuer receives notice from the Trustee or from Holders of at least 25% in outstanding aggregate principal amount of the Notes to comply with any of the other covenants or agreements in this Indenture or the Notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries) other than Indebtedness owed to Holdings or a Restricted Subsidiary whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at its Stated Maturity (after giving effect to applicable grace periods provided in such Indebtedness) (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates at any time $20.0 million;

(7) failure by the Issuer, Holdings or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8) except as permitted by this Indenture, any Note Guarantee of Holdings or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary relating to such Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Holdings or any such Subsidiary Guarantor, or any Person authorized by and acting on behalf of Holdings or any such Subsidiary Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

(9) the security interest purported to be created under any Security Document in favor of the Trustee and the Holders of the Notes, at any time ceases to be in full force and effect and to constitute a valid and perfected Lien with the priority required by the applicable Security Document and/or any Intercreditor Agreement for any reason other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or in accordance with the terms of this Indenture and any Intercreditor Agreement, or any security interest purported to be created under any Security Document is declared invalid or unenforceable, or any Person granting any such security interest asserts in any pleading in any court of competent jurisdiction that any such security interest is invalid or unenforceable and (but only in the event that such failure to be in full force and effect or such assertion is capable of being cured without imposing any new hardening period, in equity or at law, that such security interest was not otherwise subject immediately prior to such failure or assertion) such failure to be in full force and effect or such assertion has continued uncured for a period of 10 days;

(10) the Issuer, Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy law;

(iii) consents to the appointment of a receiver, liquidator, administrator, judicial manager, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(11) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer, Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which the Issuer, Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, administrator, judicial manager, assignee, trustee, sequestrator or other similar official of the Issuer, Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer, Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(iii) orders the liquidation, administration or judicial management of the Issuer, Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); and the order or decree remains unstayed and in effect for 60 consecutive days; and

(12) failure by any Restricted Subsidiary (x) that is a guarantor or that becomes a guarantor of obligations in respect of loans under an ABL Facility to execute and deliver to the Trustee, upon or promptly after it has become such a guarantor, a Note Guarantee pursuant to which such Restricted Subsidiary unconditionally Guarantees, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis or (y) to grant liens with scope and priority as contemplated by this Indenture and the Security Documents in favor of the Trustee and the Holders of the Notes upon or promptly after it has granted a security interest over such assets or undertakings to secure obligations under loans of any ABL Facility, in each case, as required under Section 4.22.

SECTION 6.02. Acceleration.

(a) In the case of an Event of Default specified in clause (10) or (11) of Section 6.01 hereof, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee, or the Holders of at least 25% in outstanding aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. As permitted by Section 6.04, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. The Trustee shall have no obligation to accelerate the Notes if and so long as it in good faith determines acceleration is not in the interest of the Holders, unless directed to accelerate, in writing, by the Majority Holders.

(b) If the Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, as a result of an Event of Default, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the Notes plus accrued and unpaid interest thereon, in effect on the date of such acceleration as if such acceleration were an optional redemption of the Notes accelerated.

Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a voluntary or involuntary bankruptcy or insolvency event (including the acceleration of claims by operation of law) or pursuant to a plan of reorganization), the premium applicable with respect to an optional redemption of the Notes will also be due and payable as though the Notes were optionally redeemed and shall constitute part of the Obligations under the Notes hereunder, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH OF THE ISSUER, HOLDINGS AND THE SUBSIDIARY GUARANTORS EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Issuer, Holdings and the Subsidiary Guarantors expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and each of the Issuer, Holdings and the Subsidiary Guarantors giving specific consideration in this transaction for such agreement to pay the premium; and (D) each of the Issuer, Holdings and the Subsidiary Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Issuer, Holdings and the Subsidiary Guarantors expressly acknowledges that its agreement to pay the premium to Holders as herein described is a material inducement to Holders to purchase or otherwise hold the Notes.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may (but shall not be obligated to) pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in any proceeding relating thereto. Any such proceeding instituted by the Trustee shall be brought in its own name or in its capacity as Trustee. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default specified in clause (6) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

SECTION 6.05. Control by Majority.

Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee, however, may refuse to follow any direction that conflicts with law, this Indenture or the Notes or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability in following such direction if it does not receive indemnity and/or security satisfactory to it.

SECTION 6.06. Limitation on Suits.

Subject to the provisions of this Indenture relating to the duties of the Trustee hereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity or security to its satisfaction against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, with respect to the Notes, no Holder of a Note may pursue any remedy with respect to this Indenture or any Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing with respect to the Notes;

(2) the registered Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3) such Holders have offered, to the Trustee, security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such written request within 30 days after the receipt thereof and the offer of security or indemnity against any loss, liability or expense; and

(5) Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 30-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether any such use by a Holder prejudices the rights of any other Holders or obtains preference or priority over such other Holders).

SECTION 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee.

If an Event of Default specified in clauses (1) or (2) of Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer and any other obligor on the Notes for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due to the Trustee hereunder.

SECTION 6.09. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders of Notes shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders of Notes shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including Holdings and the Subsidiary Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.09 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.09 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities.

If the Trustee or any Agent collects any money pursuant to this Article VI, it shall pay out the money in the following order:

(1) to the Trustee, Paying Agent, Registrar, Transfer Agent and Security Agent, their agents and attorneys for amounts due under Section 7.09 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Paying Agent, Registrar, Transfer Agent or Security Agent and the costs and expenses of collection;

(2) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3) to the Issuer or to such party as a court of competent jurisdiction shall direct including Holdings or a Subsidiary Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and the Trustee has received written notice thereof pursuant to Section 7.05 hereof, the Trustee shall exercise such rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA and the Trustee need perform only those duties that are specifically set forth in this Indenture and the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon documents furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such documents which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the documents to determine whether or not they conform to the requirements of this Indenture (but need not confirm, verify or investigate the accuracy of mathematical calculations or other facts stated therein). Without limiting the generality of the foregoing, the Trustee shall be entitled to rely on any Officer’s Certificate and any Opinion of Counsel delivered to the Trustee pursuant to this Indenture by any party without any liability.

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) No provisions of the Indenture will require the Trustee to expend or risk its own funds or incur any liability, financial or otherwise. The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture or the Notes at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security to its satisfaction against any loss, liability or expense (including any actions in respect thereof).

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of Holdings and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate of the Issuer or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture or the Notes.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture (including, without limitation, directing any Security Agent to enforce any of the Security Documents) at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee, in its sole discretion, against the costs, expenses (including reasonable attorneys’ fees and expenses), losses or liabilities which might be incurred by it in compliance with such request or direction. The Trustee shall not be required or obliged to do anything, in its reasonable opinion, illegal or contrary to applicable law or regulation.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee is actually aware or has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including in its capacity as Security Agent under an Intercreditor Agreement), and each agent, custodian and other Person employed to act hereunder.

(j) Whenever in this Indenture, or by law, the Trustee shall have discretion or permissive power it may decline to exercise the same in the absence of written approval or written direction by the Holders or, if applicable, by the Issuer.

(k) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(l) None of the Trustee or the Agents shall be liable to any Holder or any other person for any action taken by the Holders, the Trustee or the Agents in accordance with the instructions of the Holders. Each of the Trustee and the Agents shall be entitled to rely on any written direction of the Holders which has been duly given in accordance with this Indenture. None of the Trustee or the Agents shall be deemed to have knowledge of any event unless it has received written notice of such event pursuant to this Indenture.

(m) Delivery of reports to the Trustee pursuant to Section 4.03 hereof shall not constitute actual knowledge of, or notice to, the Trustee of the information contained therein. The Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Security Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any Security Documents, other than to confirm receipt of items expressly required to be delivered to the Trustee or the Security Agent.

(n) The permissive rights of the Trustee shall not be construed as duties.

(o) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Holdings or any Affiliate of Holdings with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined by the TIA it must eliminate such conflict within 90 days, after ascertaining that it has such conflicting interest, apply to the SEC for permission to continue as trustee or resign as provided in the TIA. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.12 hereof.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or any document entered into in connection therewith, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for, and shall assume the accuracy and correctness of, any statement or recital herein (including any warranties or representations of any party) or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Neither the Trustee, the Security Agent nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so.

SECTION 7.05. Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail (or otherwise deliver in accordance with the procedures of DTC) to Holders of Notes a notice of the Default within 90 days after it is actually known to the Trustee. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee in accordance with Section 13.04 hereof at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture.

SECTION 7.06. Reports by Trustee to Holders of the Notes.

Within 60 days after each January 15 beginning with January 15, 2018, and for so long as Notes remain outstanding, the Trustee shall transmit to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each stock exchange, if any, on which the Issuer has informed the Trustee in writing the Notes are listed in accordance with TIA § 313(d). The Issuer shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Preferential Collection of Claims Against the Issuer.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.08. Notification of Listing.

The Issuer agrees to notify the Trustee promptly in writing whenever any Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.09. Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer, Holdings and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold such persons harmless against, any and all loss, damage, claims, liability, expense or cost (including attorneys’ and experts’ fees and expenses and court costs) incurred by any of them in connection with the acceptance or administration of this trust and the performance of any of their duties under any Finance Document (including the costs and expenses of enforcing this Indenture against the Issuer, Holdings or any of the Subsidiary Guarantors (including this Section 7.09) or defending themselves against any claim whether asserted by any Holder, the Issuer, Holdings or any Subsidiary Guarantor, or liability in connection with the acceptance, exercise or performance of any of their powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith as determined by a final non-appealable judgment of a court of competent jurisdiction.

The obligations of the Issuer under this Section 7.09 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer, Holdings and the Subsidiary Guarantors in this Section 7.09, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in clauses (10) or (11) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.10. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.10 and its accession to any Intercreditor Agreement in accordance with their terms. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer without assigning any reason and without being responsible for any costs, charges and expenses occasioned by such retirement. The Registrar, Paying Agent and Transfer Agent may resign with 30 days prior written notice and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing at least 30 days in advance of such removal and may remove the Registrar, Paying Agent or Transfer Agent by so notifying such Registrar, Paying Agent or Transfer Agent, as applicable, with 30 days prior written notice. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.12 hereof;

(2) the Trustee is adjudged as bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.12 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.09 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.10, the Issuer’s obligations under Section 7.09 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.11. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor under this Indenture or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force as if such successor Trustee had itself authorized such Notes.

SECTION 7.12. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation, duly organized and in good standing under the laws of the jurisdiction of its incorporation that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by national or local authorities and that has, together with its parent, if any, a combined capital and surplus of at least $50.0 million or the equivalent thereof in a foreign currency as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5).

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02. Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer, Holdings and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees, and all then existing Events of Default shall be deemed to have been cured, on the date the conditions set forth below are satisfied (“Legal Defeasance”) with respect to the Notes. For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in Section 8.03 hereof, and to have satisfied all other obligations of the Issuer, Holdings and the Subsidiary Guarantors under such Notes and this Indenture insofar as the Notes are concerned (and the Trustee, on written demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on the Notes when such payments are due from the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer or exchange of Notes, to replace mutilated, destroyed, lost or stolen Notes and the maintenance of a registrar and paying agent;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s, Holdings’ and the Subsidiary Guarantor’s obligations in connection therewith; and

(4) this Section 8.02.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03. Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer, Holdings and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Section 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21 and 4.22 hereof, clauses (6)(i), (6)(ii), (7), (8), (9) and (10) of Section 6.01 hereof, and the limitations contained in clauses (a)(4) and (a)(5) under Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes, and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to such outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.

SECTION 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the applicable Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium on, the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or (b) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the applicable outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the applicable outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit under this Indenture (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuer, Holdings or any of its Significant Subsidiaries is a party or by which the Issuer, Holdings or any of its Significant Subsidiaries is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes being defeased over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer, Holdings or a Subsidiary Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee and Paying Agent against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

SECTION 8.06. Repayment to Issuer.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under clause (1) of Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement.

If the Trustee or the Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or the Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without the consent of any Holder of Notes, the Issuer, Holdings, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the applicable Note Guarantees, any Intercreditor Agreement or the Security Documents:

(1) to cure any ambiguity, defect, mistake, omission or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of Certificated Notes;

(3) to provide for the assumption of the Issuer’s obligations to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that would not adversely affect the rights under this Indenture of any Holder;

(5) to (a) add a Subsidiary Guarantor or (b) release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or this Indenture (in each case, to the extent permitted by this Indenture);

(6) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements hereof;

(7) to convey, transfer, assign, mortgage or pledge to the Trustee as security for Notes any property or assets;

(8) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer, Holdings or any Subsidiary Guarantor;

(9) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; or

(10) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer, Holdings and the Subsidiary Guarantors ((where applicable) in the case of USG) in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02. With Consent of Holders of Notes.

Except as provided in Section 4.16, Section 4.18, Section 9.01, this Section 9.02 and Section 12.06 hereof, the Issuer and the Trustee may amend or supplement this Indenture, the Note Guarantees, the Security Documents, any Intercreditor Agreement and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of this Indenture and the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to Section 4.10 and Section 4.14 hereof);

(3) reduce the rate of or change the time for payment of interest on any Note (including default interest);

(4) amend or modify any of the provisions of this Indenture affecting the ranking of the Notes or any Note Guarantee in any manner that would adversely affect the Holders;

(5) waive a Default or Event of Default in the payment of principal of, or interest or premium on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the Payment Default that resulted from such acceleration or in respect of a covenant or provision contained in this Indenture or any Note Guarantee which cannot be amended or modified without the consent of all Holders);

(6) make any Note payable in money other than that stated therein;

(7) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to institute suit for the enforcement of any payments of principal of, or interest or premium on any such Holder’s Notes on or after the due dates therefor;

(8) waive a redemption payment with respect to any Note (other than a payment required by Section 4.10 and Section 4.14 hereof);

(9) release the Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) from any of its obligations under such Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(10) release the Note Guarantee of Holdings from any of its obligations under its Note Guarantee or this Indenture;

(11) release all or substantially all of the Collateral from the Liens of the Security Documents, except as permitted by this Indenture, the Security Documents or any Intercreditor Agreement (including pursuant to Section 12.04 hereof);

(12) amend, change or modify any provision of any Security Document, any Intercreditor Agreement or any provision of this Indenture relating to Collateral, in a manner that adversely affects the Holders in any material respect, except in accordance with the other provisions of this Indenture, such Intercreditor Agreement or such Security Document; or

(13) make any change in the amendment and waiver provisions of Section 9.01 or this Section 9.02.

In addition, the consent of the Two-Thirds Majority Holders shall be required to release (i) the Note Guarantee of any Subsidiary Guarantor from any of its obligations under such Note Guarantee or this Indenture or (ii) release any Collateral from the Liens securing the Notes for the benefit of the Holders of the Notes, in each case other than any such release in accordance with this Indenture and the Security Documents.

SECTION 9.03. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date such waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of the Notes.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.04. Notation on or Exchange of Notes.

If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee so an appropriate notation may be reflected therein. The Trustee may also place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. Alternatively, the Issuer, in exchange for all affected Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05. Trustee to Sign Amendments, etc.

Upon written request of the Issuer, the Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until the Board of Directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive, upon request, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer, Holdings and any Subsidiary Guarantors party thereto ((where applicable) in the case of USG), enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof). Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

SECTION 9.06. Calculation of Principal Amount.

Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX.

SECTION 9.07. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes or the Note Guarantees shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

ARTICLE X

NOTE GUARANTEES

SECTION 10.01. Note Guarantee.

Subject to this Article X, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

To the fullest extent permitted by applicable law, each Guarantor hereby agrees (1) that its obligations hereunder shall be enforceable, irrespective of the invalidity, irregularity or unenforceability of the Notes or this Indenture and (2) to waive its right to require the Trustee or any Holder of a Note to pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Note Guarantees. To the fullest extent permitted by applicable law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, Holdings, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer, Holdings or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Note Guarantee issued by any Guarantor shall be (i) a general unsubordinated obligation of such Guarantor, (ii) secured by the Collateral subject to the exceptions and limitations described under Article XII, on a senior basis to Indebtedness under any ABL Facility with respect to the Notes Priority Collateral and on a junior basis to Indebtedness under any ABL Facility with respect to the ABL Priority Collateral; (iii) effectively secured (taking into account the terms of any Intercreditor Agreement) on a first priority basis by the Collateral; (iv) rank pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, subject to the exceptions and limitations under any Intercreditor Agreement; (v) be senior in right of payment to any existing and future Subordinated Obligations of such Guarantor, and (vi) be effectively subordinated to all Secured Indebtedness of the Guarantor that is secured by assets other than the Collateral, to the extent of the value of such assets.

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

The Issuer agrees and shall procure that Finco shall not hold any assets, become liable for any obligations or engage in any business activities, other than such obligations that are in existence on the Issue Date and disclosed in the Plan Confirmation Order, Plan of Reorganization or Disclosure Statement.

SECTION 10.02. Limitation on Guarantor Liability.

The obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law nor lead to a violation of similar laws affecting the rights of creditors generally or otherwise constitute a breach of applicable law.

SECTION 10.03. Execution and Delivery.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its authorized signatory.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof under this Indenture, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.22 hereof, Holdings shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.22 hereof and this Article X, to the extent applicable.

SECTION 10.04. Subrogation.

Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer, Holdings or any Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations under this Indenture or the Notes, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Obligations under the Note Guarantees are paid and discharged in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations under the Note Guarantees shall not have been paid and discharged in full, such amount (up to the amount guaranteed thereunder) shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Trustee, if required), to be applied against such unpaid Obligations of the Guarantor under its Note Guarantee. Nothing in this Indenture or Note Guarantees is intended to, and does not create any security interest by any Guarantor which is registrable as a charge under the Companies Act (Chapter 50) of Singapore.

SECTION 10.05. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Note Guarantees.

A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Note Guarantee, upon:

(1) (A) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) a legal defeasance or covenant defeasance under Article VIII hereof or a discharge under Article XI hereof;

(C) solely with respect to a Subsidiary Guarantor, the sale, exchange or transfer of such Subsidiary Guarantor in compliance with the terms of this Indenture (including the terms under Section 4.10 hereof) resulting in such Subsidiary Guarantor no longer being a Restricted Subsidiary, so long as (1) such Subsidiary Guarantor is simultaneously released from its obligations in respect of any of the Issuer’s other Indebtedness or any Indebtedness of any other Restricted Subsidiary and (2) the proceeds from such sale or disposition are used for the purposes permitted or required by this Indenture;

(D) solely with respect to a Subsidiary Guarantor, the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 4.21 hereof; and

(E) a merger or consolidation in accordance with Section 5.01 hereof, such Guarantor is not the continuing Person as a result of such merger or consolidation and the continuing Person assumes all of such Guarantor’s obligations pursuant to the Note Guarantee; provided, however, that such release is in accordance with the terms of any Intercreditor Agreement; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate of such Guarantor and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes (other than certain rights of the Trustee and the Issuers’ obligations in connection therewith) when:

(1) either:

(A) all Notes heretofore authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid, and all applicable Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(B) all Notes not heretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer, Holdings or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the applicable Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) other than that resulting from borrowing funds to be applied to make the deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Issuer, Holdings or any Subsidiary Guarantor is a party or by which the Issuer, Holdings or any Subsidiary Guarantor is bound;

(3) the Issuer, Holdings or any Subsidiary Guarantor has paid or caused to be paid all other sums payable by it under this Indenture; and

(4) the Issuer has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the applicable Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (1) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

SECTION 11.02. Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, Holdings’ and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

SECURITY AND SECURITY AGENT

SECTION 12.01. Security Agent.

(a) The Security Agent agrees to take instructions from the Trustee in accordance with this Indenture with respect thereto and agrees to act as a collateral agent under the Security Documents for and on behalf of the Holders.

(b) Each Holder of a Note, by its acceptance thereof, consents and agrees:

(1) to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure, release, amendments and re-filings of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith; and

(2) that the Security Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Security Agent by the Security Documents. Furthermore, each Holder of a Note, by accepting such Note, agrees, acknowledges and consents to the terms (including, but not limited to, waivers, representations and covenants) of and authorizes and directs the Trustee (in each of its capacities) and the Security Agent to enter into and perform the Security Documents in each of its capacities thereunder.

(c) The Trustee has conducted no due diligence or investigation with respect to the Security Agent or its ability to perform its required duties and accepts no responsibility or liability for any acts, omissions or defaults of the Security Agent.

(d) The Security Agent shall be obligated to perform such duties and only such duties as are specifically set forth in this Indenture and the Security Documents, and no implied duties or obligation shall be read into this Indenture and the Security Documents against the Security Agent.

(e) Neither the Security Agent nor any of its respective officers, directors, employees or agents shall be obliged to:

(1) make any enquiry as to any breach or default by the Issuer, Holdings or any Subsidiary Guarantor in the performance or observance of any of the provisions of this Indenture or the Security Documents or as to the existence of a Default or an Event of Default; or

(2) do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

(3) account to any person for any sum or the profit element of any sum received by it for its own account.

(f) The Security Agent shall hold the relevant Collateral for and on behalf of the Holders and not as an agent of the Trustee. Notwithstanding anything to the contrary in this Indenture, there is no principal-agent, trustee-beneficiary or fiduciary relationship between the Security Agent and the Trustee and, for the avoidance of doubt, the Security Agent has no authority to enter into contractual obligations on behalf of the Trustee. Neither the Trustee nor the Security Agent will be responsible for and make any representation or warranty as to the validity, legality or enforceability of the Note Guarantees or the Security Documents or as to the correctness of any statement or recital herein or any statement in the Note Guarantees or the Security Documents.

(g) The Security Agent may decline to foreclose on the Collateral or exercise remedies available if it does not receive indemnification and/or security to its satisfaction. In addition, the Security Agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Security Agent’s Liens on the Collateral.

(h) The Security Agent shall be entitled to the benefit of the provisions affording protection to the Trustee contained in clauses (c), (e) and (f) of Section 7.01, clauses (a), (b), (d), (e) and (f) of Section 7.02 and Section 7.09 (subject in each case to the limitations and qualifications related to such protection, and to the standard of care set forth in clause (c) of Section 7.01) as if references to “the Indenture” in such provisions were references to the Indenture and/or the Security Documents.

SECTION 12.02. Collateral and Security Documents.

(a) The Issuer, Holdings and the Subsidiary Guarantors agree to secure the full and punctual payment when due and the full and punctual performance of their obligations under this Indenture and the Notes as provided in the Security Documents. The rights and obligations of the parties hereunder with respect to the Collateral are subject to the provisions of any Intercreditor Agreement. On the Issue Date, (i) each Security Document set forth on Schedule 12.02A shall have been executed by Holdings and/or each applicable grantor that is party thereto and shall be in full force and effect, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, including as may be disclosed in the legal opinions to be provided in accordance with Schedule 12.02A, and (ii) the Security Agent shall have a security interest in the Collateral of the type and priority described in each Security Document upon completion of any necessary perfection steps as set forth in the applicable Security Documents. By no later than the dates set out in Schedule 12.02B (or such later date as mutually agreed by the Issuer and the Security Agent), (i) the Issuer, Holdings and the Subsidiary Guarantors shall ensure that each Security Document and applicable Note Guarantee set forth on Schedule 12.02B shall be executed by Holdings and/or each applicable guarantor or grantor that is party thereto and shall be in full force and effect, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, including as may be disclosed in the legal opinions to be provided in accordance with Schedule 12.02B, and (ii) the Security Agent shall have a security interest in the Collateral of the type and priority described in each Security Document.

(b) Each Holder of the Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents and any Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure, release, amendments and re-filings of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee and the Security Agent to perform their respective obligations and exercise their respective rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, other than as expressly provided herein, the TIA shall control. Each Holder of the Notes, by its acceptance hereof appoints the

Trustee as his attorney-in-fact for such purpose, including, in the event of any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of any Guarantor tending towards liquidation or reorganization of the business and assets of any Guarantor, the immediate filing of a claim for the unpaid balance under its Note Guarantee obligations in the form required in said proceedings and cause said claim to be approved, provided that it is expressly understood that the Trustee shall not be required to exercise any such rights as attorney for any Holders unless instructed to do so in accordance with Section 7.02(f).

(c) The Issuer shall maintain one or more agents approved by the Trustee (such approval not to be unreasonably withheld) to act as security agent and security trustee for the Trustee under any Intercreditor Agreement and the other Finance Documents (including, without limitation, the Security Documents). The Trustee, acting for and on behalf of the Holders under this Indenture, and the lenders under any ABL Facility or Junior Subordinated PIK Indebtedness shall (if applicable), and by accepting a Note each Holder of Notes will be deemed to have, irrevocably authorized the Security Agent (i) to perform the duties and exercise the rights, powers and discretions that are specifically given to it under any ABL Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement, as applicable, and other Security Documents, together with any other incidental rights, powers and discretions, (ii) to execute each Security Document expressed to be executed by such Security Agent on its behalf, and (iii) to enter into any amendments to the Security Documents.

SECTION 12.03. Recordings and Opinions.

(a) To the extent applicable, the Issuer shall cause TIA § 314(d), relating to the release of property or securities subject to the Liens of the Security Documents, and TIA § 314(b), requiring an annual opinion of counsel relating to the maintenance of the Liens under this Indenture, to be complied with.

(b) Any release of Collateral permitted by Section 12.04 hereof will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof. Any certificate or opinion required by TIA § 314(d) shall be made by an Officer or legal counsel, as applicable, of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by the Issuer.

(c) Notwithstanding anything to the contrary in this Section 12.03, the Issuer shall not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of the Collateral. Without limiting the generality of the foregoing, the Issuer, Holdings and the Subsidiary Guarantors may, subject to the other provisions of this Indenture, among other things, without any release or consent by the Holders, conduct ordinary course activities with respect to the Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of this Indenture or any of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business as permitted by Section 4.10 hereof; (viii) making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture and the Security Documents; and (ix) abandoning any intellectual property that is no longer used or useful in the Issuer’s, Holdings’ or a Subsidiary Guarantor’s businesses.

SECTION 12.04. Release and Subordination of the Collateral.

(a) The security interest created over the Collateral by the Security Documents (the “Security Interest”) shall be released, and each Security Agent shall disclaim and give up any and all rights it has in the Collateral and any rights it has under the Security Documents:

(1) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(2) as provided in any Intercreditor Agreement in accordance with the terms of this Indenture;

(3) upon the legal defeasance, covenant defeasance or satisfaction and discharge of the Notes as provided in Article VIII or Article XI, in each case, in accordance with the terms and conditions of this Indenture;

(4) upon certain dispositions of the Collateral in compliance with either of the covenants described in Section 4.10 or Section 5.01 (and in the latter instance, if such covenant authorizes such release);

(5) in the case of a Subsidiary Guarantor that is released from its Note Guarantee pursuant to the terms of this Indenture; or

(6) as described under Article IX.

(b) Upon request by, and at the expense of, the Issuer, Holdings or any Subsidiary Guarantor in connection with any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property, or subordination of the Collateral to ABL Priority Liens, in each case as permitted by this Indenture (including, without limitation, such disposition pursuant to Section 4.10 and Section 5.01 hereof), any Intercreditor Agreement and the Security Documents, each Security Agent shall (without notice to, or vote or consent of, any Holder of Notes) take such actions as shall be required to release or subordinate its Security Interest in the Collateral being disposed of in such disposition or subordinated, as the case may be, to the extent necessary to permit consummation of such disposition or subordination in accordance with this Indenture, any Intercreditor Agreement and the Security Documents. . At the request of the Issuer, and subject to the delivery to the relevant Security Agent an Officer’s Certificate and an Opinion of Counsel certifying compliance with the requirements of release or subordination, as applicable, under this Indenture, such Security Agent shall execute and deliver an appropriate instrument evidencing such release or subordination, as applicable (in the form provided by the Issuer).

(c) Any release or subordination to ABL Priority Liens of Collateral made in compliance with the provisions set forth in this Section 12.04 shall not be deemed to impair the Lien under the Security Documents or the Collateral thereunder in contravention of Section 4.12 hereof.

(d) In connection with the incurrence of any ABL Priority Liens on any of the ABL Priority Collateral, the Security Agent’s Liens on such ABL Priority Collateral will automatically and without further action by any Person be subordinated to such ABL Priority Liens; provided, that to the extent necessary to effect such subordination, or if reasonably requested by the Issuer, the Security Agent shall, at the Issuer’s expense, take such actions and execute and deliver such documents as described in clause (d) above or as otherwise contemplated in this Indenture or any of the Security Documents.

SECTION 12.05. Resignation and Replacement of Security Agent.

Any resignation or replacement of any Security Agent shall be made in accordance with the applicable Intercreditor Agreements, if any.

SECTION 12.06. Amendments.

Each Security Agent shall, subject to the rights and obligations of such Security Agent under the terms of any Intercreditor Agreement, sign any amendment authorized pursuant to Section 4.16 hereof if the amendment does not adversely affect the rights, duties liabilities or immunities of such Security Agent.

SECTION 12.07. Ranking and Order of Payment of Enforcement Proceeds.

Each Holder by accepting a Note and the related Note Guarantees agrees that the enforcement of the Collateral is subject to certain limitations to the extent and in the manner provided in any applicable Intercreditor Agreement. Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement (if any). A copy of each of any Intercreditor Agreement shall be available on any Business Day upon prior written request at the offices of the Paying Agent.

SECTION 12.08. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a lawfully appointed receiver or trustee, the powers conferred in this Article XII upon the Issuer, Holdings or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer, Holdings or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.09. Waiver of Objection.

To the maximum extent permitted by applicable Law, each of the Issuer, Holdings and the Subsidiary Guarantors hereby acknowledges and agrees that it shall not object to, and hereby irrevocably waives any objection in connection with, any acts or enforcement or other proceedings brought in Thailand by the Trustee and/or the Security Agent in connection with the Notes, regardless of whether such proceedings are brought in their individual capacities or on behalf of the Holders of the Notes.

SECTION 12.10. Release upon Termination of the Issuer’s Obligations.

In the event (i) that the Issuer delivers to the Trustee, in form and substance acceptable to it, an Officer’s Certificate and Opinion of Counsel certifying that all the Obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Issuer’s obligations under the Notes, this Indenture and the Security Documents, and all such Obligations have been so satisfied, or (ii) a discharge, legal defeasance or covenant defeasance of this Indenture occurs under Article VIII or XI hereof, the Trustee shall deliver to the Issuer and each Security Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by each Security Agent of such notice, each Security Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done, at the Issuer’s sole cost and expense, all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), such imposed duties shall control.

SECTION 13.02. Notices.

Any notice or communication by the Issuer, Holdings, any Subsidiary Guarantor or the Trustee to the other parties hereto is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to such parties’ address:

If to the Issuer, Holdings and/or any Subsidiary Guarantor:

c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Fax: +1 345 949 8080

UTAC Holdings Ltd. Attention: Michael E. Foreman 22 Ang Mo Kio Industrial Park 2, Singapore 569506 Direct: +(65) 6714 2238 Michael_Foreman@utacgroup.com

If to the Trustee, Registrar, Paying Agent or Transfer Agent:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue, 11th Floor

Wilmington, DE 19801

Attention: GATE Indenture 8.50% Senior Secured Notes

The Issuer, Holdings, any Subsidiary Guarantor, the Trustee or any Paying Agent, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time sent, if delivered electronically; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication will be deemed to have been sufficiently given or served when so sent or deposited and, if to the Holders, when delivered in accordance with the applicable rules and procedures of DTC, or shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail or electronically deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is deemed to have been delivered on the day such notice is delivered to DTC or if by mail, mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails or electronically delivers a notice or communication to Holders, it shall mail or electronically deliver a copy to the Trustee and each Agent at the same time.

SECTION 13.03. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer, Holdings or any of the Subsidiary Guarantors to the Trustee to take any action under this Indenture, the Issuer, Holdings or such Subsidiary Guarantor, as the case may be, shall furnish to the Trustee:

(A) An Officer’s Certificate of the Issuer in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(B) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied;

provided that (i) no Opinion of Counsel as set forth in clause (B) above shall be required in connection with the order of the Issuer to authenticate and deliver the Notes in the aggregate principal amount of $665 million on the date hereof pursuant to Section 2.02 hereof and (ii) notwithstanding anything to the contrary contained in this Section 13.03 or Section 7.02 hereof, no Officer’s Certificate or Opinion of Counsel shall be required under Section 4.22 or Article 12, except as specifically provided therein or in the Security Documents.

SECTION 13.04. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, any Agents and anyone else shall have the protection of TIA § 312(c).

SECTION 13.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or pursuant to TIA § 314(a)(4) shall comply with the provisions of TIA § 314(c)) and shall include:

(A) a statement that the Person making such certificate or opinion has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(D) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 13.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. Any Registrar, Paying Agent or Security Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.07. Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.08. Waiver of Jury Trial.

EACH OF THE ISSUER, HOLDINGS, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.09. Force Majeure.

In no event shall any of the Trustee, Paying Agent, Registrar, Transfer Agent or Security Agent be responsible or liable for any failure or delay in the performance of their obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond their reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services or in any event where, in the reasonable opinion of the Trustee or Agent, performance of any duty or obligation under or pursuant to this letter would or may be illegal or would result in the Trustee or Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Trustee or Agent is subject.

SECTION 13.10. Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.

SECTION 13.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.

SECTION 13.13. Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.14. Currency of Account; Conversion of Currency; Foreign Exchange Restrictions.

(a) U.S. dollars are the sole currency of account and payment for all sums payable by the Issuer, Holdings and the Subsidiary Guarantors under or in connection with the Notes, the Note Guarantees of the Notes or this Indenture, including damages related thereto or hereto. Any amount received or recovered in a currency other than U.S. dollars by a Holder of Notes or the Trustee (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) in respect of any sum expressed to be due to it from the Issuer shall only constitute a discharge to the Issuer to the extent of the U.S. dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under the applicable Notes, the Issuer shall indemnify it against any loss sustained by it as a result as set forth in clause (b) of this Section 13.14. In any event, the Issuer, Holdings and the Subsidiary Guarantors shall indemnify the recipient or the Trustee against the cost of making any such purchase. For the purposes of this Section 13.14, it will be sufficient for the Holder of a Note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above).

(b) The Issuer, Holdings and the Subsidiary Guarantors, jointly and severally, covenant and agree that the following provisions shall apply to conversion of currency in the case of the Notes, the Note Guarantees and this Indenture:

(1) (i) If for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

(ii) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Issuer, Holdings and the Subsidiary Guarantors will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(2) In the event of the winding-up of the Issuer, Holdings or any Subsidiary Guarantor at any time while any amount or damages owing under the Notes, the Note Guarantees and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Issuer, Holdings and the Subsidiary Guarantors shall indemnify and hold the Holders and the Trustee, in each of its capacities, harmless against any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the Applicable Currency Equivalent of the amount due or contingently due under the Notes, the Note Guarantees and this Indenture (other than under this subsection (b)(2)) is calculated for the purposes of such winding-up and (ii) the final date for the filing of proofs of claim in such winding-up. For the purpose of this subsection (b)(2), the final date for the filing of proofs of claim in the winding-up of the Issuer, Holdings or any Subsidiary Guarantor shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Issuer, Holdings or such Subsidiary Guarantor may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(c) The obligations contained in this Section 13.14 shall constitute separate and independent obligations from the other obligations of the Issuer, Holdings and the Subsidiary Guarantors under this Indenture, shall give rise to separate and independent causes of action against the Issuer, Holdings and the Subsidiary Guarantors, shall apply irrespective of any waiver or extension granted by any Holder or the Trustee or either of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Issuer, Holdings or any Subsidiary Guarantor for a liquidated sum in respect of amounts due hereunder (other than under subsection (b)(2) of this Section 13.14) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Issuer, Holdings or any Subsidiary

Guarantor or the liquidator or otherwise or any of them. In the case of subsection (b)(2) of this Section 13.14, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

(d) The term “rate(s) of exchange” shall mean the rate of exchange quoted by Reuters at 10:00 a.m. (New York time) for spot purchases of the Base Currency with the Judgment Currency other than the Base Currency referred to in subsections (b)(1) and (b)(2) above and includes any premiums and costs of exchange payable.

SECTION 13.15. Jurisdiction.

The Issuer, Holdings and each Subsidiary Guarantor agrees that any suit, action or proceeding against the Issuer, Holdings or any Subsidiary Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Notes or the Note Guarantees may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, New York, and any appellate court from any thereof, and irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer, Holdings and the Subsidiary Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Notes or the Note Guarantees, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Issuer, Holdings and the Subsidiary Guarantors agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment; provided that service of process is effected upon it in the manner provided by this Indenture. Each of the Issuer, Holdings and the Subsidiary Guarantors has appointed CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, NY 10011, as its authorized agent (the “New York Authorized Agent”), in each case upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein which may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, New York, by any Holder or the Trustee, and expressly accepts the exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer, Holdings and the Subsidiary Guarantors hereby represents and warrants that the New York Authorized Agent has accepted such appointment and have agreed to act as said agent for service of process, and each of the Issuer, Holdings and the Subsidiary Guarantors agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the New York Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer, Holdings and the Subsidiary Guarantors, as the case may be.

SECTION 13.16. U.S.A. Patriot Act.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act), all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this agreement agree that it will provide to the Trustee such information as they may request, from time to time, in order for the Trustee to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

[Signatures on following page]

GLOBAL A&T ELECTRONICS LTD.

by
Name:
Title:

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UTAC HOLDINGS LTD.	)
by	)

Name:
Designation:

Name:
Designation:

138

UTAC HONG KONG LIMITED

by

Name:
Title:

by

Name:
Title:

UTAC MANUFACTURING SERVICES LIMITED

by

Name:
Title:

by

Name:
Title:

140

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UNITED TEST AND ASSEMBLY CENTER LTD.	)
by	)

Name:
Designation:

Name:
Designation:

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UTAC MANUFACTURING SERVICES PTE. LTD.	)
by	)

Name:
Designation:

Name:
Designation:

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UTAC MANUFACTURING SERVICES	)
HOLDINGS PTE. LTD.	)
by	)

Name:
Designation:

Name:
Designation:

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UTAC MANUFACTURING SERVICES	)
SINGAPORE PTE. LTD.	)
by	)

Name:
Designation:

Name:
Designation:

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UTAC HEADQUARTERS PTE. LTD.	)
by	)

Name:
Designation:

Name:
Designation:

UTAC CAYMAN LTD

by

Name:
Title:

UTAC GROUP GLOBAL SALES LTD.

by

Name:
Title:

UTAC JAPAN CO., LTD.

by

Name:
Title:

UGS AMERICA SALES, INC.

by

Name:
Title:

UTAC (TAIWAN) CORPORATION

by

Name:
Title:

150

PT UTAC MANUFACTURING SERVICES INDONESIA

by

Name:
Title:

151

WILMINGTON SAVINGS FUND SOCIETY, FSB, AS TRUSTEE, PAYING AGENT, REGISTRAR, TRANSFER AGENT AND SECURITY AGENT

by

Name:
Title:

by

Name:
Title:

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of this Indenture]

[Insert the Restricted Securities Legend, if applicable pursuant to the provisions of this Indenture]

GLOBAL A&T ELECTRONICS LTD.

8.50% Senior Secured Note due 2023

Common Code No.:
ISIN No.:
CUSIP No.:
No.	$

GLOBAL A&T ELECTRONICS LTD., a company incorporated under the laws of the Cayman Islands (the “Issuer”, which term includes any successor corporation), for value received promises to pay Cede & Co. or registered assigns upon surrender hereof the principal sum indicated on Schedule A hereof, on January 3, 2023.

Interest Payment Dates: June 30 and December 30, commencing June 30, 2018. Record Dates: June 15 and December 15, commencing June 15, 2018.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[Signature page to follow]

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

GLOBAL A&T ELECTRONICS LTD.

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

Wilmington Savings Fund Society, FSB, as Trustee

By:

Name:
Title:

Dated:

[FORM OF REVERSE SIDE OF SECURITY]

8.50% Senior Secured Note due 2023

(1) Interest. GLOBAL A&T ELECTRONICS LTD., a company incorporated under the laws of the Cayman Islands (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below.

This Note shall bear interest at a rate of 8.50% per annum.

Interest on this Note shall be payable semi-annually in arrears on June 30 and December 30, commencing June 30, 2018. The Issuer shall make each interest payment to the Holders of record of this Note on the immediately preceding June 15 and December 15. Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date of this Note.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period shall end on (but not include) the relevant interest payment date.

(2) Additional Amounts. The Issuer shall pay Additional Amounts on and in relation to this Note as specified in the Indenture.

(3) Method of Payment. The Issuer shall pay interest on this Note (except defaulted interest) to the Person in whose name this Note is registered at the close of business on the Record Date for such interest. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal and interest on this Note in U.S. dollars. Immediately available funds for the payment of the principal of (and premium, if any), interest, and Additional Amounts, if any, on this Note due on any Interest Payment Date, Redemption Date or other repurchase date or on the Stated Maturity shall be made available to the Paying Agent the Business Day prior to such Interest Payment Date, Redemption Date or other repurchase date or the Stated Maturity to permit the Paying Agent to pay such funds to the Holders on such respective dates.

(4) Paying Agent, Transfer Agent and Registrar. The Issuer shall maintain an office or agency where Notes may be presented for registration (a “Registrar”) of transfer or exchange (a “Transfer Agent”). The initial Principal Paying Agent, Transfer Agent and Registrar shall be Wilmington Savings Fund Society, FSB. The Issuer may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to the Holders of such Notes. Holdings or any of its Restricted Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

(5) Indenture. The Issuer issued the Notes under an indenture, dated as of January 3, 2018 (the “Indenture”), among the Issuer, Holdings, UHK, UID, UMA, UMS, UMS HK, UMS Holdings, USG, USG 2, UTAC Cayman, UTAC Japan, UHQ, UTC, UTH, UTL, UTAC Group Sales and Wilmington Savings Fund Society, FSB, as Trustee. The terms of this Note include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. This Note is one of a duly authorized issue of Notes of the Issuer designated as its Senior Secured Notes due 2023 (the “Notes”). The aggregate principal amount of the Notes may not exceed $665,000,000 (exclusive of Notes issued pursuant to Sections 2.06 or 2.07 thereof). Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time. Capitalized terms not otherwise herein defined are as defined in the Indenture.

(6) Ranking and Guarantees. The Notes shall be general obligations of the Issuer and shall rank pari passu in right of payment with all existing and future Senior Indebtedness of the Issuer. The Notes shall rank senior in right of payment to any existing and future Subordinated Obligations of the Issuer. The Notes will also be effectively subordinated to all Secured Indebtedness of the Issuer that is secured by assets other than the Collateral, to the extent of the value of such assets. In addition, the Notes shall be guaranteed on a senior basis by each Guarantor. The Notes shall be structurally subordinated to all existing and future Indebtedness and other claims and liabilities, including preferred stock, of any Subsidiaries that are not, and will not be, Subsidiary Guarantors. Reference is made to the Indenture for terms relating to the Note Guarantees, including the release thereof, limitations on release and other limitations. The obligations of each of the Guarantors under the Indenture are subject to the provisions of any Intercreditor Agreement.

(7) Optional Redemption. On and after the Issue Date, the Notes shall be redeemable at the option of the Issuer, at any time as a whole, or from time to time in part, on not less than 30 nor more than 60 days’ notice delivered to each Holder in accordance with the provisions set forth under paragraph 10 below. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the Redemption Date and Additional Amounts, if any (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on January 3 of each of the years set forth below, which are expressed as percentages of the principal amount:

Year	Redemption Price
2018	102.0%
2019	101.0%
2020 and thereafter	100.0%

Any redemption pursuant to this Clause 7 shall be made pursuant to the provisions of Sections 3.01 through Section 3.06 of the Indenture.

(8) Optional Tax Redemption. The Issuer is entitled to redeemed the Notes at its option, at any time, as a whole but not in part, upon not less than 30 nor more than 60 days’ notice as provided in the Indenture (which notice shall also be published or delivered in a manner as required by the applicable rules of any internationally recognized stock exchange on which the Notes are then listed to the noteholders (which notice will be irrevocable)), at a price equal to

100% of the principal amount thereof plus accrued interest (if any) to the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), and Additional Amounts, if any, then due and which will become due on the Redemption Date if the Issuer determines and certifies to the Trustee (as described in clause (a) of the next paragraph) immediately prior to the giving of such notice that as a result of any Change of Tax Law, the Issuer, Holdings or a Subsidiary Guarantor (as the case may be) has become or on the next interest payment date would become obligated, for reasons outside its control and after taking reasonable measures available to it to avoid such obligation, to pay Additional Amounts in respect of any Note pursuant to the terms and conditions thereof; provided that the Issuer, Holdings or a Subsidiary Guarantor (as the case may be) shall not be required to change the jurisdiction of its organization to avoid any such obligation. The Change of Tax Law must become effective on or after the date of the Indenture (or, if the applicable Relevant Jurisdiction became a Relevant Jurisdiction on a date after the date of the Indenture, such later date). Notwithstanding the foregoing, no such notice of redemption may be given:

(i) earlier than 60 days prior to the earliest date on which the Issuer, Holdings or a Subsidiary Guarantor (as the case may be) would, but for such redemption, be obligated to pay such Additional Amounts; and

(ii) unless at the time such notice is given, the Issuer’s, Holdings’ or a Subsidiary Guarantor’s (as the case may be) obligation to pay such Additional Amounts, remains in effect.

Prior to the publication and mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee:

(i) an Officer’s Certificate stating that such change, amendment, application or interpretation has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, Holdings or a Subsidiary Guarantor (as the case may be), taking reasonable measures available to it; and

(ii) an Opinion of Counsel or opinion of a tax consultant, in either case, of recognized standing with respect to tax matters of the Relevant Jurisdiction, stating that the requirement to pay such Additional Amounts results from such a change, amendment, application or interpretation.

The Trustee shall accept such Officer’s Certificate and Opinion of Counsel or opinion of a tax consultant as conclusive evidence of the satisfaction of the conditions precedent described above, and shall not be obligated to verify the accuracy or content thereof, or whether the counsel or tax consultant, as applicable, is of recognized standing with respect to tax matters of the Relevant Jurisdiction, in which event it shall be conclusive and binding on the Holders.

Any Notes that are redeemed pursuant to this provision will be canceled.

(9) Mandatory Redemption. The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

(10) Notice of Redemption. Subject to Section 3.03 of the Indenture, the Issuer shall mail or cause to be mailed by first-class mail (or otherwise delivered in accordance with the applicable procedures of the Depositary) notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI of the Indenture.

Notes in denominations of $200,000 may be redeemed only in whole. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $200,000, provided, however, that Notes shall be redeemed only in principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Issuer defaults in the payment of the redemption price, the Notes called for redemption shall cease to bear interest, or Additional Amounts, if any, and the only right of the Holders of such Notes shall be to receive payment of the redemption price.

(11) Change of Control Offer. Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part of such Holder’s Notes, in a minimum principal amount of $200,000, pursuant to the Change of Control Offer at the Change of Control Purchase Price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the purchase date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), provided that no Notes of less than $200,000 can be repurchased in part, except that if all of the Notes of such Holder are to be repurchased, the entire amount of such Notes held by such Holder shall be repurchased.

(12) Limitation on Disposition of Assets. Within 10 Business Days after the Issuer becomes obligated to make an Asset Sale Offer, the Issuer shall deliver to the Trustee and to each Holder of Notes in accordance with the provisions set forth under Section 3.10 and Section 12.02 of the Indenture a written notice stating that such Holder may elect to have its Notes purchased by the Issuer, either in whole or in part (subject to prorating in the event the Asset Sale Offer is oversubscribed) and in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof at the applicable purchase price with respect to Notes.

If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, subject to applicable law, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased in accordance with Section 3.02 of the Indenture; provided, however, that no Notes of $200,000 shall be purchased in part, and Notes shall be redeemed only in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof. Holders of Notes may elect to have such Notes purchased by completing the form entitled “Option of Holders to Elect Purchase” appearing below.

(13) Collateral. The Issuer, Holdings and the Subsidiary Guarantors shall secure the full and punctual payment when due and the full and punctual performance of their obligations under the Indenture with the Collateral as provided in the Security Documents. Reference is made to the Indenture for terms relating to such security, including the release thereof. The rights and obligations of the parties hereunder with respect to the Collateral are subject to the provisions of any Intercreditor Agreement.

(14) Denominations; Form. The Notes are in registered global form, without interest coupons, in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

(15) Persons Deemed Owners. The registered Holder of this Note shall be treated as the owner of it for all purposes, subject to the terms of the Indenture.

(16) Unclaimed Funds. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

(17) Legal Defeasance and Covenant Defeasance. The Issuer, Holdings and the Subsidiary Guarantors may be discharged from their obligations under the Indenture and the Notes except for certain provisions thereof (“Legal Defeasance”), and may be discharged from its obligations to comply with certain covenants contained in the Indenture (“Covenant Defeasance”), in each case upon satisfaction of certain conditions specified in the Indenture.

(18) Amendment; Supplement; Waiver. Subject to certain exceptions specified in the Indenture, the Indenture, the Note Guarantees, the Security Documents and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture and the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(19) Restrictive Covenants. The Indenture imposes certain covenants that, among other things, limit the ability of Holdings and its Restricted Subsidiaries to, incur additional Indebtedness, pay dividends or make other distributions or investments, repurchase its Capital Stock or make certain other Restricted Payments, enter into certain consolidations or mergers or enter into certain transactions with Affiliates and consummate certain mergers and consolidations or sales of all or substantially all assets. The limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations.

(20) Successors. When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

(21) Defaults and Remedies. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, Holdings, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in outstanding aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to exercise any of its rights or powers under the Indenture (including directing any Security Agent to enforce any of the Security Documents) at the request of any Holder of Notes unless the Trustee has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. Except in the case of a Default in payment of principal of or interest on any Note (including payments pursuant to the mandatory redemption provisions of such Note, if any), the Trustee may withhold the notice if it determines that withholding the notice is in the interests of the Holders of the Notes. The enforcement of the Note Guarantees may only be undertaken by the Trustee (of its own volition or at the direction of Holders representing 25% in aggregate principal amount of the outstanding Notes).

(22) Trustee Dealings with Issuer. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with Holdings, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

(23) Authentication. This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

(24) Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Unless otherwise defined herein, terms defined in the Indenture are used herein as defined therein.

(25) CUSIP, ISIN and Common Code Numbers. The Issuer will cause CUSIP, ISIN and Common Code numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

(26) Governing Law. The Indenture, the Notes and any Note Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

NOTATION OF GUARANTEES

The Guarantors on the attached signature page hereto (the “Guarantors”) have unconditionally guaranteed (such guarantees being referred to herein as the “Guarantees”), that (i) the principal of and interest and any other amounts due on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, on the Notes and all other obligations of the Issuer to the Holders hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and the Indenture; and (ii) in case of any extension of time of payment or renewal of any Notes or of any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Article X of the Indenture.

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UTAC HOLDINGS LTD.	)
by	)

Name:
Designation:

Name:
Designation:

UTAC HONG KONG LIMITED

by
Name:
Title:

by
Name:
Title:

UTAC MANUFACTURING SERVICES LIMITED

by
Name:
Title:

by
Name:
Title:

14

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UNITED TEST AND ASSEMBLY CENTER LTD.	)
by	)

Name:
Designation:

Name:
Designation:

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UTAC MANUFACTURING SERVICES PTE. LTD.	)
by	)

Name:
Designation:

Name:
Designation:

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UTAC MANUFACTURING SERVICES	)
HOLDINGS PTE. LTD.	)
by	)

Name:
Designation:

Name:
Designation:

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UTAC MANUFACTURING SERVICES	)
SINGAPORE PTE. LTD.	)
by	)

Name:
Designation:

Name:
Designation:

SIGNED AND DELIVERED as a DEED	)
for and on behalf of	)
UTAC HEADQUARTERS PTE. LTD.	)
by	)

Name:
Designation:

Name:
Designation:

UTAC CAYMAN LTD

by
Name:
Title:

UTAC GROUP GLOBAL SALES LTD.

by
Name:
Title:

UTAC JAPAN CO., LTD.

by
Name:
Title:

UGS AMERICA SALES, INC.

by
Name:
Title:

UTAC (TAIWAN) CORPORATION

by
Name:
Title:

24

PT UTAC MANUFACTURING SERVICES INDONESIA

by
Name:
Title:

25

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount at maturity of this Note shall be $        . The following decreases/increases in the principal amount at maturity of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount at Maturity	Increase in Principal Amount at Maturity	Total Principal Amount at Maturity Following such Decrease/ Increase	Notation Made by or on Behalf of Trustee

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                     agent to transfer this Note on the books of the Issuer.

The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased pursuant to Section 4.10 or pursuant to Section 4.14 of the Indenture, check the appropriate box:

Section 4.10 [    ] Section 4.14 [    ]

If you want to elect to have only part of this Note purchased pursuant to Section 4.10* or pursuant to Section 4.14* of the Indenture, state the amount: $

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

*	You may elect to have Notes purchased only in denominations of $1,000 or integral multiples of $1,000 in excess thereof, and the principal amount of your Note remaining after a purchase pursuant to Section 4.10 or 4.14 must be at least $200,000 or integral multiples of $1,000 in excess thereof.

EXHIBIT B

FORM OF PRINCIPAL PAYING AGENT AND TRANSFER AGENT AND

REGISTRAR APPOINTMENT LETTER

[•], 20[    ]

[•] [•]

Re: 8.50% SENIOR SECURED NOTES DUE 2023

Reference is hereby made to the Indenture dated as of January 3, 2018 (the “Indenture”) among Global A&T Electronics Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), UTAC Holdings Ltd. (“Holdings”) the Subsidiary Guarantors listed on the signature pages hereto, and Wilmington Savings Fund Society, FSB, as Trustee. Terms used herein are used as defined in the Indenture.

The Company hereby appoints [•] as the principal paying agent and transfer agent (the “Principal Paying Agent and Transfer Agent”) and [•] as registrar (the “Registrar”) with respect to the Notes and the Principal Paying Agent and Transfer Agent and Registrar hereby accept such appointment. By accepting such appointment, the Principal Paying Agent and Transfer Agent and Registrar agree to be bound by and to perform the services with respect to itself set forth in the terms and conditions set forth in the Indenture and the Notes, as well as the following terms and conditions to all of which the Company agrees and to all of which the rights of the holders from time to time of the Notes shall be subject:

(i)	The Company, no later than 10:00 a.m. (New York City time) on the Business Day immediately preceding each date on which a payment in respect of the Notes becomes due, shall (i) transfer (or cause to be transferred) to the Principal Paying Agent and Transfer Agent in the currency of United States of America immediately available funds such amount as may be required for the purposes of such payment and (ii) notify the Principal Paying Agent and Transfer Agent of such transfer. The Company, no later than 10:00 a.m. (New York City time) on the second Business Day immediately preceding each date on which any payment in respect of the Notes becomes due, shall confirm such payment to the Principal Paying Agent and Transfer Agent, who shall promptly notify the relevant agents upon such confirmation. The Principal Paying Agent and Transfer Agent shall not be bound to make payment until funds in such amount as may be required for the purpose of such payment have been received from the Company.

The Principal Paying Agent and Transfer Agent and Registrar shall be entitled to the compensation to be agreed in writing upon with the Company, Holdings and the Subsidiary Guarantors, jointly and severally, for all services rendered by it under the Indenture, and the Company, Holdings and the Subsidiary Guarantors, jointly and severally, agree promptly to pay such compensation and to reimburse the Principal Paying Agent and Transfer Agent and Registrar for its properly incurred out-of-pocket expenses (including fees and expenses of counsel) incurred by it in connection with the services rendered by it under the Indenture. The Company, Holdings and each of the Subsidiary Guarantors jointly and severally hereby agree to indemnify the Principal Paying Agent and Transfer Agent and Registrar and its officers, directors, agents, employees and representatives for, and to hold it harmless against, any loss, liability or expense (including properly incurred fees and expenses of counsel) incurred without gross negligence or willful misconduct on its part arising out of or in connection with its acting as Principal Paying Agent and Transfer Agent and Registrar hereunder. The obligations of the Company, Holdings and the Subsidiary Guarantors under this paragraph (b) shall survive the payment of the Notes, the termination or expiry of the Indenture or this letter and the resignation or removal of the Principal Paying Agent and Transfer Agent and Registrar. Under no circumstances will the Principal Paying Agent and Transfer Agent and Registrar be liable to the Company or any other party to this letter or the Indenture for any special, indirect, punitive, consequential loss or damage of any kind (inter alia, being loss of business, goodwill, opportunity or profit), whether or not foreseeable, even if advised of the possibility of such loss or damage.

In acting under the Indenture and in connection with the Notes, the Principal Paying Agent and Transfer Agent and Registrar is acting solely as agent of the Company and does not assume any obligation towards or relationship of agency or trust for or with any of the owners or holders of the Notes, except that all funds held by the Principal Paying Agent and Transfer Agent and Registrar for the payment of principal interest or other amounts (including Additional Amounts) on, the Notes shall, subject to the provisions of the Indenture, be held in trust by the Principal Paying Agent and Transfer Agent and Registrar and applied as set forth in the Indenture and in the Notes, but need not be segregated from other funds held by the Principal Paying Agent and Transfer Agent and Registrar, except as required by law. The Principal Paying Agent and Transfer Agent shall not be liable to account for interest on money paid to it by the Company.

The Principal Paying Agent and Transfer Agent and Registrar may consult with counsel or other professional advisors satisfactory to it and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the Indenture in good faith and in accordance with such advice or opinion.

The Principal Paying Agent and Transfer Agent and Registrar shall give the Trustee written notice of any failure by the Company (or by any other obligor on the Notes or the Subsidiary Guarantees) to make any payment of the principal, or premium or interest on, the Notes and any other payments to be made on behalf of the Company under the Indenture, when the same shall be due and payable and at any time during the continuance of any such failure the Principal Paying Agent and Transfer Agent and Registrar will pay any such sums so held in trust by it to the Trustee upon the Trustee’s written request.

The Principal Paying Agent and Transfer Agent and Registrar shall be fully protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper party or parties.

The Principal Paying Agent and Transfer Agent and Registrar and any of its Affiliates, in its individual capacity or any other capacity, may become the owner of, or acquire any interest in, any Notes or other obligations of the Company with the same rights that it would have if it were not the Principal Paying Agent and Transfer Agent and Registrar, and may engage or be interested in any financial or other transaction with the Company, Holdings its Subsidiaries or their respective Affiliates, and may act on, or as depositary, Trustee or agent for, any committee or body of holders of Notes or other obligations of the Company, as freely as if it were not the Principal Paying Agent and Transfer Agent and Registrar, and that the Principal Paying Agent and Transfer Agent and Registrar and its Affiliates shall not be under any obligation to monitor any conflicts of interest, if any, which may arise between each of themselves and such other parties

The Principal Paying Agent and Transfer Agent and Registrar shall not be under any liability for interest on any monies received by it pursuant to any of the provisions of the Indenture or the Notes.

The Principal Paying Agent and Transfer Agent and Registrar shall be obligated to perform such duties and only such duties as are in the Indenture and the Notes specifically set forth, and no implied duties or obligation shall be read into the Indenture or the Notes against the Principal Paying Agent and Transfer Agent and Registrar. The Principal Paying Agent and Transfer Agent and Registrar shall not be under any obligation to take any action under the Indenture which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it. The Principal Paying Agent and Transfer Agent and Registrar shall have no obligation to expend its own funds or otherwise incur any financial liability in the performance of its obligations hereunder or under the Indenture.

Either of the Principal Paying Agent and Transfer Agent and Registrar may at any time resign by giving written notice of its resignation to the Company and the Trustee and specifying the date on which its resignation shall become effective; provided that such date shall be at least 30 days after the date on which such notice is given unless the Company agrees to accept shorter notice. Upon receiving such notice of resignation, if required by the Indenture the Company shall promptly appoint a successor paying agent by written instrument substantially in the form hereof in triplicate signed on behalf of the Company, one copy of which shall be delivered to the resigning Principal Paying Agent and Transfer Agent or Registrar, as applicable, one copy to the successor paying agent or registrar, as applicable, and one copy to the Trustee.

Such resignation shall become effective upon the earlier of (i) the effective date of such resignation or (ii) the acceptance of appointment by the successor paying agent or registrar, as applicable, as provided below. The Company may, at any time and for any reason, remove either of or both of the Principal Paying Agent and Transfer Agent or Registrar and appoint a successor paying agent, by written instrument in triplicate signed on behalf of the Company, one copy of which shall be delivered to the Principal Paying Agent and Transfer Agent or Registrar being removed, one copy to the successor paying agent and one copy to the Trustee. Any removal of the Principal Paying Agent and Transfer Agent or Registrar and any appointment of a successor paying agent or registrar, as applicable, shall become effective upon acceptance of appointment by the successor paying agent or registrar, as applicable, as provided below. Upon its resignation or removal, the Principal Paying Agent and Transfer Agent and/or Registrar shall be entitled to the payment by the Company of its compensation for the services rendered hereunder and to the reimbursement of all properly incurred out-of-pocket expenses incurred in connection with the services rendered by it hereunder.

The Company shall remove the Principal Paying Agent and Transfer Agent or Registrar and appoint a successor paying agent if the Principal Paying Agent and Transfer Agent or Registrar as applicable (i) shall become incapable of acting, (ii) shall be adjudged bankrupt or insolvent, (iii) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a Trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (iv) shall consent to, or shall have had entered against it a court order for, any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceedings commenced against it, (v) shall make a general assignment for the benefit of creditors or (vi) shall fail generally to pay its debts as they become due.

Any successor paying agent or registrar appointed as provided herein shall execute and deliver to its predecessor and to the Company and the Trustee an instrument accepting such appointment (which may be in the form of an acceptance signature to the letter of the Company appointing such agent) and thereupon such successor paying agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Principal Paying Agent and Transfer Agent or Registrar and such predecessor shall pay over to such successor agent all monies or other property at the time held by it hereunder.

Notwithstanding the above, the Company agrees with the Principal Paying Agent and Transfer Agent and Registrar that if, no successor to such Principal Paying Agent and Transfer Agent and Registrar has been appointed by the Company after 30 days from the Principal Paying Agent and Transfer Agent or the Registrar, as applicable, notice to the Company, such Principal Paying Agent and Transfer Agent or Registrar may, following consultation with the Company, itself appoint, or petition any court of competent jurisdiction for appointment of, as its successor any reputable and experienced financial institution of good standing and give notice of such appointment to the Company.

Both of the Principal Paying Agent and Transfer Agent and Registrar shall at all times be a responsible financial institution which is authorized by law to exercise its respective powers and duties hereunder and under the Indenture and the Notes.

In acting under the Indenture and in connection with the Notes, the Paying Agent and Transfer Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by applicable law, in which event such Paying Agent and Transfer Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

Each Agent may deal with moneys paid to it under the Indenture in the same manner as other moneys paid to it as a banker by its customers and as a result, the money will not be held in accordance with the client money rules as set out in the United Kingdom Financial Services Authority’s Handbook of rules and guidance from time to time, except that (i) it may not exercise any lien, right of set-off or similar claim in respect of them and (ii) it shall not be liable to anyone for interest on any sums held by it under this Indenture.

The Principal Paying Agent and Transfer Agent and Registrar shall treat all information relating to the Company, Holdings and the Subsidiary Guarantors as confidential, but (unless consent is prohibited by law) the Company, Holdings and the Subsidiary Guarantors consent to the transfer and disclosure by such Principal Paying Agent and Transfer Agent and Registrar of any information relating to the Company to and between branches, subsidiaries, representative offices, affiliates and agents of such Principal Paying Agent and Transfer Agent and Registrar, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes). Each of the Principal Paying Agent and Transfer Agent and Registrar and any of its branch, subsidiary, representative office or affiliate or agent may transfer and disclose any such information as required by any law, court regulator or legal process; provided that such Principal Paying Agent and Transfer Agent and Registrar shall, to the extent permitted by law, court, regulator or legal process, give the Company, Holdings and the Subsidiary Guarantors prompt written notice of such request so that the Company, Holdings and the Subsidiary Guarantors may seek a protective order or other remedy protecting such confidential information from disclosure.

The Company hereby irrevocably waives, in favor of the Principal Paying Agent and Transfer Agent and Registrar, any conflict of interest which may arise by virtue of the Principal Paying Agent and Transfer Agent and Registrar acting in various capacities under this Indenture and this letter or for other customers of the Principal Paying Agent and Transfer Agent and Registrar. The Company acknowledges that the Principal Paying Agent and Transfer Agent and Registrar and its affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Company may regard as conflicting with its interests and may possess information (whether or not material to the Company) other than as a result of the Principal Paying Agent and Transfer Agent and Registrar acting as Principal Paying Agent and Transfer Agent and Registrar hereunder, that the Principal Paying Agent and Transfer Agent and Registrar may not be entitled to share with the Company. The Principal Paying Agent and Transfer Agent and Registrar will not disclose confidential information obtained from the Company (without its consent) to any of the Principal Paying Agent and Transfer Agent and Registrar’s other customers nor will it use on the Company’s behalf any confidential information obtained from any other customer. Without prejudice to the foregoing, the Company agrees that the Principal Paying Agent and Transfer Agent and Registrar Parties may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of the Indenture and this letter.

The Principal Paying Agent and Transfer Agent or Registrar may act through its attorneys, delegates and agents and will not be responsible for the misconduct or negligence of any attorney, delegate or agent appointed with due care by it hereunder or for supervising the act or proceedings of such attorney, delegate or agent.

In no event shall the Principal Paying Agent and Transfer Agent and Registrar be responsible or liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, without limitation, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, rebellion, embargo, civil commotion or the like which restrict or prohibit the performance of the obligations hereunder, and other causes beyond its control whether or not of the same class or kind as specifically named above.

The Principal Paying Agent and Transfer Agent or Registrar is not obliged to do or omit to do anything which in its reasonable opinion, would or may be illegal or would constitute a breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Principal Paying Agent and Transfer Agent or Registrar is subject.

The Principal Paying Agent and Transfer Agent and Registrar shall, on demand by the Trustee by notice in writing given to them and the Company at any time after an Event of Default has occurred, until notified by the Trustee to contrary, to the extent permitted by applicable law, deliver all monies, documents and records held by them in respect of the Notes to the Trustee or as the Trustees shall direct in such notice or subsequently, provided that this paragraph shall not apply to any documents or records which the Agent is obliged not to release by any law or regulation to which it is subject.

The Principal Paying Agent and Transfer Agent and Registrar shall, on demand by the Trustee by notice in writing given to them and the Company at any time after the Event of Default or Default has occurred, until notified by the Trustee to the contrary, as far as permitted by applicable law:

(i) act thereafter as agents of the Trustee under the Indenture and the Notes mutatis mutandis on the terms provided in this letter (save for necessary consequential amendments and the Trustee’s liability under any provision hereof for the indemnification, remuneration and all other expenses of the Principal Paying Agent and Transfer Agent and Registrar shall be limited to the amounts for the time being held by the Trustee in respect of the Notes on the trusts of the Indenture and after application of such sums in accordance with Section 6.13 of the Indenture in satisfaction of payment of sums, other than referred to in this paragraph (i) and thereafter hold all Certificates and moneys, documents and records held by them in respect of the Notes to the order of the Trustee and/or

(ii) deliver up all Certificates and all monies, documents and records held by them in respect of the Notes to the Trustee or as the Trustee shall direct in such notice or subsequently, provided that this paragraph (ii) shall not apply to any documents or records which the Principal Paying Agent and Transfer Agent and Registrar or the relevant agent is obliged not to release by any law or regulation to which it is subject.

The Indenture, the Notes and this letter, together with the fee proposal between [•] and the Company, contain the whole agreement between the parties relating to the subject matter of the Indenture and this letter and supersede any previous written or oral agreement between the parties in relation to the matters dealt with in the Indenture and this letter.

The obligations hereunder of the Principal Paying Agent and Transfer Agent and Registrar with respect to its duties as paying agent, transfer agent and registrar shall be several, not joint.

Any notice or communication to the Principal Paying and Transfer Agent and Registrar will be deemed given when sent by facsimile transmission, with transmission confirmed. Any notice to the Principal Paying and Transfer Agent and Registrar will be effective only upon receipt. The notice or communication should be addressed to the Principal Paying and Transfer Agent and Registrar at:

Principal Paying Agent and Transfer Agent

[•]

With a copy to

[•]

Registrar

[•]

Any notice to the Company or the Trustee shall be given as set forth in the Indenture.

Any corporation into which the Principal Paying Agent and Transfer Agent and Registrar may be merged or converted or any corporation with which the Principal Paying Agent and Transfer Agent and Registrar may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Principal Paying Agent and Registrar shall be a party or any corporation succeeding to the business of the Principal Paying Agent and Transfer Agent and Registrar shall be the successor to such Principal Paying Agent and Transfer Agent and Registrar hereunder (provided that such corporation shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto.

Any amendment, supplement or waiver under Sections 9.01 and 9.02 of the Indenture that adversely affects the Principal Paying Agent and Transfer Agent and Registrar shall not affect the rights, powers, obligations, duties or immunities of the Principal Paying Agent and Transfer Agent and Registrar, unless the Principal Paying Agent and Transfer Agent and Registrar has consented thereto.

In the event of any inconsistency between the terms of the Indenture and the terms of this letter in respect of the Company, Holdings and the Subsidiary Guarantors’ obligations under the Indenture, the terms of the Indenture shall prevail.

The Company, Holdings and the Subsidiary Guarantors agree that the provisions of Sections 13.06 and 13.14 of the Indenture shall apply hereto, mutatis mutandis.

This letter may be executed in counterparts, each of which shall be an original which together shall constitute one and same instrument.

The agreement set forth in this letter shall be construed in accordance with and governed by the laws of the State of New York.

Global A&T Electronics Ltd.

By:
Name:
Title: Authorized Signatory

By:
Name:
Title: Authorized Signatory

UTAC Holdings Ltd. (as Guarantor)

By:
Name:
Title:	Authorized Signatory

By:
Name:
Title:	Authorized Signatory

[Subsidiary Guarantors] (as Subsidiary Guarantor)

Agreed and accepted:
[•], As Principal Paying Agent and Transfer Agent

By:
Name: Title:
[•], As Registrar

By:
Name: Title:

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of , among [NEW GUARANTOR] (the “New Guarantor”), a subsidiary of UTAC HOLDINGS LTD. (or its successor), an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Issuer”) and WILMINGTON SAVINGS FUND SOCIETY, FSB (or its successor), as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of January 3, 2018, providing for the issuance of the Issuer’s 8.50% Senior Secured Notes due 2023 (collectively, the “Notes”);

WHEREAS Section 4.21 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth in the Indenture; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

(2) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(3) Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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(4) Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR],

by
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

by
Name:
Title:

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EXHIBIT D

FORM OF CERTIFICATE OF TRANSFER

Global A&T Electronics Ltd.

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Fax: +1 345 949 8080

UTAC Holdings Ltd.

Attention: Michael E. Foreman

22 Ang Mo Kio Industrial Park 2,

Singapore 569506

Direct: +(65) 6714 2238

Michael_Foreman@utacgroup.com

Wilmington Savings Fund Society, FSB

500 Delaware Avenue, 11th Floor

Wilmington, DE, 19801

Attention: GATE Indenture 8.50% Senior Secured Notes

Re: 8.50% SENIOR SECURED NOTES DUE 2023

Reference is hereby made to the Indenture dated as of January 3, 2018 (the “Indenture”) among Global A&T Electronics Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), UTAC Holdings Ltd. (“Holdings”), the Subsidiary Guarantors listed on the signature pages hereto, and Wilmington Savings Fund Society, FSB, as Trustee. Terms used herein are used as defined in the Indenture.

, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s], in the principal amount of $                in such Note[s] or interests (the “Transfer”), to                (the “Transferee”). In connection with the Transfer, the Transferor hereby certifies that:

[CHECK APPLICABLE BOX]

1. ☐ Check if Transfer is being made pursuant to Rule 144A under the Securities Act. The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Certificated Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Certificated Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will be subject to the restrictions on Transfer enumerated in the Restricted Securities Legend printed on the Restricted Certificated Note and/or Restricted Global Notes and in the Indenture and the Securities Act.

2. ☐ Check if Transfer is being made pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 (“Rule 903”) or Rule 904 (“Rule 904”) of Regulation S (“Regulation S”) under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will be subject to the restrictions on Transfer enumerated in the Restricted Securities Legend printed on the Restricted Certificated Note and/or Restricted Global Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transfer is being made pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to the Restricted Security and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)	☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act;

or

(b)	☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)

☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to the Restricted Security and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit H to the Indenture and (2) an opinion of counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such

Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will be subject to the restrictions on transfer enumerated in the Restricted Securities Legend printed on the Restricted Certificated Note and/or Restricted Global Note and in the Indenture and the Securities Act. For purposes of this provision, the term “Institutional Accredited Investor” shall mean an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:

Name:
Title:

Dated:

EXHIBIT E

FORM OF CERTIFICATE OF EXCHANGE

Global A&T Electronics Ltd.

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Fax: +1 345 949 8080

UTAC Holdings Ltd.

Attention: Michael E. Foreman

22 Ang Mo Kio Industrial Park 2,

Singapore 569506

Direct: +(65) 6714 2238

Michael_Foreman@utacgroup.com

Wilmington Savings Fund Society, FSB

500 Delaware Avenue, 11th Floor

Wilmington, DE, 19801

Attention: GATE Indenture 8.50% Senior Secured Notes

Re: 8.50% SENIOR SECURED NOTES DUE 2023

Reference is hereby made to the Indenture dated as of January 3, 2018 (the “Indenture”) among Global A&T Electronics Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), UTAC Holdings Ltd. (“Holdings”), the Subsidiary Guarantors listed on the signature pages hereto, and Wilmington Savings Fund Society, FSB, as Trustee. Terms used herein are used as defined in the Indenture.

                    (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                 in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

EXCHANGE OF RESTRICTED CERTIFICATED NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED CERTIFICATED NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES.

(a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED CERTIFICATED NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for

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a Restricted Certificated Note with an equal principal amount, the Owner hereby certifies that the Restricted Certificated Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Certificated Note issued will continue to be subject to the restrictions on transfer enumerated in the Restricted Securities Legend printed on the Restricted Certificated Note and in the Indenture and the Securities Act.

(b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED CERTIFICATED NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Certificated Note for a beneficial interest in a Restricted Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Restricted Securities Legend printed on the Restricted Global Note and in the Indenture and the Securities Act.

[Insert Name of Transferor]

By:

Name:
Title:

Dated:

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Schedule 1.01A

Agreed Security Principles

1. AGREED SECURITY PRINCIPLES

1.1 Notwithstanding anything to the contrary set forth in this Indenture, the Security Documents or any Intercreditor Agreement, any guarantee or security to be provided by Holdings, the Issuer, any Subsidiary Guarantor or any Material Subsidiary in accordance with the terms of the Indenture post-Issue Date (but excluding the guarantees and security set forth in Schedules 12.02A and 12.02B) will be given in accordance with these agreed security principles (the “Agreed Security Principles”). This Annex addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken post-Issue Date in relation to this transaction.

1.2 The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from the Restricted Subsidiaries in jurisdictions in which it has been agreed that guarantees and security will be granted. In particular (and in each case, as reasonably determined by the Issuer acting in good faith and taking into account its obligations to comply to the fullest extent with the requirement to create and perfect security interests in favour of the Holders and the Trustee in accordance with this Indenture, and on the understanding that it shall bear the burden of demonstrating its compliance with this standard):

1.2.1 general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, tax restrictions, retention of title claims and similar principles may prevent or limit the Restricted Subsidiary from providing a guarantee or security or may require that the guarantee or security be limited in amount or otherwise;

1.2.2 a key factor in determining whether or not a guarantee or security shall be taken is the applicable cost of providing a guarantee or granting security (including adverse effects on interest deductibility, taxes and stamp duty, notarization and registration fees) which shall not be disproportionate to the benefit to the Holders of Notes of obtaining such guarantee or security; provided, that the extent to which the Holders of Notes may already be fully or over-secured shall not be taken into account when measuring the benefit to the Holders of Notes of obtaining any additional guarantee or security;

1.2.3 the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;

1.2.4 where there is material additional cost involved in creating security over all assets owned by Holdings, the Issuer or the relevant Subsidiary Guarantor in a particular category (e.g. real estate) the principle stated at paragraph 1.2.2 above shall apply and, subject to these Agreed Security Principles, only the material assets in that category (e.g. material real estate) shall be subject to security;

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1.2.5 notwithstanding anything herein or in the Indenture, the Security Documents or any Intercreditor Agreement to the contrary, none of Holdings, the Issuer, any Subsidiary Guarantor or any other Restricted Subsidiary shall be required to provide a guarantee or grant a security interest to the extent such grant of security interest or guarantee would be impracticable, impossible or ineffective or would give rise to or result in any violation of applicable law or any personal liability for any officers, directors or shareholders of such Person that cannot be avoided through reasonable actions by the applicable parties;

1.2.6 any assets subject to third party arrangements which may prevent those assets from being charged will be excluded from any relevant security document provided that commercially reasonable endeavours to obtain consent to charging any such assets shall be used by Holdings, the Issuer or the relevant Subsidiary Guarantor, as applicable, if the Issuer (in good faith) determines the relevant asset to be material;

1.2.7 None of Holdings, the Issuer or the relevant Subsidiary Guarantor will be required to give guarantees or enter into security documents if it is not within the legal capacity of Holdings, the Issuer or the applicable Subsidiary Guarantor if the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or would result in (or in a risk of) personal or criminal liability on the part of any officer, provided that Holdings, the Issuer, or the applicable Subsidiary Guarantor shall use commercially reasonable endeavours to overcome any such obstacle;

1.2.8 the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of Holdings, the Issuer or the applicable Restricted Subsidiary to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture, or would have any material adverse tax implications for Holdings, the Issuer or any of its Restricted Subsidiaries (as determined by the Issuer (in its good faith); and

1.2.9 for the avoidance of doubt, (i) no guarantee shall be required to be granted by a Restricted Subsidiary that is not a Material Subsidiary and (ii) no security interest shall be required to be granted or perfected over (x) real property with a fair market value of $1,000,000 or less, individually, (y) any deposit accounts or securities accounts (a) that are solely payroll accounts, escrow accounts, trust accounts, zero balance accounts, or other employee wage or benefit-related accounts or (b) having individually an average daily balance of less than $250,000 at any time and in the aggregate an average daily balance of less than $1,000,000, or (z) any assets over which a perfected security interest would require the execution and delivery of documentation governed by the laws of, or the filing with or approval of any governmental agency located in, the People’s Republic of China.

2. TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any post-Issue Date security taken as part of this transaction:

2.1 security will not be enforceable until an Event of Default has occurred and is continuing and the Notes have been accelerated pursuant to and in accordance with Section 6.02 of the Indenture (collectively, an “Acceleration Event”);

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2.2 notification of pledges over bank accounts will be given to the bank holding the account provided that this is not inconsistent with Holdings, the Issuer or the relevant Restricted Subsidiary retaining the ability to use freely the balance of the account until such time as an Acceleration Event has occurred and is continuing;

2.3 notification of receivables security to debtors will only be given if an Acceleration Event has occurred and is continuing;

2.4 notification of turnover of proceeds of insurance policies will not be served on any insurer of Holdings, the Issuer or the relevant Restricted Subsidiary’s assets until such time as an Acceleration Event has occurred and is continuing;

2.5 the security documents shall only operate to create security and shall not impose any new commercial obligations, other than any commercial obligations set forth in this Indenture. Accordingly, no security document shall contain any additional representations or undertakings (such as, but not limited to, representations or undertakings in respect of title, insurance, information, inspections, notices, reporting or the payment of costs) unless these are required for the creation or perfection of the security and are no more onerous than any equivalent representation or undertaking in the Indenture;

2.6 in respect of the share charges, in each case until an Acceleration Event has occurred and is continuing, the chargors shall be permitted to retain and to exercise voting rights to any shares charged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and be continuing and the chargors should be permitted to pay dividends upstream on charged shares to the extent permitted under the Indenture; and

2.7 the Security Agent shall only be able to exercise any power of attorney granted to it under the security documents following the occurrence and continuation of an Acceleration Event or failure to comply with a further assurance or perfection obligation. Words and expressions defined in the Indenture shall (unless otherwise defined herein) have the same meanings when used herein.

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Schedule 12.02A

Security Interest and Guarantees and related Conditions Precedent (Issue Date)

Part 1 – General Requirements:

On the Issue Date, the Trustee shall have received the following, each of which shall be originals or facsimiles (followed promptly by originals) and (where relevant) certified by a Responsible Officer of the signing Restricted Subsidiary:

(a)	each Security Document set forth in Part 2 below, in each case providing for a first priority security interest, duly executed by the Issuer, each Subsidiary Guarantor or Holdings, as applicable, thereto, together with (to the extent permitted by law) evidence that all other actions, recordings and filings that are required pursuant to such Security Documents have been or shall be taken, completed or otherwise provided for;

(b)	each legal opinion set forth in Part 3 below; and an officer’s certificate from a director of USG-1 confirming that USG-1 is entitled to commence business and exercise its borrowing powers (and has received a certificate issued by the Singapore Companies Registrar to that effect) in accordance with section 61(7) of the Singapore Companies Act;

(c)	evidence of the discharge of existing loans or indebtedness and security granted by certain Subsidiary Guarantors to secure the obligations under (i) that certain Indenture, dated as of February 7, 2013, among the Issuer, the Subsidiary Guarantors, and the Citicorp International Limited, as trustee, as supplemented by: (i) the First Supplemental Indenture, dated July 10, 2013, among the Issuer, the New Guarantors identified therein and Citicorp International Limited, as trustee; (ii) the Second Supplemental Indenture, dated September 30, 2013 among the Issuer, the Subsidiary Guarantors party thereto and Citicorp International Limited, as trustee; and (iii) the Third Supplemental Indenture, dated May 8, 2015, among the Issuer, the New Guarantors identified therein and Citicorp International Limited, as trustee (in each case as amended, supplemented and modified to date) and (ii) that certain USD 108,000,000 guarantee facility agreement dated June 2, 2014 by and among Sumitomo Mitsui Banking Corporation, UTAC Manufacturing Services PTE Ltd. and the other chargors party thereto, including but not limited to executed (1) deeds of global release and (2) release forms to the extent necessary to effect the release of security in each relevant jurisdiction in favour of existing lenders;

(d)	evidence that the following entities have been disposed of or dissolved, or that steps have been initiated with the intention that they will be dissolved within 180 days of the Issue Date (or such later date as may be reasonably practicable, subject to any local law requirements, actions, recordings or filings):

1. Nepes;

2. UTAC Europe;

3. UTAC (Shanghai);

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4. UCD Cayman;

5. UTAC Chengdu;

6. Timmerson;

7. UGS Asia Sales Pte, Ltd.;

8. UGS Europe Sales S.r.l.;

9. UGS UK Sales Ltd;

10. UGS Europe, LLC.

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Part 2: Security Documents (Issue Date):

A. Singapore law:

1.	First Priority Share Charge between Holdings and the Security Agent over the shares of UMS Holdings.

2.	First Priority Security Deed between Holdings and the Security Agent.

3.	First Priority Share Charge between the Issuer and the Security Agent over the shares of USG.

4.	First Priority Share Charge between the Issuer and the Security Agent over the shares of UHQ.

5.	First Priority Security Deed between the Issuer and the Security Agent.

6.	First Priority Security Deed between USG and the Security Agent.

7.	First Priority Security Deed between UHQ and the Security Agent.

8.	First Priority Security Deed between UTC and the Security Agent.

9.	First Priority Security Deed between UTAC Cayman and the Security Agent.

10.	First Priority Share Charge between UTH and the Security Agent over the shares of USG.

11.	First Priority Share Charge between UMS Holdings and the Security Agent over the shares of UMS.

12.	First Priority Security Deed between UMS Holdings and the Security Agent.

13.	First Priority Security Deed between UMS and the Security Agent.

14.	First Priority Security Deed between USG 2 and the Security Agent.

15.	First Priority Share Charge between UMS HK and the Security Agent over the shares of USG 2.

16.	First Priority Security Deed between UMS HK and the Security Agent.

17.	First Priority Mortgage of Land granted by USG 1 over real estate at 5 Serangoon North Avenue 5 Singapore 554916 (provided that, while USG 1 shall have executed this mortgage and obtained the relevant JTC consent by the Issue Date, it is anticipated that this mortgage will only be dated and lodged with the Singapore Land Authority after JTC provides the requisite confirmation that there is no breach of the terms of the lease over this real estate, which the Issuer, Holdings and the Subsidiary Guarantors shall ensure occurs by no later than 30 days after the Issue Date; and provided further that upon the date of such lodgement the Issuer, Holdings and the Subsidiary Guarantors shall ensure that Rajah & Tann Singapore LLP, Singapore counsel to the Issuer and Subsidiary Guarantors, issue a legal opinion in respect of such mortgage).

18.	First Priority Mortgage of Land granted by USG 2 over real estate at 22 Ang Mo Kio Industrial Park 2 Singapore 569506 (provided that, while USG 2 shall have executed this mortgage and obtained the relevant JTC consent by the Issue Date, it is anticipated that this mortgage will only be dated and lodged with the Singapore Land Authority after JTC provides the requisite confirmation that there is no breach of the terms of the lease over this real estate, which the Issuer, Holdings and the Subsidiary Guarantors shall ensure occurs by no later than 30 days after the Issue Date; and provided further that upon the date of such lodgement the Issuer, Holdings and the Subsidiary Guarantors shall ensure that Rajah & Tann Singapore LLP, Singapore counsel to the Issuer and Subsidiary Guarantors, issue a legal opinion in respect of such mortgage).

B. Cayman law:

1.	First Priority Share Charge between Holdings and the Security Agent over the shares of the Issuer.

2.	First Priority Share Charge between USG -1 and the Security Agent over the shares of UTAC Group Sales.

3.	First Priority Share Charge between UHK and the Security Agent over the shares of UTAC Cayman.

4.	First Priority Share Charge between UHK and the Security Agent over the shares of UTAC Group Sales.

5.	First Priority Security Deed between UTAC Group Sales and the Security Agent.

C. Hong Kong law:

1.	First Priority Share Charge between the Issuer and the Security Agent over the shares of UHK.

2.	First Priority Security Deed between UHK and the Security Agent.

3.	First Priority Share Charge between UMS and the Security Agent over the shares of UMS HK.

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Part 3: Legal Opinions (Issue Date):

Opinions of Counsel with respect to the applicable Security Documents from:

(i)	Rajah & Tann Singapore LLP, Singapore counsel to the Issuer and Subsidiary Guarantors,

(ii)	Harneys, Cayman Islands counsel to the Issuer and Subsidiary Guarantors,

(iii)	Kirkland & Ellis, Hong Kong counsel to the Issuer and Subsidiary Guarantors, and

(iv)	Chen & Lin, Taiwan counsel to the Issuer and Subsidiary Guarantors.

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Schedule 12.02B

Security Interests and Guarantees (Post-Issue Date)

(a)	Dissolution:

(i)	Global A&T Holdings: The Trustee shall have received evidence that Global A&T Holdings has been dissolved and/or is no longer a shareholder of Holdings, or that steps have been initiated with the intention that it will be dissolved and/or cease to be a shareholder of Holdings within 90 days following the Issue Date (or such later date as may be reasonably practicable, subject to any local law requirements, actions, recordings or filings).

(ii)	Finco: The Issuer, Holdings and the Subsidiary Guarantors shall use their commercially reasonable efforts for 90 days following the Issue Date to dissolve Finco and to the extent Finco is dissolved, to provide an Officer’s Certificate and a Certificate of Dissolution, filed in accordance with Section 275 of the General Corporation Law of the State of Delaware, as evidence of it having been dissolved.

(b)	Malaysia: The Issuer, Holdings and the Subsidiary Guarantors shall use their commercially reasonable efforts to take the following actions within 120 days of the Issue Date:

(i)	UMA shall obtain the requisite approval from the Central Bank of Malaysia;

(ii)	UMA shall execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C pursuant to which UMA will Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture; and

(iii)	the Trustee shall have received an Opinion(s) of Counsel from Malaysian counsel to the Issuer and Subsidiary Guarantors, providing customary confirmations with respect to the corporate power, capacity and due authorisation of UMA to enter into the supplemental indenture described in the foregoing clause (b)(ii).

(c)	Thailand: The Issuer, Holdings and the Subsidiary Guarantors shall use their reasonable best efforts to take the following actions as soon as possible, and (x) in the case of paragraphs (c)(i), (c)(ii), (c)(iv)(B), (c)(v)(A) (only with respect to the Security Document referred to in paragraph (c)(iv)(B) below) and (c)(v)(B) below only, shall cause the following actions described in this subclause (x) to occur within 270 days of the Issue Date, (y) in the case of the Security Document referred to in paragraph (c)(iv)(A) and the related Opinions of Counsel referred to in paragraphs (c)(v)(A) (only with respect to the Security Document referred to in paragraph (c)(iv)(A)) and (c)(vi) below, shall cause the following actions described in this subclause (y) to occur within 60 days of the Issue Date, and (z) in the case of paragraph (c)(iii) below only, shall use commercially reasonable efforts to cause the following actions described in this subclause (z) to occur within 270 days of the Issue Date:

(i)	UTH and UTL shall discharge their existing FBA Licenses with respect to the provision of security and obtain the appropriate new FBA Licenses so as to enable them to provide the NY law guarantees referred to in paragraph (c)(ii) below and the security under the Security Documents referred to in paragraph (c)(iv) below;

(ii)	The Trustee shall have received New York law governed guarantee(s) (in a format complying with certain Thai law requirements so as to be suitable for enforcement in Thailand, and giving effect to any changes required due to local law requirements and considerations) duly executed by UTH and UTL in favor of the Trustee;

(iii)	The existing mortgages and security interests over UTL’s land and machinery which formerly secured the indebtedness pursuant to those certain Credit Agreements dated as of October 31, 2007 by and among the Issuer, Global A&T Finco Ltd., and the other borrowers and guarantors party thereto, JPMorgan Chase Bank N.A., as administrative agent, syndication agent, collateral agent and documentation agent, and the lenders party respectively thereto shall be released;

(iv)	the Trustee shall have received the following Security Documents

(A)	First Priority Share Charge between UHK and the Security Agent over the shares of UTH, in substantially the same form as the First Priority share charge delivered pursuant to Schedule 12.02A (giving effect to any changes required due to local law requirements and considerations),

(B)	First Priority Share Charge between UTH and the Security Agent over the shares of UTL, in substantially the same form as the First Priority share charge delivered pursuant to Schedule 12.02A (giving effect to any changes required due to local law requirements and considerations),

(v)	the Trustee shall have received an Opinion(s) of Counsel from Thai counsel to the Issuer and Subsidiary Guarantors, providing customary confirmations with respect to:

(A) each of the Security Documents described in the foregoing clause (c)(iv) being valid, binding and enforceable, effective in creating a first priority security interest over the assets expressed to be charged under it, not conflicting with law, and other related matters; and

(B) the corporate power, capacity and due authorisation of UTH to enter into (i) those Security Documents described in the foregoing clause (c)(iv)(B) to which it is a party and (ii) the guarantees described in the foregoing clause (c)(ii);

(vi)	the Trustee shall have received an Opinion(s) of Hong Kong counsel to the Issuer and Subsidiary Guarantors, providing customary confirmations with respect to the corporate power, capacity and due authorisation of UHK to enter into the Security Document described in the foregoing clause (c)(iv)(A) to which it is a party.

Notwithstanding the foregoing, in the event that UTH and UTL are unable to obtain the FBA Licenses contemplated by clause (c)(i) above within 270 days of the Issue Date, (x) the requirement for UTH and UTL to obtain the FBA Licenses contemplated by clause (c)(i) above shall automatically be extended until the latest date on which each of UTH and UTL has actually obtained such FBA Licenses from the Ministry of Commerce of the Kingdom of Thailand and upon such receipt, the requirement in clause (c)(i) above shall be satisfied and (y) the requirement to take the actions described in clauses (c)(ii), (c)(iv)(B) and (c)(v) (only with respect to the guarantee referred to in paragraph (c)(ii) and the Security Document referred to in paragraph (c)(iv)(B)) above shall automatically be extended until the date that is 60 days following the latest date on which each of UTH and UTL has actually obtained the FBA Licenses contemplated by clause (c)(i) above, and provided always that UTH and UTL shall at all times use their reasonable best efforts to obtain such FBA Licenses as soon as practicable.

(d)	Indonesia: The Issuer, Holdings and the Subsidiary Guarantors shall use their commercially reasonable efforts to take the following actions as soon as possible, and in any event within 75 days of the Issue Date:

(i)	The Trustee shall have received the following Security Documents:

(A) First Priority Pledge of Shares between UMS HK and the Security Agent over the shares of UID;

(B) First Priority Mortgage of Land granted by UID;

(C) Deed of Fiducia over Inventory between UID and the Security Agent;

(D) Deed of Fiducia over Receivables between UID and the Security Agent;

(E) Deed of Fiducia over Machineries and Equipment between UID and the Security Agent;

(F) Pledge of Bank Accounts between UID and the Security Agent;

(G) Irrevocable POA to Manage Bank Accounts granted by UID;

(H) Deed of Irrevocable Power of Attorney to Sell Shares between UMS HK and the Security Agent over the shares of UID; and

(I) Deed of Irrevocable Power of Attorney to Vote Shares between UMS HK and the Security Agent over the shares of UID;

(ii)	the Trustee shall have received (for the purposes of compliance with Law of the Republic of Indonesia No. 24 of 2009 on National Flag, Language, Emblem and Anthem (Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan), an executed Indonesian language version of this Indenture;

(iii)	the Trustee shall have received an Opinion(s) of Indonesian counsel to the Issuer and Subsidiary Guarantors providing customary confirmations with respect to each of the Security Documents described in the foregoing clause (d)(i) being valid, binding and enforceable, effective in creating a first priority security interest over the assets expressed to be charged under it, and no conflicts with Indonesian laws; and with respect to the corporate power, capacity and due authorisation of UID to enter into those Security Documents described in the foregoing clause (d)(i) to which it is a party; and

(iv)	the Trustee shall have received an Opinion(s) of Counsel from Hong Kong counsel to the Issuer and Subsidiary Guarantors, providing customary confirmations with respect to the corporate power, capacity and due authorisation of UMS HK to enter into those Security Documents described in the foregoing clause (d)(i) to which it is a party.

in each case, with respect to the Security Documents described in the foregoing clauses (c)(iv) and (d)(i), providing for a first priority security interest, duly executed by each Subsidiary Guarantor or Restricted Subsidiary, as applicable, thereto; and, together with an Officer’s Certificate certifying that all other actions, and to the extent available, attaching evidence that all other recordings and filings, in each case, that are required pursuant to such Security Documents (to the extent permitted by law) have been or shall be taken, completed or otherwise provided for.

Notwithstanding anything herein or in the Indenture, the Security Documents or any Intercreditor Agreement to the contrary, none of Holdings, the Issuer, any Subsidiary Guarantor or any other Restricted Subsidiary shall be required to provide a guarantee or grant a security interest to the extent such grant of security interest or guarantee would be impracticable, impossible or ineffective or would give rise to or result in any violation of applicable law or any personal liability for any officers, directors or shareholders of such Person that cannot be avoided through reasonable actions by Holdings, the Issuer, any Subsidiary Guarantor or any other Restricted Subsidiary, as applicable, to such applicable Security Documents.

Exhibit X

Form of ABL Intercreditor Agreement

[Provided under separate cover.]

Exhibit Y

Form of First Lien/Second Lien Intercreditor Agreement

[Provided under separate cover.]